Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is dated as of December 17, 2021 (the “Effective Date”) between each entity identified as a Seller on Schedule A attached to this Agreement (each a “Selling Entity” and jointly and severally, “Seller”) and each of American Finance Operating Partnership, L.P., a Delaware limited partnership (“AFIN Buyer”), and, solely with respect to the acquisition of (i) the Site known as “Shoppes at Straud”, ARG SSSTRPA001, LLC, (ii) the Site known as “Shippensburg Marketplace”, ARG SMSHPPA001, LLC and (iii) the Site known as “Carlisle Crossing”, ARG CCCARPA001, LLC, each a Delaware limited liability company, as buyer (individually or collectively, as the context may require, “Buyer”), and, solely for purposes of Section 1.2(d) and Article 4 hereof, American Finance Trust, Inc. (“AFIN”).

RECITALS

Buyer desires to purchase the Property from Seller and Seller desires to sell the Property to Buyer, all as more particularly set forth in this Agreement. As the context may indicate, references in this Agreement to “Seller” may refer only to the appropriate Selling Entity for a Site. Schedule A attached to this Agreement identifies, for each Site, the Selling Entity, the street address(es), the Allocated Purchase Price, and certain other information relating to such Site. Capitalized terms not defined elsewhere are used with the meaning given in the “Definitions” section below.
AGREEMENT

In consideration of the payments and mutual covenants and undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer (each a “Party” and collectively the “Parties”) agree as follows:
SUMMARY OF TERMS

Certain key terms of this Agreement are summarized below, but remain subject to the applicable detailed provisions set forth elsewhere in this Agreement.

Property:    Seller’s interest in each Site listed on Schedule A. Purchase Price:    $1,318,890,241.00
Deposit:    $40,000,000.00 Transaction Fee:    $25,000.00
Diligence Period:    The period ending at 5:00 p.m. (MST) on the Effective Date.

Closing Date:    January 17, 2022, subject to the terms of the Agreement, including satisfaction or waiver of all conditions precedent.

Escrow Agent:    First American Title Insurance Company

National Commercial Services
2425 E. Camelback Road, Suite 300
Phoenix, AZ 85016

Attention: Sarah Buvala Phone: (602) 567-8147
Email: sbuvala@firstam.com

Notices Addresses for the Parties:

If to Buyer:    American Finance Operating Partnership, L.P.
650 Fifth Ave., 30th Floor New York, NY 10019 Michael Anderson Phone: (212) 415-6500
Email: MAnderson@ar-global.com

with a copy to:    Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas New York, New York 10019 Attn: Peter E. Fisch
Phone: (212) 373-3424
Email: pfisch@paulweiss.com

and to:    Proskauer Rose LLP
70 W. Madison Street, Suite 3800
Chicago, Illinois 60602-4342 Attn: Michael J. Choate Phone: (312) 962-3567
Email: mchoate@proskauer.com

If to Seller:    CIM Group
2398 E. Camelback Road, 4th Floor Phoenix, AZ 85016
Attn: Christopher Sloat and General Counsel Phone: (602) 778-8700
Email: csloat@cimgroup.com
Email: GeneralCounsel@cimgroup.com

with a copy to:    Buchalter, P.C.
16435 N. Scottsdale Road, Suite 440
Scottsdale, AZ 85254 Attn: Kevin T. Lytle, Esq. Phone: (480) 383-1809
Email: klytle@buchalter.com

Notice Provisions:    See Section 7.1.

Seller’s Broker:    CBRE (Darcy Stacom, Christopher J. Decouflé, Kevin Hurley and Christian Williams)

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DEFINITIONS

In addition to any other terms defined elsewhere in this Agreement, the following terms, when used in this Agreement with a capital letter, have the meanings set forth below:

“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

“Allocated Purchase Price” means, for each Site, that portion of the total Purchase Price that has been allocated by the Parties to such Site, as set forth on Schedule A to this Agreement, subject to adjustment as expressly set forth in this Agreement.

“Broker Listing Agreement” means a written agreement entered into between a Selling Entity (or an Affiliate on behalf of such Selling Entity) and a real estate broker providing for such broker to perform sale or leasing activities with respect to the Site(s) specified therein, and specifically excluding any such broker agreement related to the sale contemplated by this Agreement.

“Business Day” means any day other than a Saturday, a Sunday, or a federal holiday recognized by the Federal Reserve Bank of New York.

“Buyer Party” means Buyer, its Affiliates, any Permitted Assignee that takes an assignment of all or a portion of Buyer’s interest in this Agreement, any Lender first providing new financing to the Property or any portion thereof in connection with this acquisition (but excluding existing Lenders), and any of their respective officers, employees, partners, members, agents, attorneys, consultants, contractors, advisors, and other representatives advising in connection with the transactions contemplated by this Agreement, and their respective heirs, successors, personal representatives, and assigns, each being a “Buyer Party” and collectively being the “Buyer Parties.”

“Cap Rate: means a cash capitalization rate equal to 7.19%, which number is the cash capitalization rate based upon the in-place net operating income for calendar year 2022 applicable to the Property.

“CC&R Documents” means, collectively, any reciprocal easement agreements, access easements, declarations of covenants, condominium declarations and other similar documents, including any related by-laws, affecting any Site.

“Claim Notice” means a written notice delivered by one Party to the other Party setting forth a reasonably detailed description of the specific Claims being asserted, including without limitation detailed statements of (a) the amount of loss or damage being asserted, and (b) the rationale for or explanation of why the Claims are alleged to be the responsibility of the Party against whom the Claims are being asserted.

“Claims” means any suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses, or costs, including without limitation attorneys’ and experts’ fees and costs and investigation, remediation costs, losses due to impairment or diminished value, or any other damages, losses or costs of any type or kind.

“Closing” means the consummation of the purchase and sale of one or more Sites as contemplated by this Agreement, and the term will generally be applicable to such consummation with respect to only the Sites directly involved therein unless the context of usage reasonably indicates a contrary intention.

“Closing Date” means the date on which an applicable Closing occurs, as set forth or described as such in the Summary of Terms for the Initial Closing, as such date may later be changed as expressly provided in this Agreement. Notwithstanding the foregoing, each of Seller and Buyer shall have the right to adjourn any Closing by up to ten (10) Business Days upon notice to the other Party.

“Closing Year” means the calendar year in which an applicable Closing occurs. “Closing Documents” means the documents, instruments (including, without limitation, any deeds or assignments), and other agreements executed and delivered by a Party at or in connection with the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of any succeeding law.

“Confidential Information” means all information that is confidential, proprietary, or otherwise not generally available to the public and that is either (a) furnished by or on behalf of Seller to Buyer or any Buyer Parties, or (b) is developed, discovered, determined, or otherwise made known to or by Buyer or any Buyer Parties through, as a result of, or in connection with Buyer’s due diligence investigations of and regarding the Property or any part thereof; and includes the contents and provisions of this Agreement (including without limitation the amount of consideration being paid by Buyer for the Property) but does not include material or information that (a) was or becomes otherwise known or available to Buyer, free of any other confidentiality obligations known to Buyer after reasonable inquiry, outside of this Agreement,
(b)is or becomes publicly available other than as a result of acts by Buyer or any Buyer Parties,
(c)was known or in the possession of Buyer or any Buyer Parties prior to its receipt from Seller or (d) was independently developed by Buyer or any Buyer Parties without reliance on the Confidential Information. Confidential Information provided to a Lender which is currently a lender to Seller with respect to one or more Sites shall not be deemed to be Confidential Information and instead shall be governed by the terms of the applicable loan documents.

“Contracts” means all Work Contracts, service contracts, maintenance contracts, site equipment leases, and like contracts and agreements entered into by Seller relating to the day- to-day operation of the Real Property (including any amendments thereto), but as used in this Agreement the term “Contracts” excludes the Leases, any Broker Listing Agreements, Property Management Agreements, and Related Agreements.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through ownership, voting control, by contract or otherwise.

“Delayed Closing Site” has the meaning set forth in Section 5.1 of this Agreement.

“Deposit” means the amount of money specified as such in the Summary of Terms, but only to the extent such amount has been deposited by Buyer with Escrow Agent.

“Diligence Materials” means the documents and other materials and information regarding the Property provided by or on behalf of Seller or any Seller Party to Buyer or any Buyer Party to assist with Buyer’s evaluation and acquisition of the Property, including the Seller Deliveries.
“Diligence Period” means the period ending at 5:00 p.m. MST on the Effective Date. “Earnout Income” means all rental and other revenue generated by any New Lease or
Earnout Lease for the first twelve (12) months following the rent commencement date thereunder, including reimbursement of Taxes, insurance, utilities, repairs, maintenance and management fees, without deduction for any rent abatement or similar concessions. Notwithstanding anything to the contrary contained herein, in the event that any such New Lease or Earnout Lease demises all or any portion of the space previously demised under an Existing Lease that is terminated in accordance with the second sentence of Section 3.5 hereof, then the Earnout Income associated with such New Lease or Earnout Lease shall be adjusted to deduct therefrom the amount of rental and other revenue that would have been payable during the applicable twelve month period had such Existing Lease not been terminated.

“Environmental Laws” means any Law relating to pollution, protection of human or worker health and safety (as it relates to exposure to Hazardous Materials) or to the use, manufacture, distribution, storage, transport, reporting, disposal or release of, or exposure to, Hazardous Materials.

“Escrow Agent” means the entity specified as such in the Summary of Terms, and any successor thereto.

“Escrow Instructions” means the escrow instructions attached as Exhibit F to, and incorporated as a part of, this Agreement, as amended or otherwise modified from time to time as provided for therein.

“Evergreen Detention Pond Site” means the Site owned by the Selling Entity, Cole DET Evergreen IL, LLC, which is adjacent to the Site commonly known as Evergreen Market and containing a detention pond, which Evergreen Detention Pond Site shall, together with such Evergreen Market Site, be treated as a single Site for all purposes under this Agreement, including without limitation designation of a Site as an Excluded Site or a Supplemental Excluded Site.

“Existing Leases” means, for each Site, the written lease agreements identified on the rent roll attached to this Agreement as Schedule A-1 (the “Rent Roll”), including any existing written amendments, written supplements, or written guaranties relating thereto.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Closing” means the last Closing that occurs pursuant to this Agreement.

“Governmental Authority” means any federal, state, county or municipal government or political subdivision; any governmental agency, authority, board, bureau, commission, department, instrumentality, or public body; any court or administrative tribunal; or any Person serving in an official or representative capacity for any of the foregoing.

“Hazardous Materials” means materials, wastes, or substances that are (a) regulated, or classified as “hazardous substances,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “hazardous waste,” or like terms under federal, state or local Environmental Laws;
(b)petroleum products (other than as may be present at the Property in the ordinary course of its operation or business); (c) asbestos or asbestos-containing materials; (d) toxic mold in quantities harmful to human health; or (e) polychlorinated biphenyls.

“Improvements” means, for each Site, all buildings, improvements and fixtures (other than fixtures owned (or removable, in accordance with the terms of the applicable Tenant’s Lease) by a Tenant of such Site or any third party) located on the Land for such Site together with all rights of Seller in and to the rights, privileges and appurtenances pertaining thereto.

“Initial Closing” means the first Closing that occurs pursuant to this Agreement. “Intangible Property” means, collectively for each Site, (i) the rents and other sums due to Seller under the Leases, and (ii) any unapplied Security Deposits, and (iii) only to the extent transferable, all of Seller’s right, title and interest in and to any intangible property owned by its Selling Entity and relating solely and specifically to such Site, including any transferable licenses, warranties and guaranties issued to Seller in connection with the Improvements and the Personal Property, Permits, certificates of occupancy, entitlements, Contracts, all Related Agreements, and all plans and drawings, if any.

“Land” means, for each Site, the fee simple parcel(s) of land described in the Seller Title Policy for such Site, together with all appurtenances, rights, privileges and easements pertaining thereto, but subject to any changes that may have occurred with respect to such parcel(s) or appurtenances since the time of Seller’s acquisition thereof (for example, but without limitation, a condemnation removing a portion of such parcel, a replatting, or an easement right being granted or received appurtenant thereto).

“Landlord” means, for any Site at any given point in time, the Person that owns such Site and thus is acting as the landlord or lessor under the Leases for such Site at such point in time.

“Laws” means all applicable federal, state, county or municipal statutes, codes, ordinances, laws, rules or regulations.

“Lease” means any individual Existing Lease or New Lease. “Leases” means, collectively, all Existing Leases and all New Leases.
“Leasing Costs” means collectively, (i) any payments required under a Lease to be paid by the Landlord to or for the benefit of the applicable Tenant which are in the nature of a tenant inducement, including without limitation capital improvement and base building costs, tenant improvement costs, and any tenant allowances, payments or reimbursements, that the Landlord is required to pay or provide under the terms of a Lease or amendment thereto, including “free rent” periods or other inducements; (ii) any leasing commissions payable by the Landlord in connection with a Lease or any amendment thereto pursuant to a Broker Listing Agreement; and (iii) all costs and expenses incurred by the Landlord in connection with the negotiation, execution and delivery of such Lease, including, without limitation, space planning and design costs, legal and professional fees.

“Lender” means a lender utilized by Buyer to provide financing in connection with Buyer’s acquisition of the Property. For the avoidance of doubt, this shall include any existing lender in connection with a Loan Assumption.

“Loan Site” means a Site that is encumbered by a Mortgage.

“Major Tenant” means any Tenant (a) occupying premises greater than 25,000 leasable square feet of floor area in any Site, and/or (b) contributing under its Lease more than ten percent (10%) of the gross Rent for the Site at which it is a Tenant, measured during the first twelve (12) months following the Closing Date for such Site (including expense reimbursements).

“Mortgage” means any mortgage, deed of trust, deed to secure debt, or similar security instrument that was voluntarily placed upon such Site or assumed in writing by Seller, and secures financing obtained by Seller that is currently outstanding with respect to such Site and is required to be secured by such Site, and including without limitation any such financing which Seller either assumed or took title “subject to” (and that was not paid off or released) when Seller acquired the Site.

“New Lease” means any written lease agreements encumbering any Site procured by Seller after the Effective Date in accordance with the terms of this Agreement, including without limitation any such written agreements with new Tenants and any renewal, expansion, or relocation agreements or modifications with existing Tenants on terms other than are expressly granted to the subject Tenant under its Existing Lease, and also including any written amendments, supplements, or guaranties relating to any of the foregoing as and to the extent made in accordance with the terms of this Agreement.

“Obligations Surviving Termination” means those provisions of this Agreement that either expressly require conduct or performance following, or are expressly stated to survive, a termination of this Agreement prior to the Final Closing.

“Permit” means, collectively, all permits, licenses, approvals and authorizations issued by any Governmental Authority to Seller in connection with any Site.

“Permitted Assignee” means any Person that directly controls Buyer or is directly controlled by Buyer.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated association, or other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

“Personal Property” means, for each Site, all equipment, machinery, furniture, fittings, apparatus, appliances, furnishings, and other tangible personal property owned by its Selling Entity as of the Effective Date or acquired by its Selling Entity prior to the applicable Closing and located within or upon the Real Property, if any; provided, that for additional clarity the term “Personal Property” expressly excludes the property owned by any Tenant occupying space in the Site and any property owned by any utilities company, property management company, or other third party.

“Property” means, collectively, all right, title and interest of Seller in and to each Site.

“Property Management Agreement” means a written agreement entered into between a Selling Entity and a services provider pursuant to which such services provider performs property management activities for the Selling Entity with respect to the Site(s) specified therein.

“Purchase Price” means the purchase price for the Property specified in the Summary of Terms, subject to adjustment as expressly set forth in this Agreement.

“Real Estate Taxes” means all real estate Taxes and assessments applicable to the Real Property for the applicable period of calculation, including all installments of special Taxes or assessments.

“Real Property” means, for each Site, the Land and the Improvements.

“Related Agreement” means, for a Site, an agreement ancillary to the ownership, use or occupancy of such Site that is not recorded but is generally intended to be transferred to a new owner if the ownership of a Site changes, which term is intended to include (for example but not by way of limitation) a telecommunications license or access agreement, a billboard lease, and any other such ancillary agreement to which the Selling Entity may be a direct or successor party, but excluding any Leases, Contracts, Broker Listing Agreements, or Property Management Agreements.

“Restricted Person” means any Person, group, or nation that is (a) named by any Executive Order, the United States Treasury Department, or other Governmental Authority as a terrorist, “Prohibited Person” or “Specially Designated National and Blocked Person;” (b) named as a Person, group, or nation that is banned, blocked, prohibited, or restricted pursuant to any law that is enforced or administered by the Office of Foreign Assets Control; or (c) acting in violation of Executive Order No. 13224, the Patriot Act, or any other Laws relating to terrorism or money laundering.

“ROFR” means any right of first offer, right of first refusal or similar preemptive right to purchase with respect to any Site (or portion thereof), which right, if not waived (or deemed waived) by the holder thereof prior to the Closing, would be exercisable in connection with the transaction contemplated under this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Deposits” means any and all security deposits, guaranties, letters of credit and other similar credit enhancements providing additional security for any Leases and in Seller’s possession or control or for which Seller is responsible under the Leases.

“Seller Deliveries” means, for each Site, the information and documents contained in the electronic diligence “war room(s)” or website(s) listed on Schedule B attached to this Agreement as of the Effective Date, to which Buyer and the Buyer Parties will be provided access in connection with this Agreement.

“Seller Party” means Seller, its Affiliates, Seller’s property and asset managers, any lender to Seller, the partners, trustees, shareholders, members, managers, controlling persons, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives, and assigns, each being a “Seller Party” and collectively being the “Seller Parties.”

“Seller Title Policy” means the policy of title insurance insuring a Selling Entity’s interest in the related Site, which policy is to be included in the Seller Deliveries applicable to such Site.

“Site” means all right, title and interest of a Selling Entity in and to the Real Property, Personal Property and Intangible Property owned thereby, and all of such Selling Entity’s right, title and interest in, to and under the related Leases arising from and after the Closing Date.

“Supplemental Excluded Site” has the meaning set forth in Section 1.6 of this Agreement.

“Survey” means, collectively, any existing survey of the Real Property of a Site that is included in the Seller Deliveries and any new or updated survey of the Real Property of a Site that is obtained by Buyer.

“Taxes” means any federal, state, local or foreign real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any governmental authority on Seller with respect to each Site (or any portion thereof), including any interest, penalty or fine with respect thereto, but expressly excluding any federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions contemplated herein.

“Tenant” means a direct tenant of a portion of a Site under such Tenant’s Lease.

“Title Company” means Escrow Agent when acting or referred to in its capacity as the title insurance provider for this transaction, with twenty percent (20%) co-insurance from Chicago Title Insurance Company, it being agreed and acknowledged that First American Title Insurance Company shall act as the lead title company and handle all closing-related matters pursuant to this Agreement and that Chicago Title Insurance Company agrees to a so-called “same-as” underwriting arrangement, accepting all underwriting determinations made by First American Title Insurance Company, agreeing to accept and approve all title commitments and pro forma policies issued by First American Title Insurance Company and to issue title insurance policies identical in form (other than the insured amount) as is issued by First American Title Insurance Company and agreeing to accept for closing all documents accepted by First American Title Insurance Company (such as seller’s certificates, FIRPTA’s, resolutions and consents.

“Trading Day” means any day on which the New York Stock Exchange is open of trading.

“Transaction Fee” means the amount of money specified as such in the Summary of
Terms.

“Treasury Regulations” means the U.S. Department of the Treasury regulations promulgated under the Code.

“Work Contracts” means each contract or agreement entered into by a Selling Entity with respect to completion of tenant improvement work or base building work in accordance with a Lease or with respect to completion of other construction and capital improvement projects at a Site, including, without limitation, agreements with architects, engineers and other design professionals.

ARTICLE 1
PURCHASE AND SALE OF THE PROPERTY

Section 1.1 Purchase and Sale. Subject to the provisions, terms, covenants and conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Property, but specifically excluding any (a) rights to use any legal or trade names of Seller or any of Seller’s Affiliates in any manner (but specifically including the rights (including trademarks) to use the names of the Sites as presently constituted), (b) insurance, indemnity, or other Claims or rights of Seller under or with respect to the Leases, Contracts, Related Agreements, or Property relating to Seller’s ownership of the subject Property prior to the Closing on that Property (but specifically including (i) subject to Section 3.2 hereof, Casualty insurance claims applicable to a Site being conveyed at an applicable Closing and (ii) subject to Section 5.4 hereof, Claims of a continuing nature related to a Site being conveyed at an applicable Closing (e.g., a continuing Tenant default under a Lease assumed by Buyer pursuant to this Agreement in connection with the applicable Closing)), and (c) any Sites that are excluded from the sale under this Agreement after the Effective Date pursuant to the provisions of this Agreement providing for such potential exclusion.

Section 1.2 Purchase Price; Deposit. At each applicable Closing, as to each Site subject to such Closing, Buyer will pay the Allocated Purchase Price corresponding to each such Site as described in this Section 1.2. All payments to be made in cash pursuant to the terms of this Section 1.2 will be made in immediately available funds delivered into escrow with the Escrow Agent.

(a)Buyer will deliver the Deposit within two (2) Business Days following the Effective Date. Escrow Agent will place the Deposit in a federally insured account on behalf of Seller and Buyer. Buyer will instruct Escrow Agent whether Buyer elects to have such account be interest- bearing. Any interest earned on the Deposit shall in all events belong solely to Buyer and shall be paid to Buyer regardless of the ultimate disposition of the Deposit, and accordingly all references to the “Deposit” in this Agreement exclude any interest that may be earned thereon.

(b)The Deposit will be applied as follows: (i) if Buyer terminates this Agreement when Buyer is expressly entitled to do so as provided in this Agreement, then the Deposit (less the Transaction Fee, as provided below) will be returned to Buyer; (ii) if any portion of the Deposit is to be received by Seller as provided in this Agreement, then such portion of the Deposit will be credited to Buyer and paid to Seller (unless being paid to Seller pursuant to Section 6.2 below in which case the Deposit will be paid to Seller without credit to Buyer); and
(iii) if and when the Final Closing occurs, then subject to the provisions of Section 5.1 below, the remaining balance of the Deposit will be credited to Buyer, applied against the Allocated Purchase Price payable at such Closing, and paid to Seller at the Final Closing.

(c)Seller shall receive in cash the Purchase Price less the portion thereof delivered in equity consideration pursuant to the following clause (d). Buyer will deliver the cash portion of the Purchase Price, as adjusted for any Deposit amount applied thereto and any prorations, credits and adjustments to be made pursuant to the terms of this Agreement, including, for the avoidance of doubt, any credit in connection with a Loan Assumption pursuant to Section 1.9(g), in immediately available funds to the Escrow Agent, except as set forth below in Section 1.2(d), not later than the Closing Date, to be paid to Seller at Closing; provided that if there is more than one (1) Closing, Buyer is only obligated to pay at any one (1) Closing such of the cash portion of the Purchase Price as is required to fully fund Buyer’s obligations for the subject Closing.

(d)Equity Consideration.

(i)Seller shall receive $53,388,192, in the aggregate, of the Purchase Price either in (i) OP Units (as defined below), the number of which is determined pursuant to Section 1.2(d)(iv) (the amount of the Purchase Price to be paid by the issuance of OP Units, the “OP Balance”) or (ii) unregistered shares of AFIN Common Stock (as defined below), the number of which is determined pursuant to Section 1.2(d)(v) (the amount of the Purchase Price to be paid by the issuance of AFIN Common Stock, the “Common Stock Balance”); provided that to the extent that the OP Balance or the Common Stock Balance, as applicable, in each case tested at each applicable Closing, would result in an issuance of greater than 4.90% (the “Equity Issuance Cap”) of AFIN Common Stock to Seller (on a fully diluted basis), then the amount of the OP Balance or the Common Stock Balance, as applicable, shall be reduced such that the Equity Issuance Cap is not exceeded and the amount of such reduction shall be paid to Seller in cash; provided, further, that the Purchase Price shall be paid in cash in lieu of OP Units or AFIN Common Stock (less the amount of any prorations, credits and adjustments in accordance herewith, including, for the avoidance of doubt, any credit in connection with a Loan Assumption pursuant to Section 1.9(g)) (1) if the proposed issuance of OP Units or AFIN Common Stock otherwise would violate any applicable federal or state securities laws, rules or regulations, or any agreements to which AFIN Buyer or AFIN (as defined below) is a party, or any tax related or other legal rules, regulations or constraints applicable to AFIN Buyer or AFIN or (2) at Buyer’s option, if Seller shall fail to deliver any material documents reasonably requested by Buyer with respect to the issuance of OP Units or AFIN Common Stock.

(ii)For the avoidance of doubt, Seller may only choose to receive either the OP Units or the AFIN Common Stock, and not both the OP Units and the AFIN Common Stock at any particular Closing.

(iii)Buyer and Seller agree that the OP Balance or the Common Stock Balance, as the case may be, shall be paid in two (2) Closings, the Initial Closing and the Remainder Closing (as hereinafter defined). The portion of the Allocated Purchase Price to be paid in either OP Balance or Common Stock Balance shall be equal to (i) fifty percent (50%) of the OP Balance or Common Stock Balance at the Initial Closing, but not to exceed twenty-five percent (25%) of the aggregate Allocated Purchase Price for all Sites subject to such Initial Closing, (ii) the balance of the OP Balance or Common Stock Balance, as applicable, at a subsequent closing pursuant to which (x) an aggregate of not less than fifty percent (50%) of the aggregate Allocated Purchase Price has been paid, taking into account all prior Closings, and (y) the aggregate Allocated Purchase Price to be paid at such Closing is of sufficient size for the remaining balance of the OP Balance or the Common Stock Balance to be paid (the “Remainder Closing”). Not later than five (5) Business Days prior to each of the Initial Closing and the Remainder Closing, Seller shall deliver written notice to Buyer indicating the proportion of cash payment and the OP Balance or the Common Stock Balance in which Seller elects to receive the Allocated Purchase Price for all Sites subject to the respective Closing, and with respect to the OP Balance, identifying the applicable Site or Sites being contributed. Such written notice shall be accompanied by a confirmation by Seller that it is an Accredited Investor as of the date of such notice, and that the

Accredited Investor questionnaire completed by Seller pursuant to Exhibit I below continues to be true, accurate and complete.

(iv)OP Units. For the purposes of this Agreement, the term “OP Units” shall mean those Class A units of limited partnership interests in AFIN Buyer in accordance with the OP Partnership Agreement (as defined below) and which are redeemable in accordance with the terms of the OP Partnership Agreement at the option of the holder, for cash or, at the option of AFIN, shares of AFIN’s Class A common stock, par value
$0.01 per share (the “AFIN Common Stock”) that are unregistered, as further described in Section 8.04 of the Second Amended and Restated Agreement of Limited Partnership of American Finance Operating Partnership, L.P., dated as of July 19, 2018 (as amended, the “OP Partnership Agreement”).

The number of OP Units to be issued on account of the OP Balance at each applicable Closing shall be equal to the quotient of (y) the OP Balance being paid on the respective Closing Date divided by (z) the per share volume weighted average price of AFIN Common Stock measured over the five (5) consecutive Trading Days immediately preceding (but not including) the date on which the written notice described in Section 1.2(d)(iii) above is delivered to Buyer (the “Closing 5-Day VWAP”), and which number of OP Units shall be adjusted to reflect any OP Unit split, reverse split, OP Unit dividend or other similar change to the OP Units and is subject to adjustment as provided in the OP Partnership Agreement; provided that if the Closing 5-Day VWAP is (1) more than 7.5% greater than the per share volume weighted average price of AFIN Common Stock measured over the ten (10) consecutive Trading Days immediately preceding (but not including) the Effective Date (the “Signing 10-Day VWAP”), then the amount determined pursuant to this sub-clause (z) shall be equal to 107.5% of the Signing 10- Day VWAP, and (2) more than 7.5% lower than the Signing 10-Day VWAP, then the amount determined pursuant to this sub-clause (z) shall be equal to 92.5% of the Signing 10-Day VWAP. In lieu of delivery of fractional OP Units, AFIN Buyer shall pay the amount of such fractional OP Units in cash to Seller.

To the extent that Seller receives any of the Purchase Price in the form of OP Units, the Parties intend that the transfer of the applicable portion of the Property shall be treated as a contribution of such portion of the Property by Seller to AFIN Buyer subject to Section 721(a) of the Code.

Seller has delivered to counsel to AFIN Buyer prior to the execution of this Agreement the materials attached hereto as Exhibit I (the “Investor Materials”) for Seller, providing, among other things, information concerning Seller’s status as an accredited investor (an “Accredited Investor”) as such term is defined in Regulation D promulgated under the Securities Act. Seller understands it must maintain, up to and including the date that Seller delivers notice pursuant to Section 1.2(d)(iii) and the date of the respective Closing, in each case where OP Units shall constitute all or a portion of the consideration paid by AFIN Buyer to Seller, its status as an Accredited Investor for AFIN Buyer to be able issue the OP Units and may not elect to receive any part of the Purchase Price in the form of OP Units to the extent Seller is not an Accredited Investor at the time of such election or payment.

If Seller elects to receive OP Units, at Closing Seller, AFIN Buyer, and AFIN, as the case may be, shall execute that certain (i) Recipient Agreement between AFIN Buyer, AFIN and Seller in the form attached hereto as Exhibit J (the “Recipient Agreement”) and (ii)

Joinder Agreement to the OP Partnership Agreement between AFIN Buyer and Seller, in the form attached hereto as Exhibit K (the “Joinder” and, together with the Recipient Agreement, the “OP Consideration Documents”).

Seller acknowledges and agrees that the ownership of OP Units by Seller and its rights and obligations as a limited partner in AFIN Buyer (including, without limitation, the right to transfer, encumber, pledge or exchange OP Units) shall be subject to the limitations, provisions and restrictions herein, and the further limitations, provisions and restrictions provided in the OP Partnership Agreement. Notwithstanding the foregoing, AFIN Buyer agrees to waive the one-year period described in Section 8.04(a) of the OP Partnership Agreement with respect to any OP Units issued to Seller pursuant to this Agreement.

In the event that any of the OP Units issued to Seller pursuant to this Agreement are redeemed by AFIN in the form of AFIN Common Stock, the registration rights provided to Seller pursuant to Section 1.2(d)(v) below shall apply to such AFIN Common Stock, provided however that the Registration Deadline (defined below) shall not apply and AFIN agrees to procure the effectiveness of any registration statement filed by AFIN in connection with this Section 1.2(d)(iv) within forty (40) calendar days of the redemption of Seller’s OP Units for AFIN Common Stock; provided that the redemption has not occurred earlier than the Registration Deadline that would have applied had Seller selected AFIN Common Stock, in which case the applicable Registration Deadline shall apply.

(v)AFIN Common Stock. The number of shares of AFIN Common Stock to be issued on account of the Common Stock Balance at each applicable Closing shall be equal to the quotient of (y) the Common Stock Balance being paid on the respective Closing Date divided by (z) the Closing 5-Day VWAP and which number of shares shall be adjusted to reflect any stock split, reverse split, stock dividend or other similar change to the AFIN Common Stock and; provided that if the Closing 5-Day VWAP is (1) more than 7.5% greater than the Signing 10-Day VWAP, then the amount determined pursuant to this sub-clause (z) shall be equal to 107.5% of the Signing 10-Day VWAP, and (2) more than 7.5% lower than the Signing 10-Day VWAP, then the amount determined pursuant to this sub-clause (z) shall be equal to 92.5% of the Signing 10-Day VWAP. In lieu of delivery of fractional shares of AFIN Common Stock, AFIN shall pay the amount of such fractional shares of AFIN Common Stock in cash to Seller.

AFIN agrees, as soon as reasonably practicable after each applicable Closing and in no event later than 5:30 p.m. (New York) on the date that is seventy-five (75) days after such Closing (the “Registration Deadline”), to procure the effectiveness of a registration statement on Form S-3 (a “Registration Statement”) or file a prospectus supplement to AFIN’s existing shelf registration statement (a “Prospectus Supplement” and “Existing Registration Statement”, respectively) with the Securities and Exchange Commission (the “SEC”)) to register the resale by Seller of any AFIN Common Stock issued to Seller pursuant to this Agreement at such Closing; provided, however, that if the Remainder Closing occurs before the end of the 75-day period following the Initial Closing, the Registration Statement or Prospectus Supplement filed in connection with the Initial Closing shall include the AFIN Common Stock issued at the Remainder Closing. If the Registration Statement is not declared effective or the Prospectus Supplement is not filed, as applicable, by the Registration Deadline, AFIN shall, within ten (10) Business Days of such Registration Deadline, repurchase the AFIN Common Stock issued to Seller pursuant to this Agreement at such Closing from Seller for cash at the same price per share of AFIN Common Stock as determined pursuant to the first paragraph of this Section 1.2(d)(v), and the Parties agree that such price shall be paid as liquidated damages.

AFIN shall use its reasonable best efforts to cause the Registration Statement or the Existing Registration Statement, as applicable, to be continuously effective until the AFIN Common Stock covered thereby (i) has been sold pursuant to the Registration Statement, (ii) has been sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met; or (iii) in the opinion of counsel to AFIN, could be sold under Rule 144, or any successor rule thereto. AFIN agrees to cooperate with Seller, Seller’s counsel and any permitted transferee to remove the restrictive legends relating to the AFIN Common Stock, including but not limited to providing such legal opinion as may be required by the transfer agent.

At any time following the effectiveness of the Registration Statement or filing of the Prospectus Supplement, as applicable, if AFIN’s management determines in its good faith judgment, after consultation with counsel, that the use of the Registration Statement, including any post-effective amendment thereto, or the use of any prospectus contained in such Registration Statement or the use the Prospectus Supplement would require the disclosure of important information that AFIN has a bona fide business purpose for preserving as confidential or the disclosure of which would impede AFIN’s ability to consummate a significant transaction, or if AFIN has otherwise imposed a black-out for the release of earnings or otherwise, upon written notice of such determination by AFIN, the rights of Seller to offer, sell or distribute its AFIN Common Stock pursuant to such Registration Statement, prospectus or Prospectus Supplement or to require AFIN to take action with respect to the registration or sale of any shares of AFIN Common Stock pursuant to the Registration Statement or Prospectus Supplement (including any action contemplated by this paragraph) will be suspended until the date upon which AFIN notifies Seller in writing that suspension of such rights for the grounds set forth in this paragraph is no longer necessary. Notwithstanding the foregoing, AFIN may not suspend such rights within one hundred eighty (180) calendar days following the effectiveness of the Registration Statement or filing of the Prospectus Supplement (the “Initial Resale Period”) for any event or business purpose other than AFIN’s quarterly or annual release of earnings, nor may AFIN suspend such rights for more than forty (40) calendar days in connection with its quarterly or annual release of earnings or in the aggregate for more than one hundred twenty (120) calendar days in any 12-month period. If any suspension occurs within the Initial Resale Period for any event or business purpose other than AFIN’s quarterly or annual release of earnings, or if the suspension lasts for more than forty (40) calendar days or in the aggregate there have been suspensions of more than one hundred twenty (120) calendar days in any 12- month period, (an “Impermissible Suspension”), then, unless waived by Seller pursuant to Section 7.12 below, AFIN shall, within ten (10) Business Days of the Impermissible Suspension, repurchase the AFIN Common Stock subject to such Impermissible Suspension from Seller by paying cash designated by Seller, or (in the event wire instructions are not provided by Seller within seven (7) days thereof) by check sent to Seller at the address set forth above, in an amount equal to the same price paid for the applicable shares of AFIN Common Stock (the “Repurchase Obligation”), and the Parties agree that such price shall be paid as liquidated damages. Following the Initial Resale Period, Seller shall not be entitled to further remedies in connection with any suspension described in this paragraph.

In the case of the registration of any underwritten equity offering proposed by AFIN following the Initial Resale Period (other than any registration by AFIN on Form S-8, or a successor or substantially similar form, of (A) an employee share option, share purchase or compensation plan or of securities issued or issuable pursuant to any such plan or (B) a dividend reinvestment plan), Seller agrees, if requested in writing by the managing underwriter or underwriters administering such offering, not to effect any offer, sale or distribution of shares of AFIN Common Stock (or any option or right to acquire shares of AFIN Common Stock) during the period commencing on the tenth day prior to the expected effective date (which date shall be stated in such notice) of the registration statement covering such underwritten primary equity offering or, if such offering shall be a “take-down” from an effective shelf registration statement, the tenth day prior to the expected commencement date (which date shall be stated in such notice) of such offering, and ending on the date specified by such managing underwriter in such written request to Seller; provided, however, that Seller shall not be required to agree not to effect any offer, sale or distribution of its shares of AFIN Common Stock for a period of time that is longer than the greater of one hundred twenty (120) days or the period of time for which any senior executive of AFIN is required so to agree in connection with such offering.

Seller agrees to expeditiously deliver to both Paul, Weiss, Rifkind, Wharton & Garrison LLP and Proskauer Rose LLP all information that such counsel reasonably deems necessary or expedient for the registration of sale of the AFIN Common Stock under the Securities Act.

AFIN shall pay all expenses in connection with the filing of the Registration Statement or the Prospectus Supplement. AFIN shall, and hereby does, indemnify and hold harmless each Seller Party, the officers, directors, members, partners, agents, brokers, investment advisors and employees (and any other Persons with a functionally equivalent role of a Seller Party holding such titles, notwithstanding a lack of such title or any other title) of each of them, each Person who controls any such Seller Party (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, stockholders, partners, agents and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in the Registration Statement (including the prospectus), the Prospectus Supplement, or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by AFIN of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Seller Party furnished in writing to AFIN by such Seller Party expressly for use therein or in connection therewith, or to the extent that such information relates to such Seller Party or such Seller Party’s proposed method of distribution of registrable securities and was reviewed and expressly approved in writing by such Seller Party expressly for use in the Registration Statement (including the prospectus), the Prospectus Supplement, or in any amendment or supplement thereto or in any amendment or supplement thereto. AFIN shall notify the Seller Parties promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Agreement of which AFIN is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified person and shall survive the transfer of any registrable securities by any of the Seller Parties in accordance herewith.

Each Seller Party shall, and hereby does, severally and not jointly, indemnify and hold harmless AFIN, and each officer and director of AFIN who has signed the Registration Statement, any other registration statement or amendment, and each Person who controls AFIN (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement (including the prospectus), the Prospectus Supplement, or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Seller Party furnished in writing to AFIN by such Seller Party expressly for use therein or in connection therewith, or to the extent that such information relates to such Seller Party’s proposed method of distribution of registrable securities and was reviewed and expressly approved in writing by such Seller Party expressly for use in the Registration Statement, the Prospectus Supplement, or any other registration statement or prospectus or in any amendment or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified person and shall survive the transfer of any registrable securities by any of the Seller Parties in accordance herewith.

Seller has delivered to counsel to AFIN prior to or concurrently with the execution of this Agreement the applicable Investor Materials attached hereto as Exhibit I for Seller. Seller understands it must maintain, up to and including the date that Seller delivers notice pursuant to Section 1.2(d)(iii) and the date of the respective Closing, in each case where AFIN Common Stock or OP Units shall constitute all or a portion of the consideration paid by AFIN to Seller, its status as an Accredited Investor for AFIN to be able issue the AFIN Common Stock and may not elect to receive any part of the Purchase Price in the form of AFIN Common Stock to the extent Seller is not an Accredited Investor at the time of such election or payment.

If Seller elects to receive AFIN Common Stock, at Closing Seller and AFIN, as the case may be, shall execute that certain Recipient Agreement between AFIN and Seller in the form attached hereto as Exhibit J.

Seller acknowledges and agrees that the ownership of AFIN Common Stock by Seller and its rights and obligations as a shareholder in AFIN shall be subject to the limitations, provisions and restrictions provided in AFIN’s organizational documents.

(e)The Transaction Fee is the independent consideration for the execution of this Agreement by Seller, the provision of the Diligence Period by Seller to Buyer, and the

“opportunity costs” to Seller of holding the Property off the market and making the same available to Buyer while the transactions contemplated with Buyer under this Agreement are pending, rather than pursuing other sale, finance, or other options with respect thereto. Buyer agrees that the Transaction Fee is reasonable and duly earned consideration to Seller in light of the benefits to be received by Buyer and the costs to be sustained by Seller as a result of the execution of this Agreement, regardless of the duration of the contemplated transaction or whether any Closing occurs under this Agreement, and accordingly the Transaction Fee is bona fide consideration being paid to Seller, and does not constitute damages or a penalty of any sort being assessed against Buyer should Closing not ultimately occur pursuant to this Agreement. Accordingly, upon any termination of this Agreement prior to the Initial Closing, if the Deposit is to be returned to Buyer as a result of such termination, the Transaction Fee will first be deducted from the Deposit and paid by Escrow Agent to Seller. The Transaction Fee is earned by Seller as of the Effective Date of this Agreement and is non-refundable in all events, and any reference in this Agreement to a return of the Deposit to Buyer will mean such amount “less the Transaction Fee;” provided, however, that if the Final Closing occurs, the Transaction Fee will be included in the Deposit amount credited to Buyer and applied to the Purchase Price as provided above.

Section 1.3 Escrow Instructions. This Agreement, including the Escrow Instructions, will constitute the instructions for the Escrow Agent’s handling of the purchase and sale transaction contemplated herein. Seller and Buyer will execute such supplemental escrow instructions as may reasonably be required by Escrow Agent to enable Escrow Agent to comply with the terms of this Agreement. If any conflict exists between this Agreement and the provisions of any supplemental escrow instructions, the terms of this Agreement will control unless a contrary intent is expressly indicated in the supplemental instructions and such supplemental instructions are signed by both Buyer and Seller.

Section 1.4 ROFR. Seller and Buyer acknowledge and agree that certain Tenants pursuant to a Lease, have a ROFR that is triggered by an offer or agreement by Seller to sell the related Site to Buyer (each Tenant with a ROFR, a “ROFR Tenant”), each ROFR and ROFR Tenant being identified as such on Schedule 1.4 attached hereto. Any obligations of Seller under this Agreement to sell any Site that is subject to a ROFR are subject to the rights of the related ROFR Tenant with respect to such ROFR, such that the execution of this Agreement by Seller and Buyer does not (and is not intended by the Parties to) cause a breach of such ROFR Tenant’s Lease, or a violation of or interference with such Tenant’s ROFR. If not delivered prior to the execution of this Agreement, then not later than five (5) Business Days after the Effective Date, Seller will provide each ROFR Tenant with a notice with respect to the proposed sale of its Site (a “ROFR Notice”) pursuant to this Agreement in substantially the manner required under such ROFR Tenant’s Lease (or in such manner as may otherwise be acceptable to such ROFR Tenant). Seller shall simultaneously send a copy of each ROFR Notice to Buyer and shall promptly forward to Buyer any response received from a ROFR Tenant in connection with any ROFR Notice. If any such ROFR Tenant timely and properly exercises its ROFR with respect to a Site, such Site will be designated as a “ROFR Excluded Site” and excluded from the sale under this Agreement. Seller will give Buyer prompt notice of any Site that becomes a ROFR Excluded Site, and thereupon Schedule A will be amended by the Parties to remove the ROFR Excluded Site from the Property being purchased and sold under this Agreement, the Purchase Price will accordingly be reduced by the Allocated Purchase Price corresponding to such ROFR Excluded Site, and thereafter the Parties will have no further rights or obligations under this Agreement with respect to the ROFR Excluded Site, except for any Obligations Surviving Termination relating to such ROFR Excluded Site. If a ROFR Tenant does not timely and properly exercise a ROFR in accordance with the terms of its

Lease (a “ROFR Failure”), or a ROFR Tenant gives Seller written notice of such ROFR Tenant’s election not to exercise its ROFR with respect to the proposed sale under this Agreement (a “ROFR Waiver”), the transaction contemplated by this Agreement will proceed with respect to such Site, subject to the other terms and conditions of this Agreement. It is a condition precedent to Buyer’s obligation to close on a Site that is subject to a ROFR that Seller has provided either written notice to Buyer that a ROFR Failure has occurred or a ROFR Waiver Notice to Buyer with respect to such Site prior to such Closing. If needed to reasonably accommodate the timeline for addressing a ROFR or receiving a ROFR Waiver Notice for any Site that is subject to a ROFR, Seller may designate such Site as a Delayed Closing Site for up to sixty (60) days. If required pursuant to applicable Laws and/or by the Title Company in connection with notation in an applicable title policy that an applicable ROFR was waived in connection with the transfer by Seller to Buyer, and, provided that a written waiver is required by the applicable Lease and, provided further, that the applicable Lease requires such written waiver to be in recordable form, each such ROFR Waiver shall be in recordable form acceptable to the applicable locality’s recording office and the Title Company.

Section 1.5 Exclusion of Sites for Diligence Matters. Subject in all events to the Diligence Exclusion Limit as defined in Section 1.5(c) below, Buyer will have the right to exclude one or more of the Sites from the sale under this Agreement as expressly set forth in this Section 1.5 (each, an “Excluded Site”) without terminating this Agreement in its entirety pursuant to Section 2.1 below. A Site may be designated as an Excluded Site only if it is subject to one or more of the following exclusion conditions (each, an “Exclusion Condition”):
(A)(1) title to the Site is subject to one or more Title Objection Matters (as defined in Section 2.2(b)) that cannot be cured or removed from title (Buyer hereby acknowledging and agreeing that omission of the Title Objection Matter as an exception to Buyer’s title policy or issuance of affirmative insurance (at Seller’s cost and in form and substance reasonably acceptable to Buyer) over such a Title Objection Matter via endorsement to the applicable owner’s policy of title insurance issued by Title Company shall constitute a “cure”) and that a reasonable, experienced third-party institutional buyer or lender would conclude render title unmarketable (a “Title Defect”); (2) an ASTM 1327-13 Phase I environmental site assessment performed by a reputable consultant engaged by Buyer identified a Recognized Environmental Condition or concludes that Hazardous Materials are reasonably likely to be present at the Site in violation of applicable Laws and (w) such condition would, absent remediation, cause a reasonable, experienced third-party institutional insurer, buyer or lender not to insure, purchase or finance (as the case may be) such Site (a “Remediation Requirement”), and (x) completing such Remediation Requirement is not the sole responsibility of one or more Tenants under their applicable Leases or the sole responsibility of one or more prior owners of such Site (Buyer hereby acknowledging and agreeing that an obligation of one or more Tenants or any prior owner of such Site to fully indemnify and hold harmless Seller (and its successor owners of such Site) with respect to such Remediation Requirement shall constitute the “sole responsibility” of such Tenant or prior owner); or (3) (y) the Site is in violation of applicable Law (including, for the avoidance of doubt, any violation of applicable zoning requirements), and (z) the Landlord is responsible (absent an affirmative obligation or assumption of such obligation by a Tenant under a Lease) to correct or remedy such violation (a “Violation of Laws Cure Requirement”) and (B) as to a Remediation Requirement or Violation of Laws Cure Requirement only, the reasonably estimated out-of-pocket cost to remediate, correct or remedy such issues at such Site (net of amounts required by any Lease to be paid by the corresponding Tenant), exceeds the lesser of (i) $500,000.00, and (ii) five percent (5%) of the Allocated Purchase Price for the Site. Notwithstanding the foregoing, in the event any Phase I recommends that an ASTM Phase II environmental study be performed, Section 2.3(c) below shall apply to the affected Site.

(a)To designate a Site as an Excluded Site, Buyer must give Seller a specific written exclusion notice (each, an “Exclusion Notice”) with respect to such Site not later than the expiration of the Diligence Period (except with respect to Exclusion Notices which are the result of an update to any Title Commitment or Survey which reveals a Title Defect which was not revealed in any prior version of the Title Commitment or Survey applicable to such Site, in which case Buyer shall have no fewer than five (5) days to review the same and issue an Exclusion Notice as a result), which Exclusion Notice must include and provide (i) such information or documentation as is reasonably required to explain and evidence the applicable Exclusion Condition; (ii) Buyer’s proposed, commercially reasonable solution to cure, remedy, or otherwise resolve such Exclusion Condition (a “Resolution”), unless such a Resolution is not reasonably believed to be achievable; and (iii) Buyer’s reasonably estimated dollar amount of either (x) the cost to perform or obtain the Resolution of such Exclusion Condition (the “Estimated Cure Cost”), or (y) if there is no Resolution, the value reduction to the Site if a Resolution of the Exclusion Condition is not performed or obtained (the “Value Impact”). If Buyer desires to send an Exclusion Notice for a Title Defect, Buyer will designate such Site as an Excluded Site in an Exclusion Notice separate and distinct from any Buyer Title Notice sent pursuant to Section 2.2 below.

(b)Seller will, by written notice given to Buyer within ten (10) Business Days after receiving the subject Exclusion Notice, either (i) accept the subject Site as an Excluded Site, or
(ii)override Buyer’s designation by agreeing to either (x) itself perform or obtain the Resolution proposed by Buyer prior to Closing on the Site, or (y) with respect to any Site for which the Estimated Cure Cost or Value Impact, as applicable, can be reasonably determined by Buyer and Seller, credit Buyer at the Closing of such Site for either the Estimated Cure Cost or the Value Impact (either of (x) or (y) being a “Seller Cure”). If the Site is accepted as an Excluded Site by Seller as provided above, Schedule A will thereupon be amended by the Parties to remove the Excluded Site from the Property being purchased and sold under this Agreement, the Purchase Price will accordingly be reduced by the Allocated Purchase Price corresponding to such Excluded Site, and thereafter the Parties will have no further rights or obligations under this Agreement with respect to the Excluded Site, except for any Obligations Surviving Termination relating to such Excluded Site. If the Site is not accepted as an Excluded Site, Seller will provide or complete the Seller Cure prior to or at Closing, which Seller Cure shall be a condition precedent to Buyer’s obligation to close on such Site(s) or, if the Seller Cure cannot reasonably be completed prior to the scheduled Closing, Seller may designate such Site as a Delayed Closing Site provided that the Closing for such Site occurs no later than September 30, 2022.

(c)Regardless of the number of conditions that Buyer may believe merit exclusion and regardless of the response of Seller to any Exclusion Notice, Buyer may not designate any Sites as Excluded Sites to the extent that the total aggregate Allocated Purchase Price of all Excluded Sites so designated would exceed $50,000,000 (the “Diligence Exclusion Limit”). The Diligence Exclusion Limit applies to the total Allocated Purchase Price of Sites designated by Buyer, and not to the total value of Sites that are ultimately excluded as Excluded Sites. For clarity, if Buyer designates or attempts to designate a Site as an Excluded Site and Seller overrides such designation by agreeing to provide a Seller Cure, Buyer is not allowed to “replace” such Site by designating another Site as an Excluded Site if the addition of such Site to all other Sites previously designated by Buyer as Excluded Sites would cause the Diligence Exclusion Limit to be exceeded. If Buyer designates Sites in excess of the Diligence Exclusion Limit as Excluded Sites, any such additional Site designations will be disregarded and automatically deemed void and of no effect (and if not reasonably severable, Buyer’s entire

Exclusion Notice(s) including such excess Sites will themselves be disregarded and automatically deemed void and of no effect).

Section 1.6 Supplemental Excluded Sites. The term “Supplemental Excluded Site” means a Site that has been properly designated as such for specified reasons under certain provisions of this Agreement providing for such designation, including without limitation as provided in Sections 2.2, 2.3, 3.2, 3.3, 4.4, and 5.2. If a Site becomes a Supplemental Excluded Site as provided herein, Schedule A will be amended by the Parties to remove the Supplemental Excluded Site from the Property being purchased and sold under this Agreement, the Purchase Price will accordingly be reduced by the Allocated Purchase Price corresponding to such Supplemental Excluded Site, and thereafter the Parties will have no further rights or obligations under this Agreement with respect to the Supplemental Excluded Site, except for any Obligations Surviving Termination relating to such Supplemental Excluded Site. Notwithstanding the foregoing, if for any reason or reasons the total aggregate Allocated Purchase Price of all Sites designated as Supplemental Excluded Sites exceeds $200,000,000, then Buyer shall withdraw sufficient Sites (selected by Buyer) from the Supplemental Excluded Sites such that the threshold is no longer exceeded, and designation of such withdrawn Sites shall be automatically deemed void and of no effect, and Buyer shall proceed to Closing on such Sites.

Section 1.7 All or Nothing Purchase and Sale. Except as may be expressly provided to the contrary in this Agreement (including without limitation, Sections 1.4, 1.5, 1.6, above and Sections 2.2, 3.2, and 3.3 below), this Agreement provides Buyer with the right to either purchase all, or none, of the Property (and Seller the obligation to convey all of the Property) but does not give Buyer the right to purchase less than all of the Property (or Seller the right to convey less than all of the Property), regardless of the reason.

Section 1.8    Intentionally Omitted.

Section 1.9 Existing Financing. Buyer acknowledges that certain of the Sites are Loan Sites and that in order to proceed to Closing on a Loan Site, either the Loan(s) secured by the Loan Site must be paid in full prior to or at Closing (a “Prepayment”), or the Parties must obtain the written approval and agreement of the related Lender (a “Loan Assumption Approval”) of Seller’s assignment to, and Buyer’s assumption of, the related Loan (a “Loan Assumption”). If a Loan Assumption is elected by Buyer for a Loan Site, the Parties’ obligation to close on the sale of that Loan Site hereunder pursuant to a Loan Assumption Approval is contingent upon the applicable Lender’s agreement pursuant to the related Loan Assumption documents to release Seller, its Affiliates and any existing guarantors, from all principal, interest and other liabilities under or with respect to the Loan for any matters first occurring after the Closing at which the Loan Assumption occurs. If Buyer elects to pursue a Loan Assumption for a Site but does not timely procure a Loan Assumption Approval on terms reasonably acceptable to Buyer and (solely with respect to provisions relating to release of liability and obligations of Seller thereunder) Seller, then subject to Section 1.9(f) and the other provisions of this Agreement, Buyer will proceed with the purchase of such Site pursuant to a Prepayment.

(a)For purposes of this Section 1.9, the following terms have the following meanings: (i) “Loan” means the existing loan which encumbers the subject Loan Site; (ii) “Lender” means the current holder(s) of the Loan, including without limitation any loan servicer(s) from which input or approval must be received to obtain the related Loan Assumption Approval; and (iii) “Loan Documents means the existing documents which evidence, secure, or otherwise govern the applicable Loan.

(a)Buyer has elected to pursue a Loan Assumption Approval for each Loan Site identified on Exhibit L attached hereto. The Loan Documents related only to the Loan Sites identified on such Exhibit L will be included in the Seller Deliveries. If a Loan Site is in a “pool” of Sites securing a single loan or is cross-collateralized with, cross-defaulted with, or otherwise tied or linked to other Loan Sites (“Linked”), the Closing for all such Loan Sites that are so Linked together must occur at the same time and each must have an appropriate Loan Assumption Approval or be the subject of a Prepayment consistent with any Loan Assumption Approval applicable to any of such Linked Sites, solely in order for the Closing or payoff of one Linked Loan Site not to cause a default under the Loan Documents related to that Loan Site or any other Loan Site to which it is Linked; provided, that if the Loan amount applicable to a Linked Site may be prepaid without impairing the status under such Loan of any other Loan Site to which it is Linked, such Loan Site may be included in a prior Closing subject to the appropriate Prepayment at such Closing; but provided further, that Seller will have no obligation to pay any additional amount beyond the allocated loan amount for such Loan Site to achieve such Prepayment (i.e., Seller will still have to pay the allocated amount of principal, interest, any prepayment penalties and any administrative fees allocated to such Loan Site, but not for any other Loan Site). Subject to the foregoing, if Buyer elects to pursue a Loan Assumption Approval for a Loan Site, such Site and any other Loan Site to which it is Linked will be designated as a Delayed Closing Site.

(b)Subject to Section 1.9(g), if Buyer elects to pursue a Loan Assumption Approval, Buyer will timely pay all fees, costs and expenses required by Lender as a condition to initiating or processing the Loan Assumption or providing the Loan Assumption Approval, including without limitation all attorneys’ fees, title costs, appraisal fees, rating agency fees, and other third party costs incurred or imposed by the Lender in connection with Buyer’s application for and pursuit of the Loan Assumption Approval (collectively, the “Loan Assumption Costs”), regardless of whether the process ultimately results in a Loan Assumption Approval, the Closing of the subject Loan Site occurs, or this Agreement is terminated prior to such Closing or any Closing, except to the extent a Loan Assumption Approval is rejected or denied due solely to Seller’s default hereunder or under the terms of the applicable Loan Documents, in which case Seller shall be liable for all such applicable Loan Assumption Costs. Buyer’s obligation to pay all Loan Assumption Costs will expressly survive the Closing or any termination of this Agreement. If a Loan Assumption Approval is obtained for a Loan Site, Buyer will also pay, as and when required in connection with the Closing of such Site, any separate loan assumption fee which may be required by the subject Loan Documents for such Loan Assumption (a “Loan Assumption Fee”) which Loan Assumption Fees shall be deemed Loan Assumption Costs.

(c)No later than five (5) Business Days after the Effective Date, Seller will request an application from the Lender for the assignment and assumption of the Loan. Within ten (10) Business Days after Buyer’s receipt of the Loan Assumption application from either Seller or Lender and all documents and information not included as part of the Seller Deliveries and reasonably required by Buyer from Seller in order to complete such Loan Assumption application, Buyer will send the completed application to Lender together with such application fee and expense payments or deposits as may be required by the Lender pursuant to the applicable Loan Documents.

(d)In seeking each Loan Assumption Approval, each of Buyer and Seller agree to (i) reasonably cooperate with the applicable Lender’s customary requests for delivery of information, (ii) enter into commercially reasonable loan assumption documents in form and content customarily required of similarly situated buyers and sellers in similar transactions, and
(iii)comply with any other commercially reasonable requirements and conditions of such Lender in connection with the assumption of the Loan; provided, that (x) Seller is not obligated to assume, accept or retain any post-closing liability with respect to such Loan for any matters first occurring after the Closing at which the Loan Assumption occurs, and (y) Buyer is not obligated to pay any Loan Assumption fees not otherwise provided for in the applicable Loan Documents (provided that if Buyer elects to proceed with a Loan Assumption notwithstanding the assessment by the applicable Lender of Loan Assumption fees not otherwise provided for in the applicable Loan Documents, Buyer shall be solely responsible for the payment thereof). Buyer acknowledges that the economic terms of a Loan will not typically be modified in connection with a Loan Assumption Approval and that Buyer’s obligation to assume a Loan is not conditioned upon Lender providing any modifications to the economic terms of the Loan; provided, that Buyer likewise is not obligated to agree to any material modification of the terms of a Loan in order to obtain the Loan Assumption Approval including, without limitation, any increase in Buyer’s obligations under the related Loan Documents or decrease in Buyer’s rights under such Loan Documents. Buyer will provide Seller with regular updates, and upon Seller’s request, provide the status of each Loan Assumption Approval.

(f)If despite the Parties’ commercially reasonable efforts the Loan Assumption Approval for a designated Loan Site has otherwise not been obtained (or if the Lender requires the payment of Loan Assumption fees not otherwise provided for in the applicable Loan Documents and Buyer refuses to accept such additional Loan Assumption fees) within ninety
(90) days (or such longer period of time as explicitly provided for in the applicable Loan Documents) after Buyer’s submission to the related Lender of Buyer’s Loan Assumption application therefor, or May 15, 2022, whichever is later (an “Applicable Loan Assumption Deadline”), then at any time after such Applicable Loan Assumption Deadline, but prior to the time that such Loan Assumption Approval is actually obtained, Seller will have the unilateral right to require by notice to Buyer that Buyer proceed to Closing on the subject Loan Site pursuant to a Prepayment rather than a Loan Assumption (and otherwise in all events subject to the other provisions of this Agreement); provided in no event will such Closing take place prior to the date otherwise contemplated to constitute the Closing Date of the Initial Closing. Buyer and Seller will also proceed to Closing on a Loan Site pursuant to a Prepayment if the related Lender issues a formal notice rejecting the Loan Assumption Approval for that Loan Site. Buyer will also have the right, at any time, to abandon its pursuit of a Loan Assumption Approval on any Loan Site and proceed to Closing on the subject Loan Site pursuant to a Prepayment. In any of the foregoing events, the related Closing Date for such Loan Site will (subject to the proviso in the first sentence of this Section) be thirty (30) days from the date of such determination to proceed to Closing on the subject Loan Site pursuant to a Prepayment rather than a Loan Assumption, subject to the satisfaction or waiver of all other conditions precedent to Closing for such Site. In no event will the inability or failure of Buyer to obtain a Loan Assumption Approval (or any decision as aforesaid by Buyer or Seller to discontinue the pursuit of a Loan Assumption Approval) relieve Buyer from Buyer’s obligation to close the purchase of the related Loan Site, subject, however, to the other applicable provisions of this Agreement; and in no event will such inability, failure or decision relieve Buyer from Buyer’s obligation to pay all Loan Assumption Costs subject to the terms of Section 1.9(c) and 1.9(g).

(g)If Buyer is acquiring a Loan Site subject to the related Loan pursuant to a Loan Assumption Approval, at the related Closing (i) Buyer will receive a credit against the Purchase Price applicable to the Loan Site in an amount equal to the outstanding principal balance of the Loan and any other accrued and unpaid fees or expenses due and owing from Seller to the applicable Lender (except as otherwise allocated in this Section 1.9(g)), in each case as of the date of such Closing; (ii) interest payable under the Loan will be prorated as of the date of such Closing, with Buyer being responsible for interest accruing on and after such date; (iii) Seller will receive a credit from Buyer at Closing for the amount of any impounds, escrows, reserves, or similar funds held by Lender in connection with the Loan which are neither being refunded to Seller in connection with Buyer’s assumption of the Loan nor required for purposes of paying costs or expenses which Seller is responsible for under this Agreement (if any), (iv) Buyer will receive a credit in an amount equal to one-half (1/2) of the documented Loan Assumption Costs incurred by Buyer in connection with the related Loan Site (the “Loan Assumption Cost Credit”); and (v) Buyer will receive a credit in an amount equal to thirty-five percent (35%) of all Loan Prepayment Costs avoided by completing a Loan Assumption with respect to such Loan site rather than effecting a Prepayment or defeasance with respect to such Loan Site as of the applicable Closing Date (the “Loan Prepayment Avoidance Credit”); provided, however, in no event may the Loan Prepayment Avoidance Credit exceed, in the aggregate, the sum of Eight Million and No/100 Dollars ($8,000,000.00), and Seller will assign to Buyer all of Seller’s right, title and interest in and to any such transferred impounds, escrows, reserves, or similar funds except to the extent same are required for purposes of paying costs or expenses which Seller is responsible for under this Agreement.

(a)If Buyer is acquiring a Loan Site pursuant to a Prepayment, at the related Closing
(i)Seller will be responsible for paying to the related Lender an amount equal to the outstanding principal balance of the Loan as of the date of such Closing, together with all scheduled interest due and payable under the Loan as of the date of such Prepayment (which amounts may be paid from the Purchase Price being received by Seller from Buyer at such Closing); (ii) Seller will be responsible for paying to the Lender any prepayment charges, “yield maintenance” charges, interest allocable to the period after Closing (i.e., interest required to be paid through the end of a month-long interest period, etc.), and/or other charges owed to or assessed by the Lender as a result of the Loan being paid off prior to its scheduled maturity (“Loan Prepayment Costs”); and (iii) Seller will be entitled to receive and retain from the Lender the amount of any impounds, escrows, reserves, or similar funds held by the Lender in connection with the Loan (if any). In connection with any Prepayment, the applicable Loan Site shall be sold free and clear of any liens of such applicable Loan.

ARTICLE 2
BUYER’S INVESTIGATIONS; AS-IS SALE.

Section 2.1    Buyer’s Investigations.

(a)During the Diligence Period, Buyer may conduct such commercially reasonable, non-invasive investigations, studies and tests of the Property as Buyer deems necessary or desirable to determine whether Buyer desires to complete the acquisition of the Property, and Buyer may perform invasive testing pursuant to the terms of Section 2.3. For the avoidance of doubt, subject to the provisions of Section 2.3 below, such investigations may include Tenant and/or property manager interviews, and Seller shall cooperate with Buyer’s reasonable requests to schedule such interviews. Buyer, in its sole and absolute discretion and for any reason or no reason whatsoever, may reject the entirety of the Property by giving written notice of termination to Seller and Escrow Agent (the “Termination Notice”) prior to the expiration of the Diligence Period. If Buyer timely gives a Termination Notice, the Deposit will be promptly returned to Buyer and this Agreement and the rights and obligations of the Parties under this Agreement will terminate, except for Obligations Surviving Termination. Alternatively, Buyer may accept the entirety of the Property (subject to the express provisions of this Agreement, including those allowing the removal or exclusion of Excluded Sites and Supplemental Excluded Sites) by giving written notice of acceptance to Seller and Escrow Agent (the “Acceptance Notice”) prior to the expiration of the Diligence Period. If Buyer timely delivers an Acceptance

Notice, or fails to deliver either a Termination Notice or an Acceptance Notice prior to the expiration of the Diligence Period, Buyer will be deemed to have accepted the entirety of the Property (subject to the express provisions of this Agreement including those allowing the removal or exclusion of Excluded Sites and Supplemental Excluded Sites), the Deposit will become nonrefundable to Buyer (other than as expressly set forth in this Agreement), and this Agreement will continue in effect subject to the other provisions hereof. Buyer acknowledges and agrees that Buyer will have the opportunity during the Diligence Period to inspect and investigate the Property. Subject to the other provisions of this Agreement, the failure of Buyer to deliver a Termination Notice prior to the expiration of the Diligence Period will conclusively evidence Buyer’s satisfaction with such investigations and Buyer will be deemed to have reviewed, accepted, and approved of the entirety of the Property (subject to the express provisions of this Agreement, including those allowing the removal or exclusion of Excluded Sites and Supplemental Excluded Sites).

(b)Buyer acknowledges that Seller has delivered to Buyer, or made available to Buyer by diligence website or other electronic means to which Buyer has been given access, the Seller Deliveries. Seller will have no obligation to deliver or disclose to Buyer any of Seller’s attorney-client privileged materials, appraisals, internal memoranda, or internal evaluations of the Property. Except as may be otherwise expressly set forth in this Agreement or the other instruments to be delivered by Seller at or prior to any Closing, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of, or conclusions drawn in the information contained in the Seller Deliveries or any other Diligence Materials.

(c)If this Agreement is terminated for any reason, Buyer will promptly return to Seller all Diligence Materials delivered to Buyer in physical form in connection with the Property, if any.

Section 2.2    Title and Survey Matters; Objections.

(a)Promptly following the Effective Date, Title Company will deliver to Buyer and Seller a title insurance commitment or preliminary title report showing the status of title to each Site (each, a “Title Commitment”). During the Diligence Period Buyer may also, at Buyer’s expense, obtain a new or updated ALTA survey of a Site performed by a registered surveyor and certified to Buyer, the Title Company, and any other party required by Buyer. Buyer will deliver a copy (which may be a “pdf” or other electronic copy) of any such new Survey to Seller and Title Company promptly after Buyer’s receipt thereof. Any matters disclosed by the Title Commitment or Survey for a Site which are approved, deemed approved, waived, or deemed waived by Buyer pursuant to the terms of this Agreement shall constitute “Permitted Exceptions” with respect to such Site, provided in no event will Seller Required Title Matters be deemed to constitute a Permitted Exception without an express waiver from Buyer.

(b)If any exceptions appear on the Title Commitment (or any updates thereto) for a Site, or any encroachments or other title conditions or survey defects are shown on the Survey (or any updates thereto) for a Site, that are not acceptable to Buyer (in Buyer’s sole but reasonable discretion), Buyer will provide a written notice to Seller and Title Company of such unacceptable matters affecting such Site (“Title Objection Matters”) not later than the later of
(i)the expiration of the Diligence Period or (ii) as to any update to any Title Commitment or Survey which reveals a Title Objection Matter not revealed in any prior version of the Title Commitment or Survey corresponding to such Site and as to any Title Commitment or Survey first received for a Site after the Effective Date, five (5) Business Days following the receipt of such update or Title Commitment or Survey (each, a “Buyer Title Notice”); provided, in the event that Buyer receives any such update less than five (5) Business Days prior to the applicable Closing Date, at Buyer’s election such Closing Date shall be adjourned on a day-for- day basis such that Buyer receives the benefit of the entirety of such five (5) Business Day period to review. Unless timely objected to in writing by Buyer as Title Objection Matters as provided above, all matters disclosed by the Title Commitment or Survey (or any updates thereto) for a Site, whether prior to or following the expiration of the Diligence Period, shall be deemed to constitute Permitted Exceptions for such Site; provided, that no Seller Required Title Matter shall constitute a Permitted Exception without an express waiver from Buyer.

(c)Except as expressly provided in Section 2.2(e) below as to Seller Required Title Matters, Seller will have no obligation to bring any action or proceeding, incur any expense, or otherwise take any action whatsoever to cure, remove or otherwise address any Title Objection Matters. Within five (5) days of receiving a Buyer Title Notice (with any Closing being adjourned on a day-for-day basis as necessary to afford Seller such five (5) day response period), Seller may send a notice to Buyer (the “Seller Response”) in which it elects to (i) cure or attempt to cure any Title Objection Matters, or (ii) not cure or attempt to cure such Title Objection Matters. The failure of Seller to provide a Seller Response to Buyer within such five (5) day period shall be deemed to mean that Seller does not elect to cure or attempt to cure any Title Objection Matters for that Site. Seller may use any portion of the Purchase Price being paid at Closing to cure or remove any Title Objection Matters that Seller has agreed to cure or remove, provided the Title Company must thereupon either remove such Title Objection Matter as an exception to title or “cure” such Title Objection Matter by affirmatively insuring over or providing such other coverage as may be reasonably acceptable to Buyer with respect to such Title Objection Matter (which affirmative insurance or other coverage shall be paid for by Seller). A Title Objection Matter that is not completely removed as an exception to title but has been cured as required above will, as so cured, be a Permitted Exception. Seller will be entitled to extend the original Closing Date for any Site with respect to which Seller elects to cure or remove any Title Objection Matters (including for this purpose any Seller Required Title Cure Items as defined in Section 2.2(e) below) for up to thirty (30) days in the aggregate if reasonably needed to effect the cure or removal thereof, and if so elected such Site will be treated as a Delayed Closing Site pursuant to Section 5.1 below. If Seller expressly agrees to cure or attempt to cure any Title Objection Matters for a Site (excluding for this purpose any Seller Required Title Cure Items) but fails to achieve such cure at least five (5) days prior to the Closing Date (as may be so extended) applicable to such Site (unless Seller will effect such cure by a payment of money at the subject Closing), Buyer will, as its sole and exclusive remedy for such failure, elect prior to such Closing Date to either (i) waive any such uncured Title Objection Matters and proceed to Closing on such Site, or (ii) designate such Site as a Supplemental Excluded Site pursuant to Section 1.6 above.

(d)If (i) Title Company has not agreed to address the Title Objection Matters raised by Buyer in a manner reasonably acceptable to Buyer, and (ii) Seller has not (or is deemed to have not) elected to cure or attempt to cure the Title Objection Matters raised by Buyer that are not being addressed by Title Company pursuant to clause (i), then Buyer will, by a written notice given to Seller not later than the later of (i) ten (10) days following the expiration of the Diligence Period and (ii) five (5) days after receipt of the applicable Seller Response (or expiration of the period for Seller to provide such Seller Response) (provided, in the event that any Seller Response is given or due to be given fewer than five (5) days before an applicable Closing, then at Buyer’s election such Closing Date shall be adjourned on a day-for-day basis such that Buyer receives the benefit of the entirety of such five (5) day period), either (x) elect to waive any such uncured Title Objection Matters and proceed to Closing, or (y) deliver written notice to Seller identifying the Sites affected by such Title Objection Matters (and which matters Buyer does not elect to waive pursuant to the preceding clause (x)), which list will specify in detail such material uncured Title Objection Matters with respect to such Sites and the cure or remedy requested by Buyer to address such Title Objection Matters (“Buyer’s Critical Title Notice”). Seller will, by responsive notice given to Buyer within ten (10) Business Days after receiving Buyer’s Critical Title Notice (“Seller’s Critical Title Response”), elect (as to each Site identified in such Buyer’s Critical Title Notice) to (A) cure or attempt to cure, in whole or in part in such manner as may be detailed in Seller’s Critical Title Response, some or all of the Title Objection Matters in Buyer’s Critical Title Notice pursuant to the provisions of Section 2.2(c) above or (B) decline to provide any action or remedy for some or all of the Title Objection Matters in Buyer’s Critical Title Notice. By responsive notice given to Seller within five (5) Business Days after receiving Seller’s Critical Title Response, Buyer will elect to either (1) accept Seller’s actions (if any) pursuant clause (A) or (B), subject to the limitations set forth in Section 1.6, designate one or more Sites for which Seller has elected not to provide any action or remedy pursuant to clause (B) as Supplemental Excluded Sites, waive any other Title Objection Matters not addressed by Seller, and proceed to Closing; or (2) if (but only if) Buyer’s reasonably-estimated aggregate reduction in value of the Sites for which Seller is not willing to cure or attempt to cure the Title Objection Matters set forth in Buyer’s Critical Title Notice (the “Uncured Critical Title Matter Value”) exceeds $65,000,000, terminate this Agreement as to the entirety of the Property, in which event the Deposit will be returned to Buyer and thereafter the Parties will have no further rights or obligations under this Agreement except for Obligations Surviving Termination. For clarity, if the Uncured Critical Title Matter Value is less than $65,000,000, Buyer’s sole remedy will be to elect clause (1) above, and Buyer will not have the right to elect to terminate this Agreement under clause (2). Any failure of Buyer to timely provide a notice required under this Section 2.2(d) shall be deemed an election by Buyer to waive the related uncured Title Objection Matters and proceed to Closing. Any Title Objection Matters waived (or deemed waived) by Buyer for a Site shall be deemed to constitute Permitted Exceptions for such Site. Any failure of Seller to timely provide a notice required under this Section 2.2(d) shall be deemed an election by Seller to take no action with respect to the related uncured Title Objection Matters.

(e)Notwithstanding the foregoing provisions of this Section, prior to or at the Closing of each Site Seller will, subject to the provisions of this Section 2.2(e), (i) cure or remove the Seller Required Title Cure Items (as such term is defined below) (and Buyer shall endeavor to identify on a separate written list each such item that is a Seller Required Title Cure Item not later than the end of the Diligence Period or, with respect to any such Seller Required Title Cure Item that appears in an updated Title Commitment or Survey received after the end of the Diligence Period, within five (5) Business Days after receipt of such update; provided, that a failure by Buyer to identify any Seller Required Title Cure Item shall not be deemed a waiver by Buyer thereof or of Buyer’s rights and remedies with respect thereto), and (ii) deliver to Title Company Seller’s form of “Owner’s Certification” regarding work performed and other customary matters applicable to such Site in substantially the form attached as Exhibit A to this Agreement, which Title Company has confirmed is sufficient to remove such “standard printed exceptions” as may be removed from a title policy by such an undertaking, and which may (to the extent acceptable to Title Company) be undertaken in one or more such documents applicable to one or more Sites. For purposes of this Section, “Seller Required Title Cure Items” means the following items: (v) tax liens encumbering the Real Property of any Site, (w) judgment liens against Seller, (x) the lien of any mortgage encumbering a Site or any portion thereof, specifically excluding any Mortgage that relates to a Loan Site for which Buyer has obtained a Loan Assumption Approval as provided in Section 1.9 above, and subject to the provisions of Section 1.9 addressing the Parties’ respective obligations regarding any Prepayment; (y) mechanics’ liens filed with respect to work performed at a Site pursuant to a written agreement directly between the lien claimant and the applicable Selling Entity (or any Affiliate thereof or any Person authorized to act on such Selling Entity’s behalf pursuant to a Property Management Agreement); and (z) other monetary liens filed against the Real Property of such Site and caused solely by the acts or omissions of Seller, excluding specifically any such liens arising from or relating to obligations for which the Tenant of the Site is responsible under its Lease; provided, that Seller is not obligated under clause (z) to expend any more than (i) as to any single Site, the lesser of (1) two and one-half percent (2.5%) of the Allocated Purchase Price and (2) $500,000.00 and (ii) in the aggregate, $10,000,000.00 for all Sites to cure or remove such liens (the “Seller Required Cure Cap”). The obligations of Seller pursuant to this Section 2.2(e) are referred to as the “Seller Required Title Matters.” Seller shall be required to cure Seller Required Title Matters as provided for herein, including by utilizing Purchase Price Proceeds at Closing, and failing to do so shall, subject to Seller’s notice and cure rights, be deemed a breach of this Agreement. Notwithstanding the foregoing, in the event any Seller Required Title Matter is not cured by Seller due to the fact that such cure would result in the Seller Required Cure Cap being exceeded, then within five (5) Business Days after receiving Seller’s notice that Seller will not cure any Seller Required Title Matters due to the fact that effecting such cure would result in the Seller Required Cure Cap being exceeded, as to each Site burdened by Seller Required Title Matters that will not be cured, Buyer will elect by written notice to Seller to either (A) proceed to Closing on the affected Site, or (B) designate such Site as a Supplemental Excluded Site pursuant to Section 1.6 above.

(f)Buyer’s obligation to close the purchase on any given Site is conditioned upon Title Company being committed, upon the conclusion of the process and receipt of the deliveries contemplated by this Section 2.2, to issue a standard coverage owner’s policy of title insurance with respect to the Real Property for such Site in the amount of the Allocated Purchase Price for such Site, subject only to the Permitted Exceptions related to such Site (and in all events free from any Seller Required Title Matters) as determined pursuant to this Section 2.2, but subject to receipt by the Title Company at the applicable Closing of the applicable title premium for such policy and the satisfaction by Buyer of the customary Buyer’s conditions and requirements applicable thereto.

(g)If Seller fails to cure any Seller Required Title Matters as provided for herein, subject in all events to the Seller Required Cure Cap, Buyer shall have the right at the applicable Closing to apply that portion of the Purchase Price necessary to cure such Seller Required Title Matter, which amount shall be withheld from Seller at the applicable Closing.

(h)The Closing Date shall be automatically extended for any Site required to provide either Party the requisite response period provided for in this Section 2.2.

Section 2.3    Entry, Insurance and Indemnity.

(a)Buyer must give Seller not less than two (2) Business Days’ prior written notice of any desired entry by any Buyer Parties onto any Site and must coordinate such entry and any related testing or inspections with Seller and the Tenants of such Site so as to minimize, to the greatest extent reasonably possible, any interference with the business of the Tenants of such Site. Buyer’s entry rights with respect to a Site are subject to all applicable provisions of the Leases for that Site. Buyer must otherwise conduct each entry upon any Site in a commercially reasonable manner. Seller has the right to have a representative present during any entry by any Buyer Parties onto any Site, provided that the failure of, or delay by, Seller to exercise that right will not delay or suspend Buyer’s right to enter; provided, further, however, that Buyer may not communicate with any Tenant, property manager or representative of any applicable

Governmental Authority unless a representative of Seller is present. Seller shall use commercially reasonable efforts to make representatives available for purposes of permitting Buyer to conduct such investigations.

(b)Buyer may not conduct any invasive testing, drilling, or boring at any Site, or any environmental testing of any Site other than a standard ASTM “Phase I” environmental study, without in each instance obtaining the prior written approval of Seller, which approval may be withheld in Seller’s sole and absolute discretion and, if granted, will be conditioned upon such precautions as Seller deems advisable to protect itself, the Tenant, and the Site.

(c)Notwithstanding the provisions of Section 2.3(b), if as part of Buyer’s diligence Buyer obtains an ASTM Phase I environmental study performed by a reputable consultant for any Site that identifies a Recognized Environmental Condition and concludes (which may be implicit) that a Phase II environmental study of environmental media of such Site is necessary or recommended to be performed (or that further environmental investigation be performed), and as a result Buyer desires to have such a Phase II study performed for the subject Site, Buyer will provide a separate written notice thereof to Seller within five (5) Business Days of its receipt of such ASTM Phase I environmental study, but (other than with respect to the Evergreen Detention Pond Parcel, for which the Parties acknowledge no Phase I has been obtained as of the Effective Date) in no event later than the expiration of the Diligence Period (each, a “Phase II Notice”). Buyer’s Phase II Notice will include the following items, all of which will be subject to Seller’s reasonable review, comment and written approval prior to the performance of any work at any Site relating to such Phase II: (i) a copy of Buyer’s Phase I report containing the recommendation for the Phase II, such Phase I to be delivered without representation or warranty by Buyer; (ii) Buyer’s agreement with Buyer’s environmental consultant for the performance of the Phase II; and (iii) the detailed scope of work such consultant proposes to perform for such Phase II, excluding pricing and any such terms and conditions as may be confidential, including without limitation the details of any entry upon and activities to be performed by or for such consultant at or about the Property. Prior to performing such Phase II study, the consultant shall provide to Seller an insurance certificate from Buyer’s consultant evidencing that such consultant will be providing Seller, the other Seller Parties, and the Tenants of the subject Site with liability insurance (as additional insureds) for such consultant’s entry upon or about the Site in amounts not less than are required under Section 2.3(d) of the Agreement with respect to the Phase II. Seller will respond to Buyer’s Phase II Notice within five (5) days of receipt, either (x) approving Buyer’s performance of the Phase II study as requested; (y) approving Buyer’s performance of the Phase II study subject to specific comments, requirements or conditions (which may include, without limitation, the approval of one or more of the Tenants of the subject Site if required pursuant to any applicable Lease, but which approval, except as otherwise provided in Section 2.3(b) above, will not otherwise be unreasonably withheld by Seller); or (z) disapproving Buyer’s performance of the Phase II study. Buyer will pay all costs and expenses incurred by Buyer and Buyer’s consultants in connection with the proposed Phase II study, whether or not approved or performed; provided that if Seller increases the scope of the testing or investigations of any Phase II beyond what is proposed in the applicable Phase II Notice, Seller shall be liable for such incremental costs. If the Phase II study is approved and performed, then upon request by Seller, Buyer will provide a copy of the Phase II report to Seller when completed, such Phase II to be delivered without representation or warranty by Buyer. If the Phase II study is not approved by Seller (or, if required by one or more applicable Leases, by one or more Tenants of such Site), then within five (5) days after receiving Seller’s notice that the Phase II cannot be performed, Buyer will elect by written notice to Seller to either (A) proceed to Closing on such Site, or (B) designate such Site as a Supplemental Excluded Site pursuant to Section 1.6 above. If the Phase II study is performed but does not resolve the subject issue(s) to Buyer’s or any Lender’s reasonable satisfaction, then within five (5) days after receiving the Phase II report so concluding (but in any case not later than forty-five (45) days after Buyer received approval from Seller to perform the Phase II study, unless an applicable Governmental Authority must approve the completion of such Phase II study, in which event such election shall be made not later than ninety (90) days after Buyer received approval from Seller to perform the Phase II study), Buyer will elect by written notice to Seller to either (1) proceed to Closing on such Site, or (2) designate such Site as a Supplemental Excluded Site pursuant to Section 1.6 above. The Closing Date for a Site for which Buyer properly submits a Phase II Notice will be tolled (i) in order to give the Parties the time periods set forth above to send applicable notices to each other pursuant to this Section 2.3; and/or (ii) if Seller approves Buyer’s performance of the Phase II study, in which case such Site will be treated as a Delayed Closing Site and, unless such Site is ultimately designated as a Supplemental Excluded Site as provided above, the Closing Date for such Site will be the thirtieth (30th) day after Buyer received the Phase II study.

(d)Buyer will maintain commercial general liability insurance on current ISO forms (or their functional equivalent) insuring against any liability arising out of the Buyer Parties activities in, upon, about or with respect to the Property, with limits of at least $3,000,000 per occurrence and $10,000,000 aggregate (which limits may include applicable excess or umbrella coverage). Buyer’s policy must insure the contractual liability of Buyer’s indemnification and defense obligations under this Agreement and must (i) name Seller and the other Seller Parties as additional insureds with respect to all Claims arising out of the activities of the Buyer Parties in, upon, about or with respect to the Property, (ii) contain a cross-liability provision, and (iii) be primary and noncontributing with any other insurance available to Seller and the other Seller Parties. Buyer must provide Seller with evidence that Buyer has such insurance coverages in force prior to any entry by a Buyer Party upon any of the Sites, and such insurance must be maintained in force by Buyer at all times prior to the termination of this Agreement or the Final Closing. Buyer will also require that any Buyer Party entering upon any Site also maintains insurance substantially consistent with all of the foregoing requirements, provided that the occurrence and aggregate limits for a consultant performing non-invasive work may be as low as $1,000,000 and $5,000,000, respectively.

(e)Buyer will pay all costs incurred in connection with Buyer’s due diligence activities regarding the Property, will promptly repair and restore any damage caused to any Site by such activities, and will not permit any mechanics or other liens to be filed against any Site as a result of such activities. BUYER WILL INDEMNIFY, DEFEND AND HOLD THE SELLER PARTIES HARMLESS FROM AND AGAINST ANY CLAIMS ARISING OUT OF ANY ACTIVITIES OF THE BUYER PARTIES IN, UPON, ABOUT OR WITH RESPECT TO THE PROPERTY PRIOR TO CLOSING; PROVIDED, HOWEVER, THAT BUYER WILL NOT BE RESPONSIBLE FOR INDEMNIFYING SELLER FOR THE MERE DISCOVERY OF ANY PRE- EXISTING ADVERSE CONDITION ON ANY SITE (ENVIRONMENTAL OR OTHERWISE) OR THE EXTENT SUCH ADVERSE CONDITION IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY SELLER PARTY. Buyer’s indemnity and insurance obligations under this Article 2 are not limited by any other limitation on damages or remedies under this Agreement, including without limitation the liquidated damages provisions contained in Article 6. The provisions of this Section will survive the Closing or any earlier termination of this Agreement.

Section 2.4 AS-IS SALE. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY APPLICABLE

CLOSING DOCUMENTS (“SELLER’S EXPRESS AGREEMENTS”), (A) SELLER IS SELLING AND BUYER IS PURCHASING ALL OF THE PROPERTY “AS IS, WHERE IS AND WITH ALL FAULTS,” AND (B) BUYER IS NOT RELYING ON ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY SELLER PARTY AS TO ANY MATTER CONCERNING OR RELATING TO THE PROPERTY, OR SET FORTH, CONTAINED OR ADDRESSED IN THE DILIGENCE MATERIALS (INCLUDING WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING WITHOUT LIMITATION AS TO: (I) THE QUALITY, NATURE, HABITABILITY, MERCHANTABILITY, FITNESS, USE, OPERATION, VALUE, MARKETABILITY, ADEQUACY OR PHYSICAL CONDITION OF ANY OF THE PROPERTY OR ANY ASPECT OR PORTION THEREOF (INCLUDING WITHOUT LIMITATION ANY STRUCTURAL ELEMENT, FOUNDATION, ROOF, APPURTENANCE, ACCESS, LANDSCAPING, PARKING FACILITIES, ELECTRICAL, MECHANICAL, HVAC, COMMUNICATION, PLUMBING, SEWAGE, OR UTILITY SYSTEM, EQUIPMENT, FACILITY, APPLIANCE, SOIL, GEOLOGY AND GROUNDWATER); (II) THE DIMENSIONS OR LOT SIZE OF ANY OF THE REAL PROPERTY OR THE SQUARE FOOTAGE OF ANY IMPROVEMENTS THEREON OR OF ANY TENANT’S OR OCCUPANT’S SPACE THEREIN OR ANY COMMON AREAS THEREOF; (III) THE DEVELOPMENT OR INCOME POTENTIAL, OR RIGHTS OF OR RELATING TO, ANY OF THE PROPERTY, OR THE SUITABILITY, VALUE, ADEQUACY, OR FITNESS OF ANY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE; (IV) THE ZONING OR OTHER LEGAL STATUS OF ANY OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON THE USE OF ANY OF THE PROPERTY; (V) THE COMPLIANCE OF ANY OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT) OR ANY COVENANTS, CONDITIONS, RESTRICTIONS OR OTHER MATTERS IN ANY MANNER AFFECTING ANY OF THE PROPERTY AND WHETHER IMPOSED OR ASSERTED BY ANY GOVERNMENTAL AUTHORITY OR ANY OTHER PERSON; (VI) THE ABILITY OF BUYER TO OBTAIN ANY NECESSARY GOVERNMENTAL APPROVALS, LICENSES OR PERMITS FOR THE CURRENT USE OR BUYER’S INTENDED USE, DEVELOPMENT OR REDEVELOPMENT OF ANY OF THE PROPERTY; (VII) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS OR OTHER HAZARDOUS CONDITIONS ON, IN, UNDER, ABOVE OR ABOUT ANY OF THE PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTIES; (VIII) THE QUALITY OF ANY LABOR OR MATERIALS USED IN ANY IMPROVEMENTS; (IX) THE CONDITION OF TITLE TO ANY OF THE PROPERTY; (X) ANY LEASES OR ANY CONTRACTS OR OTHER AGREEMENTS AFFECTING ANY OF THE PROPERTY OR THE INTENTIONS OF ANY PERSON WITH RESPECT TO THE NEGOTIATION AND/OR EXECUTION OF ANY LEASES, CONTRACTS OR AGREEMENTS WITH RESPECT TO ANY OF THE PROPERTY OR ANY PORTION THEREOF; (XI) THE ECONOMICS OF, OR THE INCOME AND EXPENSES, REVENUE OR EXPENSE PROJECTIONS OR OTHER FINANCIAL MATTERS RELATING TO, THE OWNERSHIP, LEASING, OR OPERATION OF ANY OF THE PROPERTY; OR (XII) ANY LOAN, LOAN DOCUMENTS, LENDER, OR THE WILLINGNESS OF ANY LENDER TO PROVIDE A LOAN ASSUMPTION APPROVAL. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR SELLER’S EXPRESS AGREEMENTS, BUYER IS NOT RELYING ON ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF SELLER, ANY OTHER SELLER PARTY, OR ANY AGENT OR BROKER OF SELLER, WHETHER IMPLIED, PRESUMED OR EXPRESSLY PROVIDED AT LAW OR OTHERWISE, OR ARISING BY VIRTUE OF ANY STATUTE, COMMON LAW OR OTHER RIGHT OR REMEDY IN FAVOR OF BUYER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER IS UNDER NO DUTY TO MAKE ANY

INQUIRY REGARDING ANY MATTER THAT MAY OR MAY NOT BE KNOWN TO SELLER, ANY OTHER SELLER PARTY, OR ANY OTHER AGENT OR BROKER OF SELLER.

IF BUYER PURCHASES ANY OF THE PROPERTY, ANY REPORTS, REPAIRS OR WORK REQUIRED OF OR BY BUYER WITH RESPECT THERETO ARE THE SOLE RESPONSIBILITY OF BUYER FROM AND AFTER THE APPLICABLE CLOSING, AND BUYER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF SELLER EITHER BEFORE OR AFTER ANY CLOSING TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY OF THE PROPERTY OR, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER APPLICABLE CLOSING DOCUMENT TO CURE ANY VIOLATIONS OF ANY LAWS. FOLLOWING CLOSING AND SATISACTION OF SELLER’S OBLIGATIONS HEREUNDER, BUYER IS SOLELY RESPONSIBLE FOR OBTAINING THE ISSUANCE OR RE-ISSUANCE OF ANY CERTIFICATE OF OCCUPANCY OR ANY OTHER APPROVAL OR PERMIT NECESSARY FOR TRANSFER OR OCCUPANCY OF ANY OF THE PROPERTY OR ANY PORTION THEREOF AND FOR ANY IMPROVEMENTS, REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT BUYER’S SOLE COST AND EXPENSE.

THE PROVISIONS OF THIS SECTION WILL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

Section 2.5 Release. Without limiting the provisions of Section 2.4, but subject to Seller’s Express Agreements and the express rights and remedies reserved to Buyer in this Agreement, if Closing occurs as to any Site, then with respect to such Site, from and after such Closing, Buyer, for itself and the other Buyer Parties (including without limitation any Permitted Assignee), waives all rights to recover from, and forever releases, discharges and covenants not to sue, Seller and the other Seller Parties with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may exist or arise on account of or in any way be connected with such Site (including without limitation the physical, operational, environmental, and structural condition of such Site) or any Laws applicable thereto, including without limitation any Claims or other matters relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about such Site. Buyer assumes the risk that Buyer’s investigations of such Site may not reveal all aspects, conditions and matters of or affecting such Site. Buyer acknowledges, agrees, represents and warrants that: (a) Buyer is an experienced, knowledgeable and sophisticated purchaser of properties similar to the Property;
(b)Buyer expressly agrees to and accepts, and fully understands, each and all of the provisions of this Agreement and the waivers, releases, and limitations of liability contained in this Agreement; and (c) each and all of the waivers, releases, limitations of liability, and other provisions contained in this Agreement are fair and reasonable, particularly in light of the sophistication, experience and knowledge of the Parties. Buyer acknowledges and agrees that Seller has agreed to enter into this Agreement in consideration for and in reliance upon each and all of the waivers, releases, limitations of liability, and other provisions contained in this Agreement and any of Buyer’s closing documents, that the Purchase Price is based in part on Buyer’s acceptance of and agreement to each and all of the waivers, releases, limitations of liability and other provisions contained in this Agreement, and that Seller would not have agreed to execute this Agreement or sell the Property to Buyer on terms that did not include each and all of the waivers, releases, limitations of liability, and other provisions contained in this Agreement.

SUBJECT TO SELLER’S EXPRESS AGREEMENTS AND THE EXPRESS RIGHTS AND REMEDIES RESERVED TO BUYER IN THIS AGREEMENT, THE WAIVERS, RELEASES, AND OTHER PROVISIONS CONTAINED IN SECTIONS 2.4 AND 2.5 EXTEND

TO ALL CLAIMS OF ANY NATURE AND KIND WHATSOEVER, KNOWN OR UNKNOWN, PAST, PRESENT OR FUTURE, SUSPECTED OR NOT SUSPECTED, EXCEPT FOR ACTUAL FRAUD COMMITTED BY SELLER IN CONNECTION WITH A COMPLETED SALE OF ANY SITE TO BUYER. TO THE FULLEST EXTENT PERMISSIBLE BY APPLICABLE LAW, BUYER WAIVES ANY PROVISIONS OF APPLICABLE LAW THAT OTHERWISE MIGHT OPERATE TO LIMIT OR PROHIBIT ANY OF SUCH WAIVERS, RELEASES AND OTHER PROVISIONS. THE PROVISIONS OF THIS SECTION WILL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

ARTICLE 3 OPERATION OF THE PROPERTY

Section 3.1    Operation of the Property.

(a)Between the Effective Date and the Closing Date, and subject to the provisions of the Leases, Seller will use commercially reasonable efforts to (i) maintain (or cause each Tenant to maintain, as appropriate) each Site in substantially the same condition as existed on the Effective Date, subject to reasonable wear and tear and any damage or destruction by Casualty, Condemnation (both as defined below), or other causes or events beyond the reasonable control of Seller, and (ii) maintain, or cause to be maintained, in full force and effect all licenses and permits required to be held by Seller in order for the Property to comply with all Laws. Additionally, between the Effective Date and the Closing Date, Seller shall, consistent with past practice, (x) subject to Section 3.4, comply with, in all material respects, the Contracts and use commercially reasonable efforts to enforce its rights under the Contracts consistent with prior practice, (y) maintain, or cause to be maintained, insurance coverage in full force and effect with respect to the Property in the ordinary course of its business consistent with past practice, and (z) not, without Buyer’s prior written consent, cause or initiate any zoning changes.

(b)Between the expiration of the Diligence Period and the Closing Date, without Buyer’s prior consent (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall not enter into any replacement, or amendment to the terms, of any ROFR, to the extent (i) such amended terms or such replacement ROFR, as applicable, would be binding on Buyer from and after the applicable Closing or (ii) such action would have a material adverse impact on Seller’s ability to obtain any waiver sought to be obtained pursuant to this Agreement (or Buyer’s ability to obtain such waivers subsequent to the Closing). Prior to the expiration of the Diligence Period, Seller shall provide prompt (and in no event later than two
(2) Business Days prior to expiration of the Diligence Period (with such Diligence Period being extended as to any affected Site to afford such two (2) Business Day notice period)) written notice to Buyer of any such replacement, or amendment to the terms, of any ROFR.

(c)Seller shall use commercially reasonable efforts in accordance with Section 1.4 to obtain, prior to the Closing, a ROFR Waiver from each applicable ROFR Tenant with respect to each applicable ROFR.

Section 3.2 Casualty. If a Site is damaged or destroyed by fire or other casualty event (“Casualty”) first occurring after the Effective Date but prior to the Closing of such Site, Seller will provide written notice to Buyer of such Casualty promptly following Seller’s receipt of actual knowledge of such Casualty. If the Site is “materially damaged or destroyed” (as defined below) by such Casualty, Buyer may designate such Site as a Supplemental Excluded Site by written notice given to Seller within ten (10) Business Days after Buyer receives notice of the occurrence of such Casualty, and it will be excluded from the transaction as provided in Section

1.6above. If the Site is not deemed “materially damaged or destroyed,” or if it is but the Site is not timely designated as a Supplemental Excluded Site by Buyer, then Buyer will remain bound to purchase the Site for the full Allocated Purchase Price pursuant (and subject) to the terms of this Agreement, without regard to the occurrence or effects of the Casualty; provided that (a) if one or more of the Tenants is responsible under its applicable Lease for insuring all or any portion of the Site suffering the Casualty, then at the Closing for such Site Seller will assign to Buyer Seller’s interest in the property insurance proceeds payable to Seller (if any) under each such Tenant’s insurance for the restoration of the physical damage to such Site, and/or (b) if Seller is responsible under one or more of the applicable Leases for insuring the Site suffering the Casualty, then at the Closing for such Site Seller will provide Buyer with a credit against the Purchase Price equal to the amount of any property insurance proceeds that would be payable to Seller under Seller’s insurance for the repair of the physical damage to such Site, plus any deductible amount applicable thereto, net of any costs and expenses reasonably incurred by Seller prior to Closing in connection with the Casualty. For purposes of this Section, a Site that is subject to a Casualty shall be deemed “materially damaged or destroyed” only if (i) the Landlord is responsible under one or more of the applicable Leases for insuring or restoring all or any portion of the Site damaged or destroyed by such Casualty, but (x) the insurance proceeds amount (including applicable deductible) that would be credited to Buyer as provided above for such Site is not reasonably sufficient to fund any repairs Buyer would be required to pay for or make to return such Site to a condition substantially as good as existed immediately prior to the Casualty, and (y) Seller does not agree (in Seller’s sole and absolute discretion) to pay or credit Buyer for the anticipated shortfall as reasonably agreed by Seller and Buyer; (ii) any Major Tenant has the express right to abate rent under its applicable Lease, such abatement would continue beyond the scheduled Closing Date for such Site, and Seller does not agree (in Seller’s sole and absolute discretion) to pay or credit Buyer for the full amount of such post-Closing rental abatement; or (iii) any Major Tenant has the express right to terminate its applicable Lease as a result of the Casualty affecting such Site, unless waived in writing by such Major Tenant.

Section 3.3 Condemnation. If any condemnation proceedings are first instituted, or notice of any condemnation or intent to condemn is first given, with respect to all or any portion of the Real Property for a Site (a “Condemnation”) after the Effective Date but prior to the Closing of such Site, Seller will promptly provide written notice to Buyer of such Condemnation promptly following Seller’s receipt of actual knowledge of such Condemnation. The Parties agree that the matters set forth on Schedule 3.3 (if any) will be addressed as provided in Schedule 3.3 and will not be treated as “Condemnation” under this Section 3.3 to the extent such matters are addressed as set forth therein. If the Condemnation will result in a “material and adverse effect” (as defined below) to the Site, Buyer may designate such Site as a Supplemental Excluded Site by written notice given to Seller within ten (10) Business Days after Buyer receives notice of the Condemnation, and it will be excluded from the transaction as provided in Section 1.6 above. If the Condemnation will not result in a “material and adverse effect” to the Property, or if it will but the Site is not timely designated as a Supplemental Excluded Site by Buyer, Buyer will remain bound to purchase the Property for the full Purchase Price pursuant (and subject) to the terms of this Agreement, without regard to the occurrence or effect of the Condemnation; provided that at the Closing for such Site Seller will assign to Buyer Seller’s interest in the award payable to Seller on account of the Condemnation (if any), but net of any losses, costs and expenses reasonably incurred by Seller prior to Closing in connection with the Condemnation. For purposes of this Section, a “material and adverse effect” to a Site means (a) the Landlord is responsible under one or more of the applicable Leases for restoring all or any portion of the Site suffering a Condemnation but (i) the condemnation award proceeds that would be assigned to Buyer as provided above for such Site are not reasonably sufficient to fund the restoration Buyer would be required to make to return the Real Property of such Site to a lawful operating condition, and (ii) Seller does not agree (in Seller’s sole and absolute discretion) to pay or credit Buyer for the anticipated shortfall; (b) any Major Tenant has the express right to abate rent under its applicable Lease as a result of the Condemnation, such abatement would continue beyond the scheduled Closing Date for such Site, and Seller does not agree (in Seller’s sole and absolute discretion) to pay or credit Buyer for the full amount of such post-Closing rental abatement; or (c) any Major Tenant has the express right to terminate its applicable Lease as a result of the Condemnation affecting such Site, unless waived in writing by such Major Tenant.

Section 3.4    Contracts.

(a)Any Contracts existing on the Effective Date will be provided to Buyer as a part of the Seller Deliveries for Buyer’s review during the Diligence Period. Not later than ten (10) days prior to the applicable Closing, Buyer will deliver a written notice to Seller setting forth which, if any, of the Contracts Buyer elects to have Seller terminate and which Contracts Buyer elects to have Seller assign to Buyer at the applicable Closing; provided, that Seller shall assign to Buyer, and Buyer will assume from Seller, (i) all Contracts which are terminable upon not more than sixty (60) days’ notice without penalty, irrespective of whether such Contracts are identified in such written notice (unless such Contract is explicitly identified as a Contract to be terminated, in which case it shall be terminated), and (ii) all Work Contracts for which Buyer has received a credit from Seller toward the Purchase Price in accordance with the terms hereof or with respect to which Seller remains liable for the uncredited costs pursuant to Section 3.6 below, which costs are unknown as of the applicable Closing Date. Seller will deliver notices of termination prior to or at Closing terminating those Contracts that Buyer so timely notifies Seller to terminate, and Seller will be responsible for any termination penalties or fees associated with the termination of such Contracts. At Closing, Seller will assign to Buyer, to the extent assignable, and Buyer will assume, all Contracts so elected by Buyer for each Site pursuant to the Assignment of Contracts described in Section 5.3 below. Any amounts paid or payable under any Contracts being assigned to Buyer will be appropriately prorated between the Parties at Closing. Notwithstanding the foregoing, if any Contracts are not terminable upon commercially reasonable terms and notice, Seller will have no obligation to terminate such non- terminable Contracts, and at Closing Buyer will accept the assignment of such non-terminable Contracts.

(b)After the expiration of the Diligence Period, except with respect to those Contracts which Buyer elects to have Seller terminate pursuant to Section 3.4(a) above, Seller will not, without Buyer’s prior written consent, enter into any new Contract, or amend or terminate any existing Contract, unless that Contract (as may be so amended) either will not extend beyond Closing or is terminable without material penalty upon no more than thirty (30) days’ notice (with Seller being responsible at the Closing for any penalty for any new Contract). If Buyer fails to either give or expressly refuse such consent within five (5) Business Days after receiving the written request from Seller, such consent shall conclusively be deemed to have been given. Buyer’s consent may be granted or withheld in Buyer’s sole but commercially reasonable discretion with respect to any such new Contract, amendment or termination that is proposed for a Site between the expiration of the Diligence Period and Closing of the applicable Site. Seller will promptly provide to Buyer a copy of any written notice (including a notice of default) given or received under a Work Contract after the Effective Date following Seller’s receipt or delivery thereof, provided, that Seller shall not be required to provide any such notices that relate to a Contract which Buyer has elected for Seller to terminate pursuant to Section 3.4(a) above. Prior to the expiration of the Diligence Period, Seller shall provide prompt (and in no event later than two (2) Business Days prior to expiration of the Diligence Period (with such Diligence Period being extended as to any affected Site to afford such two (2) Business Day notice period)) written notice to Buyer of any such new Contract, amendment or termination.

(c)Except for any Broker Listing Agreements related to leasing activity contemplated by Section 3.8 below (each, a “Pipeline BLA”), Seller will cause any Broker Listing Agreements and any Property Management Agreements to be terminated with respect to the Sites affected thereby prior to or as of the Closing Date for the subject Sites, and Seller will be solely responsible for any termination fees or other payments due under any such terminated agreements, unless such payments (typically for unpaid leasing commissions) constitute Leasing Costs otherwise allocated to Buyer under Section 3.6 below. After the expiration of the Diligence Period, Seller will not, without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed, enter into any new Broker Listing Agreement or amend or terminate any existing Broker Listing Agreement if the same would impose any obligation on Buyer after the Closing that is not credited to Buyer at such Closing. If Buyer fails to either give or expressly refuse such consent within five (5) Business Days after receiving the written request from Seller, such consent shall conclusively be deemed to have been given. At each Closing, each applicable Pipeline BLA shall be assigned to Buyer pursuant to the General Assignment, Buyer shall assume the obligations thereunder, and shall acknowledge in each applicable General Assignment that Seller is authorized to act as Buyer’s agent with respect to all leasing activities related to potential New Leases identified on the Pipeline List (as hereinafter defined) corresponding to such Site as well as any other potential New Leases otherwise approved by Buyer in accordance with this Agreement. Seller shall indemnify and hold Buyer harmless from and against any Claims arising from or in connection with any breach by Seller of any such Pipeline BLA including, without limitation, any exclusivity provision thereunder.

Section 3.5 Lease Modification and Enforcement. Prior to the Closing Date, Seller shall use commercially reasonable efforts consistent with past practice to enforce each Tenant’s obligation under its Lease, and subject to the terms and provisions of each applicable Lease and consistent with past practice, may apply all or any portion of any Security Deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by the applicable Tenant. Notwithstanding the foregoing, except (a) for the list of Leases set forth on the attached Schedule 3.5, or (b) in the event that an applicable Tenant is engaged in illegal activities or hazardous activities which put the life, health or safety of other Tenants or invitees of the applicable Site at risk or are reasonably likely to bring such Tenant’s premises or the applicable Site into disrepute, Seller shall not terminate any Lease without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Seller will provide to Buyer a copy of any written notice (including any notice of default) given to or received from any Tenant after the Effective Date promptly following Seller’s delivery or receipt thereof. After expiration of the Diligence Period, except as set forth in Sections 3.7 and 3.8 below, Seller shall not enter into any modification of any Existing Lease or New Lease or accept any voluntary surrender of any Existing Lease or New Lease without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Prior to the expiration of the Diligence Period, except as otherwise permitted by Sections 3.7 and 3.8 below, Seller shall provide prompt (and in no event later than two (2) Business Days prior to expiration of the Diligence Period (with such Diligence Period being extended as to any affected Site to afford such two (2) Business Day notice period)) written notice to Buyer of any such modification of any Existing Lease or New Lease or acceptance of a voluntary surrender of any Existing Lease or New Lease.

Section 3.6 Leasing Costs. At or prior to Closing for any Site, Seller will pay all Leasing Costs that are or become due and payable prior to Closing with respect to the Existing Leases and any New Leases affecting such Site. If there are any unpaid Leasing Costs as of any applicable Closing Date on account of the then-current term of any Existing Leases or New Leases affecting such Site, then at such Closing, Buyer will receive a credit towards the Purchase Price for any such unpaid amounts known as of the Closing Date, Buyer will assume such obligations pursuant to the Assignment of Leases described in Section 5.3 below, and Seller will have no further responsibility for such costs or allowances for which Buyer is credited. Additionally, upon the occurrence of Closing as to any Site, pursuant to the Assignment of Leases, Buyer will assume any then outstanding obligations for Leasing Costs for which Buyer is responsible under this Agreement. To the extent that Seller is liable for any Leasing Costs for Existing Leases, New Leases and Earnout Leases and any such Leasing Costs are not known, billed or discovered until after the applicable Closing Date, Seller shall continue to be responsible therefor for a period of nine (9) months following the applicable Closing Date (provided, that any such Claims shall survive such nine (9) month period so long as a Claim Notice with respect thereto was delivered to Seller prior to the expiration of such period) and shall either reimburse Buyer for any such Leasing Costs or pay directly such Leasing Cost to the party to whom such amounts are due and shall indemnify Buyer from an against any Claims arising as a result of Seller’s failure to make such payments; provided, however, in no event shall Seller be responsible for cost overruns constituting Leasing Costs to the extent such cost overruns arise on account of matters occurring after the applicable Closing Date. The provisions of this Section will survive the Closing.

Section 3.7 Leasing Prior to Closing. Prior to the expiration of the Diligence Period, Seller shall deliver to Buyer a list of all leasable space in each Site with respect to which Seller has had more than one (1) substantive discussion with any potential tenant or tenants with respect to a letter of intent or potential New Lease to lease an identifiable space or suite, which shall include an identification of the applicable Site, the applicable space or suite in such Site, the potential tenant and the anticipated term, commencement date and base rent discussed with such tenant (the “Pipeline List”). Regarding any New Leases proposed for execution by Seller between October 21, 2021 and the applicable Closing Date for any Site:

(a)Seller will have the right to enter into a New Lease if it meets the following qualification or is otherwise approved by Buyer in writing, which approval shall not be unreasonably withheld, conditioned or delayed: such lease shall (i) be consistent with market rents, concessions and term for properties similar to the applicable Site in the metropolitan statistical area in which the applicable Site is located, (ii) not provide for decreasing rents (i.e., shall not be front loaded the first year), (iii) not contain any ROFRs, (iv) comply with, and shall provide that the applicable Tenant shall at all times comply with, any declaration of covenants or restrictions or any similar instruments that impose covenants or restrictions upon or benefits the leased premises under such Lease (including without limitation any signage, building or use restrictions), all zoning regulations applicable to such leased premises and all exclusives granted to Tenants of the Site pursuant to Leases affecting the applicable Site and to which such leased premises is subject, (v) be compatible with the existing uses in the applicable Site, and (vi) otherwise be on the form lease approved by Buyer, such approval not to be unreasonably withheld, conditioned or delayed, subject to commercially reasonable changes requested by the applicable Tenant;

(b)Seller shall deliver a copy of each such proposed New Lease to Buyer not less than five (5) Business Days prior to the execution thereof; and

(a)Seller shall deliver a copy of each such executed New Lease to Buyer promptly upon the execution and delivery thereof.

For each Site, the Allocated Purchase Price to be paid by Buyer to Seller at the applicable Closing will be increased by an amount equal to the quotient of (x) the anticipated Earnout Income under each New Lease applicable to such Site, divided by (y) the Cap Rate. The provisions of this Section will survive the Closing.

Section 3.8 Leasing after Closing; Earnout. Not later than the Closing Date for any applicable Site, Seller shall deliver to Buyer an update to the Pipeline List for each Site as to which Closing will occur on such Closing Date consistent with the requirements of Section 3.7, except that all leasable space in such Site which is then vacant or is likely to become vacant prior to expiration of the applicable Earnout Period shall be identified thereon. For a period up to one hundred eighty (180) days following the applicable Closing Date for each Site (the “Earnout Period”), Seller shall have the right on Buyer’s behalf to negotiate and approve new leases during the Earnout Period if any such New Lease meets the following qualifications or is otherwise approved by Buyer in writing, which approval shall not be unreasonably withheld, conditioned or delayed (each, an “Approved Post-Closing Lease”): such New Lease shall (a) be consistent with market rents, concessions and term for properties similar to the applicable Site in the metropolitan statistical area in which the applicable Site is located, (b) not provide for decreasing rents (i.e., shall not be front loaded the first year), (c) not contain any ROFRs, (d) comply with, and shall provide that the applicable Tenant shall at all times comply with, any declaration of covenants or restrictions or any similar instruments that impose covenants or restrictions upon or benefits the leased premises under such Lease (including without limitation any signage, building or use restrictions), all zoning regulations applicable to such leased premises and all exclusives granted to Tenants of the Site pursuant to Leases affecting the applicable Site and to which such leased premises is subject, (e) be compatible with the existing uses in the applicable Site, and (f) otherwise be on the form lease approved by Buyer, such approval not to be unreasonably withheld, conditioned or delayed, subject to commercially reasonable changes requested by the applicable Tenant.

(a) Buyer agrees that the foregoing includes rights to enter upon each such Site generally and any vacant (or to-be vacant) space within such Site specifically for the purpose of showing such vacant (or to-be vacant) space to such prospective tenants in connection with the activities contemplated hereby, provided that Buyer may require Seller, any prospective Tenant and anyone acting by, through or under them to enter into a customary access agreement in connection with such access. Buyer shall enter into an Approved Post-Closing Lease if presented by Seller for execution prior to expiration of the Earnout Period, time being of the essence, with a prospective tenant identified on the applicable Pipeline List, which, upon such presentation to Buyer, shall be an “Earnout Lease”. Not more than ten (10) days following the latest of presentation of an Earnout Lease to Buyer, execution of such Earnout Lease by the tenant thereunder and receipt of any applicable Lender consent documentation required in connection with such Earnout Lease, Buyer shall pay the applicable Earnout Amount to Seller. Buyer hereby acknowledges and agrees that it shall use commercially reasonable and good faith efforts to obtain any (y) required tenant signature, and (z) lender consent which are required for such Earnout Lease to be valid and effective, to the extent lacking upon presentation of such Earnout Lease by Seller. As used in this Agreement, the “Earnout Amount” shall be (i) an amount equal to the anticipated Earnout Income under such Earnout Lease, divided by (ii) the Cap Rate, less an amount equal to the anticipated Leasing Costs in respect of said Earnout Lease. By way of example only, if an Earnout Lease produces anticipated Earnout Income of $1,200,000 (calculated as the total rental and other revenue for the first 12 months following the rent commencement date thereunder) and Leasing Costs in the amount of $13,000,000 are anticipated to be incurred (including any costs incurred as a result of capital improvement and tenant improvement work necessary to prepare the premises demised thereunder for tenancy), then the Earnout Amount shall be (i) $1,200,000, divided by (ii) the Cap Rate (or 7.19%), minus (iii) $13,000,000, or $3,689,847.01. Seller shall be responsible for, and shall indemnify and hold harmless Buyer from and against, any taxes incurred as a result of receipt by Seller of any Earnout Amount. With respect to each Earnout Lease for which Seller receives an Earnout Amount on a post-Closing basis, Seller and Buyer agree to cooperate in good faith to complete and submit any transfer tax documentation required in connection therewith by the State in which the Site is located relating to such Earnout Lease and to pay any transfer taxes due on the Earnout Amount in accordance with Schedule 5.6. The provisions of this Section will survive the Closing.

Section 3.9 Compliance with Loan Documents. From the Effective Date until the applicable Closing for each Loan Site, Seller will comply in all material respects with the requirements of the Loan Documents applicable to such Site, including the making of monthly interest payments as such payments become due and payable. Except as may be expressly contemplated by this Agreement, Seller will not enter into any modification, termination, replacement or amendment of the Loan Documents without the prior written consent of Buyer, unless the related Loan is one that will be subject to a Prepayment pursuant to the provisions of this Agreement. Seller will provide to Buyer a copy of any written notice (including a notice of default) given to or received from any Lender after the Effective Date promptly following Seller’s delivery or receipt thereof.

Section 3.10 Voluntary New Exceptions. Between the expiration of the Diligence Period and the applicable Closing Date, Seller shall not grant any voluntary new liens or other title encumbrances upon any Site, which (i) are not caused by or the result of any act or fault of Buyer or any Affiliate of Buyer, (ii) are not items that constitute Permitted Exceptions, or (iii) are not disclosed in any prior Title Commitment (but subject to rights of Buyer with respect to such prior Title Commitment or update), in each case without Buyer’s prior written consent. Prior to the expiration of the Diligence Period, Seller shall provide prompt (and in no event later than two
(2)Business Days prior to expiration of the Diligence Period (with such Diligence Period being extended as to any affected Site to afford such two (2) Business Day notice period)) written notice to Buyer of any such voluntary new liens or other title encumbrances.

Section 3.11 Tax Contests.

(a)Taxable Period Terminating Prior to the Closing Date. Seller shall (i) retain the right to commence, continue and settle any proceedings to contest any Taxes for any Site for any taxable period which terminates prior to the applicable Closing Date, provided that Buyer’s consent, not to be unreasonably withheld, shall be required with respect to any such settlement that will result in increased Taxes for such Site for any period after the Closing Date and (ii) be entitled to any refunds or abatements of Taxes awarded in such proceedings for such periods prior to the Closing Date of such Site, except to the extent any portion thereof is payable to any Tenant.

(b)Taxable Period Including the Closing Date. Following each Closing, Buyer, at its sole cost and expense, shall have the right to commence, continue and settle any proceedings to contest any Taxes for any Site for any taxable period which includes the applicable Closing Date. Any refunds or abatements awarded in such proceedings shall be used first to reimburse Buyer for the reasonable costs and expenses incurred by Buyer in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Buyer as of 12:01am on the Closing Date for such Site, based upon actual days in the applicable taxable period prior to and after the Closing Date. Promptly upon receipt of any such refund or abatement, Buyer shall pay the applicable prorated amount to Seller.

(c)Taxable Period Commencing After Closing Date. Following each Closing, Buyer shall (i) have the right to commence, continue and settle any proceedings to contest any Taxes for any Site for any taxable period which commences after such Closing Date and (ii) be entitled to any refunds or abatements of Taxes awarded in such proceedings for such periods.

(d)Cooperation. Seller and Buyer shall use commercially reasonable efforts to cooperate with the Party contesting any Taxes pursuant to, and in accordance with, this Section
3.11 (at no material cost or expense to the non-contesting Party, other than any cost or expense which the requesting Party agrees to reimburse pursuant to an agreement mutually acceptable to the Parties).

(e)Survival. This Section 3.11 shall survive the Final Closing.

Section 3.12 Notice of Litigation and Violations. If, prior to any Closing, any Selling Entity receives written notice of (i) any new litigation not disclosed on Schedule C with respect to any Site subject to such Closing, or (ii) any new material violation not disclosed on Schedule C of any applicable fire, health, building, use, occupancy or zoning laws, regulations, ordinances and codes with respect to any Site subject to such Closing, Seller shall promptly deliver written notice of such matter to Buyer.

Section 3.13 Intentionally Omitted.

Section 3.14 Capital Improvements. Other than (i) the tenant improvement work and the capital improvements set forth on Schedule C and being performed pursuant to a Work Contract identified on Schedule 4.1(m), (ii) any capital maintenance/repair work, any work required to repair or restore any Site after a casualty or condemnation, and (iii) any other work necessary to protect the safety and/or health of Tenants, invitees, guests or other persons, after expiration of the Diligence Period, Seller shall not undertake any capital improvements or construction projects at any Site without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 3.15 Cooperation. Subject to the terms and provisions of a Services Agreement to be agreed upon by the Parties prior to the Initial Closing, Seller agrees to cooperate with Buyer in connection with the transition of the ownership and management of the Sites, including using commercially reasonable efforts to arrange meetings with the current property managers responsible for day-to-day management, arrange meetings with local sub- prop managers and landlord representatives (e.g., leasing brokers), arrange operational site visits with local maintenance teams, assisting with service and maintenance contracts transition and providing access to updated diligence documents. This Section 3.15 shall survive the Closing.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Seller. Seller makes the following representations and warranties to Buyer and (solely with respect to clauses (a), (b), (c) and (n)

of this Section 4.1) AFIN as of the Effective Date and (as updated by Seller in writing after the Effective Date) again as of the applicable Closing Date:

(a)Each Selling Entity is duly organized and validly existing and in good standing under the laws of its state of formation; and the execution, delivery and performance of this Agreement and all Closing Documents to be executed and delivered by Seller pursuant to this Agreement are within the organizational power of Seller and have been or will prior to Closing be duly authorized.

(b)Seller has not filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors or suffered the appointment of a receiver to take possession of the Property or any material portion thereof. Seller has not made a general assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.

(c)To Seller’s knowledge, there are no actions or proceedings pending or threatened in writing against Seller that Seller reasonably expects would affect the validity or enforceability of this Agreement or any of the Closing Documents to be executed and delivered by Seller pursuant to this Agreement. To Seller’s knowledge, the execution, delivery and performance of this Agreement and the Closing Documents by Seller and the consummation of the Transaction by Seller will not: (a) materially conflict with or result in a material breach of any terms, conditions or provisions of the organizational documents governing any Seller; (b) result in a material breach or acceleration of or constitute a material default or event of termination (with or without the giving of notice, the passage of time or otherwise) under the provisions of any agreement or instrument by which Seller is bound; (c) require the consent or approval of any third party, including any governmental authority (other than any such consents or approvals that have been, or will prior to the applicable Closing be, obtained) or (d) result in a material violation or breach of any Law applicable to any Seller or by which Seller or any Site is bound which, in each case, would reasonably be expected to have a material adverse effect upon Seller’s ability to consummate the Transaction.

(d)To Seller’s knowledge, the Rent Roll attached hereto is, as of the last day of the month preceding the month in which the Effective Date occurs, true, accurate and complete in all material respects. To Seller’s knowledge, attached hereto as Schedule 4.1(d) is, as of the last day of the month preceding the month in which the Effective Date occurs, a true and complete report setting forth (i) all arrearages in excess of thirty (30) days under the Leases and
(ii)any prepaid rents under the Leases or credits which reduce future rents (the “Delinquency Report and List of Prepaid Rents”).

(e)Except as may be set forth on Schedule 3.3 with respect to a Site, Seller has not received written notice of any currently pending or threatened Condemnation of all or any portion of any Site.

(f)Other than each Broker Listing Agreement (true, complete and accurate copies of which have been delivered to Buyer), there are no agreements with brokers entered into by Seller and relating to any Site by which Seller, or such Site is bound with respect to the leasing of any portion of the Property and that will be binding upon Buyer or such Site after the applicable Closing; provided that this representation shall not be deemed breached by virtue of any leasing activities of Seller undertaken after the Effective Date in accordance with Sections
3.7 and 3.8.

(g)Except as may be set forth on Schedule C with respect to a Site, Seller has not received written notice of any litigation that is currently pending or threatened against Seller or an Affiliate of Seller with respect to the Property, except as may be the responsibility of a Tenant under that Tenant’s Lease or that is covered by Seller’s insurance.

(h)Except as may be set forth on Schedule C with respect to a Site or in any Existing Lease for any Site, to Seller’s knowledge, as of the Effective Date, there are no Leasing Costs currently due and payable by Seller with regard to any Lease; provided that this representation shall not be deemed breached by virtue of any New Leases entered into after the Effective Date in accordance with Sections 3.7 and 3.8.

(i)Except as may be set forth in the Existing Leases for a Site or any document recorded against the Real Property of a Site, Seller has not granted any ROFR, option or right of first refusal to any party to acquire Seller’s ownership interest in any portion of the Property. As of the Effective Date and as of the applicable Closing, Seller will have delivered, or caused to be delivered, copies of all correspondence with any ROFR Tenant related to such Tenant’s ROFR.

(j)(i) Seller has delivered or made available to Buyer true, complete and accurate copies of the Existing Leases (and as of each Closing, any applicable New Leases) and any letter of credit security deposit, and (ii) each of the Existing Leases (and New Leases, as applicable) constitutes the entire agreement between the applicable Selling Entity and the applicable Tenant regarding such Tenant’s Lease and occupancy of the related Site. There are no lease agreements for space at any Site to which any Selling Entity is party, other than the Existing Leases and (if and when applicable) the New Leases. Attached hereto as Schedule A-2 is a true, complete and accurate list of all security deposits held by Seller, indicating whether in the form of cash or letter of credit.

(k)Except as may be set forth on Schedule 4.1(d) with respect to a Site, Seller has not given to any Tenant written notice that such Tenant is in default of or breach under its respective Lease, or received from any Tenant written notice that the Landlord is in default of or breach under its respective Lease, except for any prior breaches or defaults that, to Seller’s knowledge, have been cured in all material respects.

(l)Seller has not received any written notice that it is in default of any monetary or other payment obligations of Seller under any CC&R Documents, which default has not been cured in all material respects.

(m)To Seller’s knowledge, attached hereto as Schedule 4.1(m) is a true, correct and complete list of each Contract by Site. The copies of the Contracts delivered to Buyer are complete and accurate copies of the Contracts (including any amendments thereto) in Seller’s files that Seller relies upon in connection with its ownership and operation of the respective Sites. Except as may be set forth on Schedule C with respect to a Site, to Seller’s knowledge, Seller has not received nor given written notice of any existing default or breach under any Contract that, to Seller’s knowledge, has not been cured in all material respects. To Seller’s knowledge, other than the Contracts, Leases and Related Agreements, there are no contracts or agreements to which Seller or its Affiliates is a party and which, subject to Section 3.4, will be binding on Buyer from and after the Closing Date.

(n)No Selling Entity is acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended,

a “plan” within the meaning of Section 4975 of the Code, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R § 2510.3-101 of any such employee benefit plan or plans.

(o)Intentionally Omitted.

(p)Except as may be set forth on Schedule C with respect to a Site, to Seller’s knowledge, Seller has not received any written notice from any Governmental Authority that the Real Property for any Site is presently in material violation of any applicable Environmental or other Laws relating to such Real Property or received any written notice of any existing, pending or threatened material claims, actions, suits, liabilities, proceedings or investigations related to Hazardous Material with respect to any such Real Property that would reasonably be expected to result in material liability to the owner thereof.

(q)To Seller’s knowledge, the copies of any Related Agreements delivered to Buyer are true, complete and accurate copies of such documents as contained in Seller’s files that Seller relies upon in connection with its ownership and operation of the respective Sites. Except as may be set forth on Schedule C with respect to a Site, Seller has not received nor given written notice of any existing default or breach under any Related Agreement that, to Seller’s knowledge, has not been cured in all material respects.

(r)The copies of the Loan Documents identified on Schedule F, and delivered or to be delivered to Buyer pursuant to Section 2.1(b) of this Agreement are true, complete and accurate copies of the Loan Documents which pertain to any Loan Site identified on Exhibit L attached hereto. To Seller’s knowledge, (i) Seller has not received written notice of any default or breach by Seller under such Loan Documents, except for prior breaches or defaults that, to Seller’s knowledge, have been cured in all material respects, or as otherwise set forth on Schedule F, (ii) such Loan Documents are in full force and effect and (iii) the principal amount outstanding under each such Loan as of November 30, 2021 is set forth on Schedule F.

(s)Other than the tenant improvement work and the capital improvements set forth on Schedule C and any tenant improvement work contemplated under any New Lease created in accordance with Sections 3.7 or 3.8, there are no capital improvements or construction projects (which, for the avoidance of doubt, does not include ordinary course capital maintenance/repair work) occurring at the Sites for which Buyer shall be responsible after the Closing.

(t)To Seller’s knowledge, except as set forth on Schedule C, Seller is not currently protesting or challenging the assessed value of its Site for Real Estate Tax purposes.

For purposes of this Agreement and any Closing Documents, whenever the phrases “to the best of Seller’s knowledge”, or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only, and not any implied, imputed or constructive knowledge of Christina Mayo, the 1st Vice President, On-Site Property Management of CIM Group, Inc. (the “Seller Knowledge Party”), who Seller represents has sufficient knowledge about the Properties in connection with the making of the foregoing representations. Notwithstanding the foregoing, the Seller Knowledge Party shall have the duty to inquire about such knowledge matters with such Person’s direct reports and onsite property managers. Such individual(s) will have no personal liability under this Agreement or otherwise with respect to the Property.

Section 4.2 Representations and Warranties of Buyer. Buyer makes the following representations and warranties to Seller as of the Effective Date and (as updated by Buyer in writing after the Effective Date) as of the applicable Closing Date:

(a)Buyer is duly organized and validly existing and in good standing under the laws of its state of formation and, to the extent legally required to do so, Buyer (or its Permitted Assignee) is or will prior to Closing be duly qualified to transact business in each State in which any Site being acquired by such Person is located; and the execution, delivery and performance of this Agreement and all Closing Documents to be executed and delivered by Buyer pursuant to this Agreement are within the organizational power of Buyer and have been or will prior to Closing be duly authorized.

(b)Buyer has not filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors or suffered the appointment of a receiver to take possession of any of Buyer’s property. Buyer has not made a general assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.

(c)There are no actions or proceedings pending or, to Buyer’s knowledge, threatened against Buyer that Buyer reasonably expects would affect the validity or enforceability of this Agreement or any of the Closing Documents to be executed and delivered by Buyer pursuant to this Agreement. To Buyer’s knowledge, the execution, delivery and performance of this Agreement and the Closing Documents by Buyer and the consummation of the Transaction by Buyer will not: (a) conflict with or result in a breach of any terms, conditions or provisions of the organizational documents governing any Buyer; (b) result in a breach or acceleration of or constitute a default or event of termination (with or without the giving of notice, the passage of time or otherwise) under the provisions of any agreement or instrument by which Buyer is bound; (c) require the consent or approval of any third party, including any governmental authority (other than any such consents or approvals that have been obtained) or
(d)result in a violation or breach of any Law applicable to any Buyer or by which Seller or any Site is bound.

(d)All internal approvals of Buyer’s management (including, without limitation, its Board of Directors) and investment committee necessary to consummate the transactions contemplated by this Agreement have been or by Closing will be obtained.

(e)Buyer (i) is an experienced and knowledgeable purchaser of real property, (ii) is represented by competent counsel, and (iii) understands and accepts the terms and provisions of this Agreement, including without limitation all releases, waivers, limitations, and assumptions of risk and liability set forth in this Agreement.

(f)AFIN has not received from the SEC any notice pursuant to Rule 401(g)(2) promulgated under the Securities Act objecting to use of the automatic shelf registration statement form and AFIN has not otherwise ceased to be eligible to use the automatic shelf registration statement form.

(g)As of their respective filing dates, all forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 4.2(j)) filed with the SEC since January 1, 2019, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto (the “AFIN SEC Documents”) (i) complied, or with respect to AFIN SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, (ii) did not, or with respect to AFIN SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (iii) the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of AFIN made all applicable certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the Commission, and the statements contained in each such certification are complete and correct.

(h)None of the AFIN SEC Documents is, to Buyer’s knowledge, the subject of ongoing SEC review or threatened review, and AFIN does not have any outstanding and unresolved comments from the SEC with respect to any AFIN SEC Documents. None of the AFIN SEC Documents is the subject of any confidential treatment request by AFIN.

(i)Buyer or AFIN has made available to Seller complete and correct copies of all non-public written correspondence between the SEC, on the one hand, and AFIN, on the other hand, since December 31, 2019. No AFIN subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(j)At all applicable times, AFIN has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(k)The consolidated audited and unaudited financial statements of AFIN and AFIN’s subsidiaries included, or incorporated by reference, in the AFIN SEC Documents, including the related notes and schedules, (i) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act, (iii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act, which such adjustments are not, individually or in the aggregate, material to AFIN) and (iv) fairly present, or will fairly present, as the case may be, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of AFIN and AFIN’s subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations and comprehensive (loss) income, stockholders’ equity and cash flows of AFIN and AFIN’s subsidiaries for the periods presented therein.

(l)AFIN has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established. AFIN has disclosed to AFIN’s auditors and audit committee , based on the most recent evaluation by its chief executive officer and its chief financial officer prior to the date of this Agreement, (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect AFIN’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(m)Neither AFIN nor any of its Subsidiaries has any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), required to be disclosed in the AFIN SEC Documents, not described in the AFIN SEC Documents (excluding the exhibits thereto).

(n)Neither AFIN nor any AFIN subsidiary is required to be registered as an investment company under the Investment Company Act of 1940.

(o)AFIN and AFIN’s subsidiaries (including in each case any of their officers and directors) have not violated or are in violation of the U.S. Foreign Corrupt Practices Act of 1977 as amended, the U.K. Bribery Act 2010, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under any other applicable anti-bribery or anti-corruption laws. Neither AFIN nor any AFIN subsidiary nor, to the knowledge of Buyer, any director, officer or representative of AFIN or any AFIN subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made or taken any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, and (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee.

(p)Commencing with AFIN’s taxable year ended on December 31, 2013, AFIN has been organized in conformity with the requirements for qualification and taxation as a “real estate investment trust” under Section 856 of the Code (a “REIT”), and all applicable regulations under the Code, and its actual method of operation through the date hereof has enabled it to meet, and its proposed method of operation will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the Code and all applicable regulations under the Code for its taxable year ending December 31, 2021 and thereafter. AFIN intends to continue to qualify as a REIT under the Code and all applicable regulations under the Code for all subsequent years, and AFIN, after reasonable inquiry and diligence, does not know of any event that would reasonably be expected to cause AFIN to fail to qualify as a REIT at any time. AFIN Buyer has been and will be taxed as a partnership or as a “disregarded entity” (within the meaning of Treasury Regulations Section 301.7701-2(c)(2)(i)) and not as an association or publicly traded partnership (within the meaning of Section 7704 of the Code) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year; AFIN does not know of any event that would cause or would reasonably be expected to cause AFIN Buyer to cease being taxed as a partnership or as a “disregarded entity” (within the meaning of Treasury Regulations Section 301.7701-2(c)(2)(i)) for U.S. federal income tax purposes, and AFIN does not know of any event that would cause or would reasonably be expected to cause AFIN Buyer to be treated as an association or publicly traded partnership subject to tax as a corporation for U.S. federal income tax purposes. At the Closing, AFIN Buyer will be taxed as a partnership and not as an association or publicly traded partnership (within the meaning of Section 7704 of the Code) subject to tax as a corporation, for U.S. federal income tax purposes.

Section 4.3 OFAC and Source of Funds. Buyer and Seller each represents and warrants to the other, and to Escrow Agent, and (solely with respect to Seller) to AFIN, that (a) such Party is not a Restricted Person; (b) such Party is not knowingly acting, directly or indirectly, for, on behalf of, or in conjunction with any Restricted Person and is not engaging in, instigating or facilitating this transaction for or on behalf of any Restricted Person; (c) such Party is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering; and (d) none of the funds of such Party to be utilized in this transaction have been or will be derived from any unlawful activity with the result that such Party, its funds, or the Property is subject to potential seizure, forfeiture or other such remedy or that this Agreement or the transactions hereunder are or will be in violation of any applicable laws or regulations. Notwithstanding the foregoing, neither Seller nor Buyer is making any representation or warranty under this Section 4.3 regarding any public shareholders it may have unless any such individual shareholder holds greater than five percent (5%) of such Party’s publicly-held shares. The provisions of this Section will survive the Closing (in this sole instance, without regard to the limitations contained in Section 4.5) or any earlier termination of this Agreement.

Section 4.4 Inaccuracy Discovered Prior to Closing. Neither Party nor AFIN may make a Claim after the Closing on any of the representations or warranties made by one Party (the “Maker”) to the other Party or AFIN (the “Recipient”) in this Agreement or in any Closing Document to the extent that such representations or warranties were, are, or have become inaccurate or incorrect in any material respects (whether one or more, the “Inaccuracy”) and the Recipient has, receives or obtains actual knowledge of the Inaccuracy prior to Closing. With respect to any matter that is disclosed by a Party in a bring-down certificate delivered at a Closing, such matter will not constitute an Inaccuracy if (x) the applicable representation and warranty to which such matter relates was true in all material respects as of the Effective Date and (y) such matter did not result from any breach by the Maker of any covenant or obligation under this Agreement. If the Recipient first obtains actual knowledge of the Inaccuracy after Closing, Section 4.5 below will apply instead of this Section 4.4, and as to an Inaccuracy that relates only to a specific Site or Sites, such distinction will be measured from the date the Closing for such Site(s) occurred. If either the Maker or the Recipient believes or determines prior to or at Closing that any Inaccuracy exists, then such Party or AFIN, as applicable, will immediately give written notice to the other Party of the Inaccuracy. The Maker will have the right, but not the obligation, to elect to cure the Inaccuracy (or the causes thereof) within fifteen
(15) Business Days of the Maker’s delivery or receipt of such notice (and if reasonably required, the Closing for the Site(s) directly affected by such Inaccuracy (if less than all Sites) will be extended by no more than thirty (30) days to allow for such cure and such Sites will be treated as Delayed Closing Sites). Regardless of whether such cure is attempted or effected by the Maker, the Recipient’s sole remedy with respect to an Inaccuracy that is actually known by the Recipient prior to Closing and is not timely cured by the Maker will be either (a) to waive the Inaccuracy and proceed to Closing subject to the other provisions of this Agreement; or (b) if the anticipated losses to the Recipient as a direct result of the Inaccuracy, as determined by Seller and Buyer in the exercise of their commercially reasonable business judgment (the “Anticipated Loss Amount”), is less than (i) $100,000.00 as to any Site-specific Inaccuracy or
(ii) an aggregate of $1,000,000 for any Inaccuracy pertaining to Seller generally or which are not otherwise Site-specific (the “Pre-Closing Threshold Amounts”), then the Recipient shall be conclusively deemed to have elected to waive such Inaccuracy(ies) and all effects or consequences thereof, the Maker will have no liability whatsoever with respect to such Inaccuracy, and the Parties will proceed to Closing on such Site or Sites subject to the other provisions of this Agreement; or (c) if the Anticipated Loss Amount exceeds the Pre-Closing Threshold Amounts, the Recipient may (i) designate the Site(s) directly affected by such

Inaccuracy (if less than all Sites) as Supplemental Excluded Sites, subject to Section 1.6 above, within five (5) Business Days following the end of the Maker’s fifteen (15) Business Day cure period (but in any event, prior to the Closing on any affected Site); and (ii) if, and only if, the
$200,000,000 cap on the aggregate Allocated Purchase Price of Supplemental Excluded Sites has been met, terminate this Agreement by giving the Maker written notice of the Recipient’s termination of this Agreement within five (5) Business Days following the end of the Maker’s fifteen (15) Business Day cure period (but in any event, prior to the Closing on any affected Site); provided, however, that if (x) the total Anticipated Loss Amount is less than $130,000,000 in the aggregate, and (y) the Maker elects (in the Maker’s sole and absolute discretion), as to any affected Site, to pay or credit to the Recipient an amount equivalent to the Anticipated Loss Amount applicable to such affected Site, then the sole and exclusive remedy of the Recipient for all Inaccuracy applicable to such affected Site will be to receive such Anticipated Loss Amount corresponding to such affected Site from the Maker at the applicable Closing, and the Maker will have no other liability whatsoever with respect to such Inaccuracy. If, notwithstanding the remedies available to Buyer pursuant to Section 1.6 and this Section 4.4, Buyer proceeds to Closing on a Site which is the subject of an Inaccuracy, then (subject to any cure made by Seller pursuant to this Section 4.4) the Recipient shall be conclusively deemed to have elected to waive the Inaccuracy and all effects or consequences thereof, the Maker will have no liability whatsoever with respect to the Inaccuracy (other than as to such express remedy, if any). In furtherance of the foregoing, each Party and AFIN agrees that the Maker will have no liability with respect to any representation or warranty to the extent that, prior to the applicable Closing, the Recipient has, receives or obtains actual knowledge of an Inaccuracy (from whatever source, including without limitation from disclosure by or on behalf of the Maker) and the Recipient nevertheless proceeds to close the purchase or sale of the Property under this Agreement without availing itself of the termination or other remedy (if any) provided under this Section 4.4. For purposes of the immediately preceding sentence, the Recipient shall be deemed to have actual knowledge as to any matter disclosed in the Diligence Materials, any Title Commitment or Survey with respect to any Inaccuracy under the representations and warranties in this Article IV, other than Seller’s representations and warranties contained in Section 4.1(i), (j), (m), (n), (q), and (r). The provisions of this Section will survive the Closing or any earlier termination of this Agreement.

Section 4.5 Survival of Representations and Warranties After Closing. Subject in all respects to Section 4.4, the representations and warranties made by each Party in this Agreement or any Closing Document will survive the Closing only until the date that is nine (9) months following the date of Closing; provided that (i) the representations and warranties of Seller made with respect to any Lease will expire upon receipt of a Tenant Estoppel Certificate to the extent such Tenant Estoppel Certificate confirms Seller’s representations and warranties made herein, (ii) the representations and warranties of Seller made with respect to any Loan Documents will expire upon receipt of Loan Assumption Approval to the extent such Loan Assumption Approval confirms Seller’s representations and warranties made herein, and (iii) the representations and warranties of Seller made with respect to any Loan Documents will expire upon the Prepayment of the corresponding Loan (in each case, as applicable, the “Expiration Date”). As to representations and warranties that relate to a specific Site, except as otherwise set forth in the immediately preceding sentence, the Expiration Date will be measured from the date the Closing for such Site occurred, and as to representations and warranties that are non- Site specific, the Expiration Date will be measured from the Final Closing. Any Claims for, relating to or arising from an Inaccuracy discovered after Closing are limited in all respects to any actual damages the Recipient or AFIN, as applicable, sustained as a result of the Inaccuracy; provided, that upon obtaining actual knowledge of such Inaccuracy, the Recipient shall have an obligation to mitigate any such damages that are within the reasonable control of the Recipient or AFIN, as applicable. In no event will either Party be liable to the other Party or AFIN, as applicable, for any lost profits or consequential, indirect, special or punitive damages suffered by a Party or AFIN, as applicable, as a result of any Inaccuracy. If an Inaccuracy is discovered after Closing and the Recipient or AFIN, as applicable, desires to pursue any remedy against the Maker with respect to such Inaccuracy, then the Recipient or AFIN, as applicable, must give the Maker a Claim Notice detailing the Inaccuracy upon or prior to the Expiration Date. Any Claims that a Recipient or AFIN, as applicable, might otherwise have or have had against a Maker with respect to any Inaccuracy, whether such Inaccuracy or such Claims are known or unknown, will not be valid or effective if a Claim Notice detailing the Inaccuracy has not been given to the Maker on or prior to the Expiration Date. For the avoidance of doubt, following the Expiration Date, each Party shall be deemed to be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to the other Party or AFIN, as applicable (and to its other Buyer Parties or Seller Parties, as applicable), with respect to any Inaccuracy, known or unknown, not detailed in a Claim Notice delivered to a Party on or prior to the Expiration Date. Further, any Claims that either Party or AFIN, as applicable, may have at any time against a Party for any matter with respect to which a Claim Notice has been given to a Party on or prior to the Expiration Date may be the subject of subsequent litigation brought by the claiming Party, but only if such litigation is commenced against and duly served upon a Party on or prior to the date that is ninety (90) days following the applicable Expiration Date (the “Claim Bar Date”). For the avoidance of doubt but subject to Section 6.4, following the Claim Bar Date, each Party shall be deemed to be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to the other Party or AFIN, as applicable (and to its other Buyer Parties or Seller Parties, as applicable), with respect to any Claim, known or unknown, except for any Claim for which both (a) a Claim Notice was given by the claiming Party or AFIN, as applicable, to the other Party on or prior to the applicable Expiration Date, and
(b)litigation upon the Claim has been commenced by the claiming Party or AFIN, as applicable, and duly served upon the other Party prior to or upon the applicable Claim Bar Date. This Section (and Section 4.4 above) collectively provide the sole remedies of each Party and AFIN with respect to any Inaccuracy and each Party and AFIN expressly waives any other rights or remedies such Party or AFIN, as applicable, might otherwise have at law or in equity with respect to any Inaccuracy in any representation or warranty of the other Party. The provisions of this Section will survive the Closing or any earlier termination of this Agreement.

ARTICLE 5
CLOSING, DELIVERIES AND PRORATIONS

Section 5.1 Closing. The Closing and the delivery of all items to be delivered by the Parties at the Closing will be performed through an escrow closing conducted by Escrow Agent on the Closing Date. Except as may otherwise be expressly provided in this Agreement, the Closing Date may not be accelerated or extended without the prior written approval of both Seller and Buyer. The term “Delayed Closing Site” means a Site that has been properly designated as such for specified reasons under certain provisions of this Agreement providing for such designation, including without limitation as provided in Sections 1.5, 1.9, 2.2, 2.3, 4.4, and 5.2. Unless a different time for Closing is expressly specified for the subject Site under the provisions of this Agreement providing for such Site’s designation as a Delayed Closing Site, the Closing Date for a Site designated as a Delayed Closing Site will be ten (10) Business Days after the satisfaction of all conditions precedent to such Closing (including the condition which shifted such Site from the Initial Closing to become a Delayed Closing Site). The Parties will reasonably cooperate to “group” Delayed Closing Sites in an attempt to close multiple Delayed Closing Sites together on a single date, to the extent such a result can reasonably be accomplished without material additional effort or expense to either Party (it being the intention of the Parties that grouping such delayed closings will be pursued to the extent they can be performed by the Parties in a more efficient manner than multiple individual delayed closings). To ensure appropriate security is provided for Buyer’s obligations to close on the Delayed Closing Sites, all of the Deposit will be held in escrow until the Final Closing of the last Delayed Closing Site; provided, that if following any earlier Closing the total Deposit so held would exceed twenty-five percent (25%) of the aggregate of the Allocated Purchase Price amounts for all Delayed Closing Sites that will remain un-closed following such Closing, such excess of the Deposit over twenty-five percent (25%) of the remaining aggregate Purchase Price will be applied to the Purchase Price at such prior Closing, with the balance being held for application at (if applicable pursuant to the foregoing formulation) each Closing thereafter and the remainder at the Final Closing.

Section 5.2 Estoppel Certificate. As to all Sites not expected to be Delayed Closing Sites, not later than the expiration of the Diligence Period, Buyer shall provide Seller with a copy of an estoppel certificate in the form attached hereto as Exhibit G for each Tenant under an Existing Lease with all details completed for Seller’s review and comment, or shall provide Seller with a copy of a request for an estoppel certificate in the form delivered by Tenant in accordance with such Tenant’s past practice or in the form required or permitted pursuant to such Tenant’s Existing Lease for Seller’s review (each such estoppel certificate, an “Estoppel Certificate” and collectively, the “Estoppel Certificates”). As to each Delayed Closing Site, Buyer shall provide Seller with an Estoppel Certificate (or a request for an estoppel certificate, as applicable) for each Tenant under an Existing Lease applicable to such Site on a schedule mutually agreed by Seller and Buyer. Seller will request from each Tenant, and use commercially reasonably efforts to obtain and provide to Buyer at least five (5) Business Days prior to the Closing Date for the respective Site, such Estoppel Certificate.

(a)If a form of estoppel certificate is attached to or otherwise specified by a Lease or if it is the policy of a Tenant that a particular form of estoppel certificate be used, and such form is consistent with the requirements of such Tenant’s Lease, or if an estoppel certificate is substantially in the same form as prepared and provided by Buyer, that form shall be deemed acceptable to Buyer for the corresponding Lease.

(b)An Estoppel Certificate shall be deemed acceptable to Buyer unless (i) it is dated prior to the expiration of the Diligence Period, (ii) it contains any information or statements that are both materially inconsistent with the information set forth in the related Lease and materially adverse to Buyer, or (iii) it alleges any monetary default or any material non-monetary default by the Landlord (unless such facts or circumstances alleging any monetary default or material non- monetary default by the Landlord are remedied by Seller to the applicable Tenant’s satisfaction prior to Closing); provided, however, that neither exception (ii) nor (iii) will apply (and thus Buyer will not have that basis to reject the subject Estoppel Certificate) if the adverse information or statements therein or the facts underlying such information or statements were known to Buyer prior to the expiration of the Diligence Period, including without limitation any information contained in the Seller Deliveries or in the exceptions to Seller’s representations and warranties set forth in Schedule C and/or Schedule 3.3.

(c)An Estoppel Certificate shall be deemed approved in the form received from a Tenant if substantially the same as the form prepared and provided by Buyer or, if in some other form, Buyer has not given specific written objections thereto to Seller, identifying such objections and the customary and commercially reasonable changes requested by Buyer for such Estoppel Certificate, prior to the earlier of (i) seven (7) days after receipt by Buyer, and (ii)

the Closing Date for the related Site. If Buyer is entitled to object, and so objects, to the form of any Estoppel Certificate received from a Tenant, or a Tenant fails to timely return an Estoppel Certificate as may be required by such Tenant’s lease, and such Estoppel Certificate is required to satisfy the Estoppel Threshold (as defined in Section 5.2(d) below), Seller will have the right to seek to have the applicable Tenant revise such Estoppel Certificate to address Buyer’s requested changes, or to obtain an initial Estoppel Certificate as applicable, and Seller may extend the Closing Date for such Site up to ninety (90) days (by written notice of extension delivered to Buyer and Escrow Agent) for the purpose of obtaining the desired Estoppel Certificate (in which event such Site will be treated as a Delayed Closing Site) and close on the balance of the Sites to the extent the Estoppel Threshold is satisfied with respect to such other Sites. If Seller does not so extend the Closing or if Seller so extends the Closing but the desired Estoppel Certificate from such Tenant has not been obtained and provided to Buyer at least three (3) Business Days prior to the revised (if applicable) Closing Date, and receipt of such Estoppel Certificate is necessary to satisfy the Estoppel Threshold (after taking into account any Seller Estoppel permitted to be delivered in accordance with the terms hereof), Buyer will have the option, as its sole and exclusive remedy, either (x) if no Estoppel Certificate is received at all or if the last version received contains information or statements that would render the Estoppel Certificate unacceptable under Section 5.2(b), then subject to Seller’s rights under Section 5.2(d) below, to designate such Site as a Supplemental Excluded Site by written notice delivered to Seller and Escrow Agent prior to such Closing Date, subject to the provisions and limitations of Section 1.6 above concerning such Sites such that the Estoppel Threshold is reached for the Sites to be closed on such Closing Date; or (y) to proceed to Closing on such Site as scheduled without receiving the desired Estoppel Certificate.

(d)Buyer’s receipt of approved Estoppel Certificates as provided above in this Section representing at least seventy-five percent (75%) of the twelve (12) month forward contractual base rent (beginning January 1, 2022, and without deduction for any free rent or other rental abatements) for the Property (the “Estoppel Threshold”) is a condition precedent to Buyer’s obligation to close escrow under this Agreement for any Sites; provided, however, that the contractual base rent for any Excluded Sites, Supplemental Excluded Sites and Delayed Closing Sites shall be excluded from the determination of whether the Estoppel Threshold has been satisfied for the Initial Closing and, provided further, that satisfaction of the Estoppel Threshold as to all subsequent Closings shall be determined based only upon the contractual base rent of the Site or Sites subject to that specific Closing. Any inability of Seller to obtain an acceptable Estoppel Certificate from any Tenant or Tenants shall not be deemed a breach or default by Seller under this Agreement. Notwithstanding the foregoing, if Seller is unable to satisfy the Estoppel Threshold as to any particular Closing, Seller may, in Seller’s sole discretion, provide a “seller estoppel” certificate to Buyer in substantially the form of Exhibit H to this Agreement (a “Seller Estoppel”) for any Lease for which an acceptable Estoppel Certificate has not otherwise been obtained from the applicable Tenant, and Buyer will accept such Seller Estoppel for purposes of satisfying the Estoppel Threshold for the applicable Closing; provided that in no event can Seller provide a Seller Estoppel for more than fifteen percent (15%) in the aggregate of contractual base rent under the Leases applicable to the Site or Sites subject to such Closing. If Seller provides such a Seller Estoppel, Seller’s statements in such Seller Estoppel will survive the Closing as representations and warranties of Seller, consistent with (but subject to) the provisions of Section 4.5 above; provided, that a Seller Estoppel as to a Lease will automatically expire sooner if and to the extent the statements contained therein are later confirmed by a tenant estoppel certificate delivered by the Tenant under a Lease that was the subject of a Seller Estoppel. Notwithstanding any other provision to the contrary contained in this Agreement, no Estoppel Certificate shall be required as to a New Lease and New Leases shall be excluded from the determination of any Estoppel Threshold.

(e)Upon Seller’s receipt from Buyer of a proposed form of estoppel certificate related to any CC&R Documents or other title matter together with a request letter addressed to the party or parties from whom estoppel certificates are desired, Seller shall use commercially reasonable and good faith efforts to obtain and deliver such estoppel certificates to Buyer; provided, however, in no event shall receipt of any such estoppel certificate be a condition precedent to Closing. Seller shall reasonably cooperate with all reasonable requests of Buyer to draft each such estoppel certificate, including providing information reasonably necessary to complete each certificate that is available to Seller.

Section 5.3    Closing Documents.

(a)On or before the applicable Closing Date for a Site, Seller will deposit the following into escrow with respect to such Site (as applicable), with all documents having been duly executed and, if to be recorded, acknowledged by Seller:

(i)a Special Warranty Deed (or the state-specific counterpart thereof) in the form attached to this Agreement as Exhibit B (the “Deed”) executed by the applicable Selling Entity, with Buyer or the applicable designee, if applicable, as grantee;

(ii)an Assignment and Assumption of Leases in the form attached to this Agreement as Exhibit C executed by the applicable Selling Entity, with Buyer and the applicable designee, if applicable, as the counterparty (the “Assignment of Leases”);

(iii)a Bill of Sale and Assignment of Intangible Property in the form attached to this Agreement as Exhibit D executed by the applicable Selling Entity, with Buyer and the applicable designee, if applicable, as the counterparty (the “General Assignment”);

(iv)if applicable, an Assignment and Assumption of Contracts in the form attached to this Agreement as Exhibit E executed by the applicable Selling Entity, with Buyer and the applicable designee, if applicable, as the counterparty (the “Assignment of Contracts”);

(v)all documents required of the applicable Selling Entity and any Seller Affiliate by any Loan Assumption Approval to effectuate the assignment to, and assumption by, Buyer of the corresponding Loan;

(vi)Loan Assumption Approvals for all Loan Assumptions;

(vii)such disclosures, filings (including any transfer tax filings and related documentation) and reports (including Tax reporting and withholding certificates) as are required of Seller by applicable state and local law in connection with the conveyance of the applicable Site;

(viii)a notice to be given to the applicable Tenants stating that the Site has been sold to Buyer and that, after the Closing, all rents should be paid to or as directed by Buyer;

(ix)a confirmation pursuant to Section 1445(b)(2) of the Code that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(x)Seller’s “Owner’s Certification” as contemplated by Section 2.2(e) in the form attached to this Agreement as Exhibit A;

(xi)Seller’s counterpart signature to the closing statement prepared by Escrow Agent which shall include the applicable prorations and adjustments calculated in accordance with the terms of this Agreement (the “Closing Statement”);

(xii)resolutions, certificates of good standing and such other organizational documents as the Title Company may reasonably require to evidence such Seller’s authority to consummate the transactions contemplated hereby;

(xiii)an updated Rent Roll, and updated Delinquency Report and List of Prepaid Rents, each as of a date that is no earlier than the last day of the month preceding the month in which the applicable Closing Date occurs;

(xiv)to the extent assignable, any unapplied Security Deposits (except any such Security Deposits held in the form of cash, with respect to which Buyer shall receive a credit at the Closing) (which, in the case of any assignable letters of credit shall mean the original letters of credit, together with the related transfer documentation completed; with respect to any non-assignable letters of credit that constitute unapplied Security Deposits, Seller shall reasonably cooperate, as no material cost to Seller, with Buyer’s efforts to replace such letters of credit after the Closing, including by returning such letters of credit to the applicable Tenants in connection with Buyer’s receipt of replacement letters of credit);

(xv)Tenant files in Seller’s possession (which files may, if not readily deliverable to Buyer as of the applicable Closing Date, be delivered to Buyer within a reasonable time following the applicable Closing Date);

(xvi)if Seller elects to receive OP Units, the OP Consideration Documents, duly executed by Seller;

(xvii)a “bring-down” certificate in which Seller remakes each representation and warranty in Section 4.1, duly executed by Seller; and

(xviii)such other documents as may be specifically required under this Agreement, and such other customary documents as are necessary and appropriate to effect the Closing and are reasonably acceptable to Seller.

(b)On or before the applicable Closing Date for a Site, Buyer will deposit the following into escrow with respect to such Site (as applicable), with all documents having been duly executed and, if to be recorded, acknowledged by Buyer:

(i)the Allocated Purchase Price, as adjusted and reflected in the closing settlement statement agreed upon by Buyer and Seller;

(ii)counterparts of the Assignment of Leases, the General Assignment, and the Assignment of Contracts (if any);

(iii)all documents required of Buyer by any Loan Assumption Approval to effectuate the assignment to, and assumption by, Buyer of the corresponding Loan;

(iv)such disclosures, filings (including any transfer tax filings and related documentation) and reports (including Tax reporting and withholding certificates) as are required of Buyer by applicable state and local law in connection with the conveyance of the applicable Site;

(v)If Seller elects to receive OP Units, the OP Consideration Documents, duly executed by Buyer, AFIN Buyer and/or AFIN, as applicable;

(vi)a “bring-down” certificate in which Buyer remakes each representation and warranty in Section 4.2, duly executed by Buyer;

(vii)such transfer tax documentation to be delivered by each state in which a Site is located, duly executed by Buyer; and

(viii)such other documents as may be specifically required under this Agreement, and such other customary documents as are necessary and appropriate to effect the Closing and are reasonably acceptable to Buyer.

(c)The Parties agree that the form documents attached as exhibits to this Agreement are acceptable to accomplish the conveyances contemplated by this Agreement. The acceptance by Buyer of a Deed to a Site (and the other Closing Documents applicable to such Site required to be delivered by Seller) at the Closing of such Site shall be deemed to be a full performance and discharge of every obligation on the part of Seller to be performed under this Agreement with respect to such Site, other than those that are specifically stated in this Agreement to survive the Closing. The Parties may agree, each in their reasonable discretion, to utilize “blanket” documents applicable to multiple Sites for certain of the Closing Documents other than the Deeds.

Section 5.4 Prorations. All normal and customarily proratable items of income and expense relating to the Property will be adjusted between Seller and Buyer for each Site, on a Site-by-Site basis, for each Closing as provided below. Closing Date prorations will be made as of 12:01 A.M. local time on the day of the subject Closing as if Buyer was the owner of the Site for the entire Closing Date.

(a)Collected base rents, additional rent and any separate amounts for Real Estate Taxes, common area maintenance charges, insurance, and other expenses related to the Site paid by the Tenants to Seller under the Leases (collectively, “Rents”) for the month of Closing will be prorated as of the Closing Date on the basis of the actual number of days of the month (or other applicable time period) which shall have elapsed as of the Closing Date. Buyer shall receive all collected Rent attributable to dates from and after the Closing Date. Seller shall receive all collected Rent attributable to dates prior to the Closing Date.

(b)All Leasing Costs shall be prorated as provided for in Section 3.6.

(c)Real Estate Taxes for such Site that first become delinquent (and thus are customarily paid) in the Closing Year (the “Closing Year Taxes”) will be prorated by the Parties at Closing, with due adjustment being made for any portion of the Closing Year Taxes that is paid or payable to the taxing authority(ies) either (i) directly by one or more Tenants; (ii) by the Landlord but is collected from (or reimbursed by) one or more Tenants in lump sums that correlate directly to the payment amounts; (iii) by the Landlord but is collected from (or reimbursed by) one or more Tenants through monthly estimated tax impound payments collected by the Landlord; (iv) by the Landlord but is not separately reimbursed or impounded by one or more Tenants because the Leases for such Tenants are “gross leases;” or (v) by the Landlord but relates to leasable space at the Property that as of the Closing Date is not subject to a Lease. Notwithstanding the foregoing, if, on or after the Effective Date, a Site or any portion thereof shall be or shall have become affected by any special assessment for public improvements for work completed prior to the Effective Date, Seller shall pay at the Closing all unpaid installments currently due and payable

(d)Interest payable under any applicable Loan that is subject to a Loan Assumption Approval will be prorated as of the Closing Date, with Buyer being responsible for interest accruing on and after the Closing Date. Seller will receive a credit from Buyer at Closing for the amount of any impounds, escrows, reserves, or similar funds held by the applicable Lender in connection with such Loan which are not refunded or to be refunded to Seller in connection with Buyer’s assumption of such Loan (nor required for purposes of paying costs or expenses which Seller is responsible for under this Agreement), and Seller will assign to Buyer all of Seller’s right, title and interest in and to such transferred impounds, escrows, reserves, or similar funds.

(e)All other items of common area maintenance charges, insurance, or other expenses related to such Site for the Closing Year (“CAM Expenses”), including but not limited to any utility charges, maintenance charges, and charges under any Contracts, Related Agreements or Permitted Exceptions, will be prorated by the Parties at Closing, with due adjustment being made for any portion of the CAM Expenses that is paid or payable either (i) directly by one or more Tenants; (ii) by the Landlord but is collected from (or reimbursed by) one or more Tenants in lump sums that correlate directly to the payment amounts; (iii) by the Landlord but is collected from (or reimbursed by) one or more Tenants through monthly estimated impound payments collected by the Landlord; (iv) by the Landlord but is not separately reimbursed or impounded by one or more Tenants because the Leases for such Tenants are “gross leases;” or (v) by the Landlord but relates to leasable space at the Property that as of the Closing Date is not subject to a Lease. For any utilities that are in the name of Seller, Buyer and Seller will cooperate to arrange for final utility readings as close to the Closing Date as possible and the issuance of a final bill to Seller, with Buyer being designated the billing party in lieu of Seller from and after the Closing Date. Seller will be entitled to receive and retain any deposits of Seller held by utility companies with respect to the Property.

(f)Except to the extent considered Leasing Costs, in which case such costs shall be prorated between Seller and Buyer as set forth in Section 3.6, Seller will pay the costs of all capital improvement work related to a Site that are or become due and payable prior to the applicable Closing affecting such Site. Buyer will assume such capital improvement work obligations pursuant to Section 3.14 above, and Seller will have no further responsibility for such costs. The provisions of this Section will survive the Closing.

(g)Each of Seller and Buyer acknowledge and agree that none of the insurance policies, fidelity bonds and other insurance contracts maintained by Seller in respect of the Property (the “Seller Insurance Policies”) shall be assigned to Buyer, and Buyer shall be responsible for arranging for its own insurance for the Property as of the Closing Date. Accordingly, no proration or adjustment shall be made between Seller and Buyer with respect to the Seller Insurance Policies.

(h)To the extent not addressed by Section 5.4(e), charges under Contracts assigned at Closing, Related Agreements assigned at Closing, Permitted Exceptions, and all other costs and expenses incurred in connection with the ownership and operation of the

Property that are customarily prorated shall be prorated as of the Closing Date, with Seller paying all such expenses accruing with respect to any time period prior to the Closing Date and Buyer paying all such operating expenses accruing with respect to any time period after the Closing Date.

(i)No later than one (1) Business Day prior to each Closing Date, the Parties shall jointly prepare a proration schedule setting forth the prorations to be made at such Closing pursuant to this Section 5.4, which proration schedule shall be reflected on the Closing Statement.

(j)If for any reason sufficient information is not available for a Site at Closing to allow Seller to provide the proration amounts contemplated in this Section 5.4, Seller or Buyer (as applicable) will provide appropriate reconciliations (and reasonable supporting information) to the other Party within one hundred eighty (180) days after the Closing of such Site; and unless the other Party reasonably objects thereto within (30) days of their receipt, thereupon Seller will pay to Buyer any amounts due Buyer, and Buyer will pay to Seller any amounts due Seller, as may be indicated by such supplemental reconciliations (net of any amounts that may have been estimated or determined by Seller and Buyer and paid or credited for such purposes at the applicable Closing between such Parties). Unless expressly otherwise agreed by the Parties, the reconciliation credits or payments made between Buyer and Seller as provided in this Section 5.4 will be final as between the Parties. Seller will be responsible for preparing and providing any final full-year reconciliations of Real Estate Taxes and CAM Expenses pertaining to calendar year 2021 and Buyer will be responsible for preparing and providing any final full- year reconciliations of Real Estate Taxes and CAM Expenses pertaining to calendar year 2022 that may be required to be provided to any Tenant pursuant to its Lease and for settling any adjustments required with each such Tenant as a result of such reconciliations (provided, that Buyer may utilize the reconciliations and supporting information received from Seller for such purpose), and thereupon Seller will pay to Buyer any amounts due Buyer, and Buyer will pay to Seller any amounts due Seller, as may be indicated by such supplemental reconciliations.

(k)If any Tenant pays percentage rent under its Lease, Buyer will remit to Seller, within thirty (30) days of receipt from such Tenant, Seller’s proportionate share of any percentage rental paid by such Tenant under its Lease with respect to the “lease year” or other applicable fiscal period under such Lease in which Closing occurs (such applicable fiscal period being the “Payment Period”), which proportionate share due to Seller will be determined based on the number of days (excluding the Closing Date) Seller owned the related Site during such Payment Period compared to the number of days (including the Closing Date) Buyer owned the related Site during such Payment Period.

(l)Seller will supply the relevant information to Buyer not later than five (5) Business Days prior to each Closing for, and the Parties will cooperate in the calculation, review and finalization of, the adjustments and prorations contemplated by this Section for such Closing. The Allocated Purchase Price amounts, prorations, closing costs, and any other credits and adjustments will be reflected on a closing settlement statement prepared by Escrow Agent and executed by Buyer and Seller for the applicable Closing on an aggregate basis and, if desired by either Party, with Site-specific information included therewith. If a net amount is owed by Seller to Buyer at a Closing for the adjustments and prorations contemplated by this Section for such Closing, such amount will be credited against the Purchase Price being paid at such Closing. If a net amount is owed by Buyer to Seller at a Closing for the adjustments and prorations contemplated by this Section for such Closing, such amount will be paid to Seller together with the Purchase Price at such Closing.

(m)No proration shall be made at the Closing with respect to any Rent which has not been collected as of the Closing Date. Unless a payment of Rents (other than base rent) is otherwise expressly captioned or directed by the paying Tenant, any Rents received by either Party from a Tenant following the Closing on such Tenant’s Site will be applied (i) first, between the Parties, to any Rents due from such Tenant for the month of such Closing, but only to the extent received during the month in which the Closing occurs, (ii) next, to Buyer, to any delinquent Rents and Rents then due or to become due within the month in which received from such Tenant for periods following the month of such Closing, and (iii) finally, to Seller, to any delinquent Rents due from such Tenant for periods prior to such Closing, in each case in inverse order of maturity. From and after each Closing, Buyer will use commercially reasonable and good faith efforts on Seller’s behalf for a period of not less than twelve (12) months following the applicable Closing Date to collect and remit to Seller any delinquent Rents owed to Seller from a Tenant, provided that Buyer will have no obligation to institute any litigation against or evict any Tenant in connection with such efforts. If after a Closing either Party receives any Rents or other amounts that properly belong to the other Party based upon the Closing prorations or the provisions of this Section 5.4, such amounts will be promptly remitted by the receiving Party to such other Party (net of reasonable and actual costs of collection).

(n)If there are any items, matters, payments, or other obligations owed to Seller by a Tenant or third party that would not customarily be conveyed by a seller to a buyer in a sale transaction of this nature (“Excluded Seller Receivable Items”), such Excluded Seller Receivable Items will be retained by Seller and not conveyed (either in whole or in part) to Buyer together with the related Site pursuant to this Agreement, provided, that all Excluded Seller Receivable Items that are known to Seller as of the Effective Date are identified on Schedule D attached hereto. In addition, if there is any capitalized expense incurred by Seller with respect to a Site that is being amortized and reimbursed by the Tenant over a number of years, then to the extent such expense will not be fully reimbursed by such Tenant as of the Closing for such Site (such unreimbursed amount being an “Unreimbursed Capital Expense Amount”), a liquidated sum equal to seventy-five percent (75%) of such Unreimbursed Capital Expense Amount will be paid by Buyer to Seller at Closing, and Buyer will thereafter have the sole right to collect and receive all remaining reimbursement payments from the applicable Tenant. Any such Unreimbursed Capital Expense Amounts that are known by Seller as of the Effective Date will be set forth on Schedule E attached to this Agreement. The inadvertent exclusion of any matter that should properly have been listed on either Schedule D or Schedule E, particularly any such matter of which the Parties do not have actual knowledge when this Agreement is executed, shall not be deemed dispositive that such matter was not intended to be treated as an Excluded Seller Receivable Item or an Unreimbursed Capital Expense Amount.

(o)The provisions of this Section 5.4 that by their terms are to occur after a Closing will survive the Closing.

Section 5.5 Security Deposits. Seller will pay to Buyer at Closing, as a credit against the Purchase Price, the amount of any cash security deposits then held by Seller pursuant to the Leases for the Sites that are the subject of such Closing.

Section 5.6 Closing Costs. At each Closing, with respect to the Sites that are the subject of such Closing, Seller will pay (a) the costs of releasing all liens and other encumbrances that are required by this Agreement to be released by Seller and of recording such releases; (b) one-half of the fees and costs due Escrow Agent for its sale escrow services under this Agreement; (c) to the extent Seller is responsible for such costs for Sites located in the respective state pursuant to Schedule 5.6 attached to this Agreement, any state, county and local documentary, franchise or transfer taxes assessed on the conveyance by Seller to Buyer of the respective Site based the amount of the Allocated Purchase Price for such Site; (d) all Loan Prepayment Costs applicable to any Loans being prepaid as part of the subject Closing, as provided in Section 1.9 above; (e) its own legal fees and fees for advisory services in connection herewith; (f) the cost of affirmative insurance as required by this Agreement to be paid by Seller; (g) the cost of recording the Deeds and any other Closing Documents to the extent such costs are customarily paid by sellers in the applicable jurisdiction in which such Site is located and (h) all other costs this Agreement expressly requires Seller to pay. If, pursuant to Section 1.2, Seller elects to receive any OP Units or AFIN Common Stock as part of the Purchase Price, then Seller shall also pay or cause to be paid, and shall indemnify and hold harmless Buyer and its affiliates from and against, any additional Taxes incurred with respect to any sale, exchange or other disposition of such OP Units or AFIN Common Stock or of any units of partnership interest in AFIN Buyer into which the OP Units are converted or any AFIN Common Stock for which any such OP Units are exchanged. At each Closing, with respect to the Sites that are the subject of such Closing, Buyer will pay (i) all title insurance costs and charges, including any costs for standard coverage, extended coverage, title endorsements, lender policies or other coverage requested by Buyer (except as set forth in clause (f) above);
(ii)the cost of any new or updated Survey obtained by Buyer; (iii) the cost of recording the Deeds and any other Closing Documents to the extent such costs are customarily paid by buyers in the applicable jurisdiction in which such Site is located; (iv) one-half of the fees and costs due Escrow Agent for its sale escrow services under this Agreement; (v) any state, county or local documentary, franchise or transfer taxes other than the amounts payable by Seller pursuant to Section 5.6(c) above; (vi) any then-unpaid Loan Assumption Costs applicable to any Loans being assumed as a part of the Closing, as provided in Section 1.9 above (subject to Seller’s reimbursement obligation as set forth in Section 1.9(g)); (vii) any Loan Assumption Fees applicable to any Loans being assumed as a part of the Closing, as provided in Section 1.9 above (subject to Seller’s reimbursement obligation as set forth in Section 1.9(g)); and (viii) all other costs this Agreement expressly requires Buyer to pay. Except as otherwise expressly provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective transaction costs and expenses, including without limitation all expenses of legal counsel, accountants, and other advisors and consultants incurred at any time in connection with pursuing or consummating the transactions contemplated by this Agreement. Any other closing costs and charges not specifically designated as the responsibility of either Party in this Agreement will be paid by the Parties with respect to each Site according to the usual and customary allocation/apportionment of such costs by Escrow Agent in the jurisdiction in which such Site is located. Buyer and Seller agree that there is little or no Personal Property included within the Property and no portion of the Purchase Price for any Site will be allocated or attributable to Personal Property.

Section 5.7 Brokers. The Parties acknowledge the involvement in this transaction of the “Seller’s Broker” named as such in the Summary of Terms (“Seller’s Broker”), whose commission if Closing occurs will be the responsibility of Seller pursuant to a separate agreement between Seller’s Broker and Seller. Except for Seller’s Broker, Buyer and Seller each state and confirm to the other that no broker, finder or comparable Person was utilized in arranging or bringing about this transaction and that there are no claims or rights for brokerage fees, commissions, finders’ fees, or comparable fees or compensation due to any other Person in connection with the transactions contemplated by this Agreement. If any other Person asserts a claim for a commission, fee or other compensation based upon any contact, dealings or communication with Buyer or Seller, then the Party through whom such Person makes its claim will indemnify, defend and hold harmless the other Party from such claim and any and all costs, damages, liabilities or expenses (including without limitation, reasonable attorneys’ fees and disbursements) incurred by the other Party in connection with such claim. This Section 5.7 is intended only to set forth the agreements of the Parties and in no event shall Seller’s Broker be deemed to be a third-party beneficiary of, or have any rights or obligations under, this Agreement. The provisions of this Section will survive the Closing or any earlier termination of this Agreement.

Section 5.8 Bulk Sales Laws. The Parties acknowledge their belief that so-called “bulk sales laws”, other sales tax statutes or similar Laws that impose successor liability upon the grantee of real property as to which a prior owner failed to pay income, franchise, sales, gross, receipts or similar taxes should generally not be applicable to the transactions contemplated under this Agreement, except with respect to Sites located in the State of Illinois and the Commonwealth of Pennsylvania. Notwithstanding the foregoing, if any such “bulk sales laws,” other sales tax statutes or similar Laws are asserted by a Governmental Authority to be applicable to the purchase and sale of any Sites that are subject to the jurisdiction of such Governmental Authority (including, for the avoidance of doubt, Sites located in Illinois and Pennsylvania), Seller shall indemnify, defend and hold Buyer harmless from and against any Claim relating to the Parties’ alleged failure to comply with such “bulk sales laws” or similar Laws, and if any taxes, interest or penalties are assessed against or imposed upon Buyer by such Governmental Authority as a result of such Governmental Authority’s final determination that the Parties failed to comply with such applicable “bulk sales laws” or similar Laws, then Seller will, within thirty (30) days of receiving a demand therefor from Buyer accompanied by reasonable supporting documentation, pay and indemnify and hold harmless Buyer from and against the assessment or imposition of such taxes, interest or penalties upon Buyer. The provisions of this Section will survive the Closing.

ARTICLE 6 DEFAULT; REMEDIES

Section 6.1 Default by Seller. If Seller fails to perform any obligation of Seller under this Agreement prior to or at any Closing and does not cure such failure (a) within five (5) Business Days after receipt of written notice from Buyer asserting such failure, if Seller fails to timely deliver Closing Documents or authorize Closing if and when required of Seller for Closing to occur under this Agreement, or (b) within fifteen (15) Business Days after receipt of written notice from Buyer asserting such failure, if Seller fails to perform any other obligation of Seller (any such failure, if not cured within such period, being a “Seller Default”), then Buyer will elect by giving written notice to Seller and Escrow Agent within thirty (30) days after the occurrence of such Seller Default, as Buyer’s sole and exclusive remedy against Seller, either to (i) terminate this Agreement, in which event Buyer shall receive a return of the Deposit and its reasonably documented out-of-pocket expenses (not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000)) incurred in connection with negotiating this Agreement, performing due diligence, processing the Loan Assumption and otherwise in connection with this transaction, and except for Obligations Surviving Termination, neither of the Parties will have any further liability or obligation under this Agreement, (ii) to bring a suit for specific performance against Seller to compel Seller to convey the Property to Buyer as required under this Agreement, or (iii) sue for damages if specific performance is not available as a remedy to Buyer as a result of Seller’s conveyance of any Site to a third party in violation of this Agreement; provided, however that as a condition precedent to Buyer’s pursuit of any action for specific performance, Buyer (x) must maintain the full Deposit in escrow until and during the pendency of such action, and (y) must demonstrate to the court Buyer’s readiness, willingness and ability to Close. Buyer shall be deemed to have elected to terminate this Agreement (as provided in Section 6.1(i) above) if Buyer does not deliver to Seller written notice of Buyer’s intent to file a cause of action for specific performance against Seller on or before thirty (30) days after such Seller Default, or having timely given Seller such notice, fails to file and serve Seller with a lawsuit asserting such cause of action within sixty (60) days after such notice.

Section 6.2 Default by Buyer. If Buyer fails to perform any obligation of Buyer under this Agreement prior to or at Closing, and does not cure such failure (a) within two (2) Business Days after receipt of written notice from Seller asserting such failure, if Buyer fails to timely pay or deposit the Deposit or any amount of money required to be paid or deposited by Buyer under this Agreement in connection with any Closing or (b) within five (5) Business Days after receipt of written notice from Seller asserting failure, if Buyer fails to timely deliver Closing Documents or authorize Closing (which, notwithstanding anything to the contrary contained elsewhere in this Agreement, shall include a failure by Buyer to obtain any required internal approval of Buyer’s management (including, without limitation, Buyer’s board of directors), or investment committee) if and when required of Buyer for Closing to occur under this Agreement) (any such failure, if not cured within such period, being a “Buyer Default”), then Seller will be entitled, as Seller’s sole and exclusive remedy against Buyer for such Buyer Default, to terminate this Agreement and receive the Deposit as Seller’s agreed and total liquidated damages by giving written notice of termination to Buyer and Escrow Agent within thirty (30) days after the occurrence of such Buyer Default. The Parties have agreed that Seller’s actual damages in the event of a Buyer Default would be extremely difficult or impracticable to determine. The Parties have therefore agreed that, considering all the facts and circumstances existing as of the Effective Date, the amount of the Deposit is a reasonable estimate of the damages that Seller would incur in the event of a Buyer Default. Each Party specifically confirms the accuracy of the statements made above and the fact that each Party was represented by counsel who explained, at the time this Agreement was made, the consequences of this liquidated damages provision. The foregoing shall not be deemed to limit the liability of Buyer for any payment or indemnification obligation in favor of Seller that survives Closing or termination of this Agreement, nor shall the foregoing limit Seller’s right to pursue any remedy available at law or in equity in response to any breach of any covenant of Buyer under this Agreement; provided, however, that Seller acknowledges that the remedy of termination of this Agreement and/or retention of the Deposit shall be available to Seller only upon the occurrence of a Buyer Default.

Section 6.3    Limitations on Liability.

(a)Unless otherwise expressly stated in this Agreement, the provisions of Sections
6.1 and 6.2 above provide each Party’s sole remedies for any failure by the other Party to perform its respective obligations under this Agreement prior to or at the Final Closing, but will not limit any rights or remedies that either Party may have for a breach or default by the other Party after Closing with respect to those provisions of this Agreement, or those provisions of the Closing Documents, that are expressly stated to survive Closing. However, in no event will either Party be liable to the other Party for any lost profits or consequential, indirect, special or punitive damages suffered by a Party as a result of any failure, breach or default, either before or after Closing, by the other Party under this Agreement or any of the Closing Documents, and each Party expressly waives any right to recover any lost profits or consequential, indirect, special or punitive damages caused to such Party by the other Party.

(b)Notwithstanding anything to the contrary set forth in this Agreement or any of the Closing Documents, (i) Seller will have no liability whatsoever with respect to any Claims suffered or incurred by, asserted or assessed against, or imposed upon Buyer or any Buyer Party under or with respect to this Agreement, the Property, or any Closing Document, except to the extent (and only to the extent) that such Claims exceed $150,000.00 (the “Threshold

Amount”); and (ii) in no event will the total aggregate liability of Seller and any Seller Parties for any or all Claims with respect to the entirety of the Property and the transactions contemplated by this Agreement and the Closing Documents, exceed $25,000,000.00 (the “Maximum Amount”). Buyer shall not make any Claims or deliver any Claim Notice unless Buyer in good faith believes the Claims would exceed the Threshold Amount, and Buyer shall not seek or receive for such Claims any remedies or awards that individually or in the aggregate, would exceed the Maximum Amount. The provisions of this Section 6.3(b) exclude any Claims by Buyer related to any express post-Closing obligations of Seller under Sections 3.6, 5.4, 5.6, 5.7 or 5.8 of this Agreement, for which Seller’s liability will not be limited by the Threshold Amount or the Maximum Amount.

Section 6.4 CIM REIT Credit Support. CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CIM REIT”), joins this Agreement for the sole purpose of providing credit support for certain obligations of Seller as, and only to the extent, expressly set forth in this Section. CIM REIT agrees that if Seller generally, or any one or more Selling Entities, are obligated to make a payment to Buyer for a Claim asserted by Buyer (a) under Section 4.5 of this Agreement, (b) under Section 6.1 of this Agreement, or (c) pursuant to any other provision of this Agreement, or provision of the Closing Documents, that is expressly stated to survive Closing, and Seller or any such Selling Entity fails to pay Buyer the amount determined to be such Person’s obligation to Buyer with respect to such Claim within thirty (30) days after the final determination of such Person’s responsibility for such Claim (such amount being a “Section 6.4 Claim Amount”), then within ten (10) Business Days of receiving a written demand for the payment of such Section 6.4 Claim Amount from Buyer (which demand must be given by Buyer to CIM REIT in care of Seller at the notice addresses specified for Seller in this Agreement), CIM REIT will cause such Person’s obligation with respect to such Section 6.4 Claim Amount under the Agreement to be satisfied by paying or causing to be paid such Section
6.4 Claim Amount to Buyer; provided, however, that the aggregate liability of CIM REIT for all Claims under this Section 6.4 shall not in any event exceed the Maximum Amount, unless the Maximum Amount is not applicable to such Claims as expressly provided in the last sentence of Section 6.3(b) of this Agreement. CIM REIT’s obligations under this Section 6.4 as to any Claim will expire on the date that is the latest to occur of (a) the Expiration Date applicable to such Claim, (b) if any Claim is properly asserted by Buyer against Seller prior to the Expiration Date, the Claim Bar Date applicable to such Claim, and (c) if any action is properly filed by Buyer and duly served upon Seller prior to the Claim Bar Date applicable to such Claim, final resolution of the action applicable to such Claim. CIM REIT confirms that each Seller Entity is an indirect subsidiary of CIM REIT, that CIM REIT expects to realize a material benefit from the Closing of the transactions contemplated by this Agreement, and that accordingly CIM REIT will derive sufficient consideration from such transactions to support CIM REIT’s obligations under this Section 6.4.

Section 6.5 Survival. The terms, provisions and limitations of this Article 6 will survive Closing or any earlier termination of this Agreement.

ARTICLE 7 MISCELLANEOUS

Section 7.1 Notices. Any notices required or permitted to be given under this Agreement must be given in writing and delivered to the recipient’s notice address as provided in this Agreement either (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next Business Day delivery and provides a delivery confirmation to the sender, or (d) by email; provided, that any emailed notice purporting to either terminate this Agreement or provide notice of an asserted failure, breach or default by the other Party must be followed by a hard copy thereof given within one
(1)Business Day thereafter that is delivered in accordance with one of the preceding subsections (a)-(c), unless receipt of such hard copy is expressly waived by a reply email from the recipient Party in response to such notice email. The notice addresses for the Parties are as set forth in the Summary of Terms. Either Party may specify a different or additional domestic (United States) notice address for itself as such Party may from time to time desire by giving notice thereof in writing as provided above to the other Party. If sent by email, a notice shall be deemed given upon the date when such email is transmitted by the sending Party to the receiving Party’s notice address, and shall be deemed received on that same date unless such notice is transmitted by the sender after 5:00 p.m. in the local time of the physical address of the receiving Party, in which case receipt by the receiving Party shall be deemed to be upon the next Business Day. If personally delivered, a notice shall be deemed given and received upon the date of such delivery. If sent by overnight courier service, a notice shall be deemed given upon the date of deposit with such courier and deemed received upon the date of delivery or refusal of delivery at the notice address. If sent by certified mail, a notice shall be deemed given and received on the fourth Business Day after deposit into the US Mail. Notices from or signed by the legal counsel for a Party will be equally effective as a notice from such Party itself.

Section 7.2 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, contains all agreements, representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the Parties with respect to the purchase and sale of the Property. All Exhibits and Schedules to this Agreement are fully incorporated as a part of this Agreement. Any prior correspondence, memoranda, letters of intent, or other agreements between the Parties, including without limitation any oral or written statements made by the Seller Parties or the Buyer Parties, are not binding on or enforceable against either Party, and are entirely superseded and replaced by this Agreement; provided, however, that any prior or non-disclosure agreement, right of entry or confidentiality agreement between Seller or any Seller Party and Buyer or any Buyer Party will remain of full force and effect and will not be superseded by this Agreement.

Section 7.3 Confidentiality. Seller will be providing Confidential Information in connection with Buyer’s evaluation of the transaction and the Property during the term of this Agreement, and Buyer will obtain additional Confidential Information pursuant to Buyer’s due diligence investigations of and regarding the Property and Tenants. Buyer agrees to keep the Confidential Information strictly confidential and shall not disclose, permit the disclosure of, release, disseminate or transfer, whether written or orally or by any other means, such Confidential Information, in whole or in part, in any manner; provided, however, that the Buyer Parties may make such limited disclosures, strictly on a “need-to-know” basis, to and among the Buyer Parties as may reasonably be required in connection with Buyer’s evaluation of the Property as determined in Buyer’s reasonable judgment) in connection with Buyer’s evaluation or implementation of the Property or as otherwise required by applicable law, rule regulation, legal process, or order of any court, administrative, regulatory or arbitral body (subject to the terms set forth in subparagraph (b) below). All of the Buyer Parties must be informed by Buyer of the confidential nature of the Confidential Information and must be instructed by Buyer to treat the Confidential Information in the manner required under this Agreement. Buyer will be responsible for ensuring the compliance of all Buyer Parties with the terms of this Agreement and will be responsible for any breaches of the provisions of this Agreement by any of the Buyer Parties (other than any Lender first providing new financing to the Property or any portion thereof in connection with this acquisition) (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy Seller may have against such

Buyer Parties with respect to such breach). Buyer will take all commercially reasonable measures to safeguard the confidentiality and avoid any disclosure of Confidential Information to any unauthorized person by Buyer or Buyer Parties. No license is granted, directly or indirectly, to any of the Confidential Information. If this Agreement is terminated prior to Closing, then except as provided in Section 2.1(c) above, Buyer will destroy, and cause each of the Buyer Parties to destroy, all materials containing Confidential Information. Notwithstanding the foregoing, (a) to the extent required by a Buyer Party’s customary internal policies or other legal requirements applicable to such Buyer Party, such Buyer Party may retain a copy of Confidential Information solely to satisfy such requirements, provided that such Buyer Party must otherwise strictly maintain the confidentiality thereof and shall not be obligated to erase any Confidential Information contained in any archived computer systems backups in accordance with electronic archiving, security and/or disaster recovery procedures, provided that Buyer must otherwise strictly maintain the confidentiality thereof; and (b) a Buyer Party may disclose Confidential Information to the extent required to be disclosed pursuant to court order or subpoena, but only (except as not otherwise required by applicable law) after such Buyer Party has notified Seller of any request, court order or subpoena seeking or requiring disclosure of Confidential Information and has given Seller the reasonable opportunity to appeal or challenge the same. Buyer agrees that money damages would not be a sufficient remedy for any breach of the confidentiality provisions of this Agreement by Buyer or any Buyer Parties and Seller will be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. The confidentiality covenants and obligations set forth in this Agreement will survive for a period of (i) one (1) year after any termination of this Agreement prior to the Initial Closing, as to all Confidential Information, or (ii) if the Initial Closing occurs, then one (1) year after the Final Closing as to all Confidential Information relating to Seller or any Seller Parties, but with no further confidentiality obligation after each Closing as to Confidential Information relating solely to the Sites included in such Closing. For clarity, the Parties agree that the foregoing provisions shall not limit or preclude the disclosures regarding this Agreement that are expressly permitted pursuant to Section 7.21 below.

Section 7.4 Time. Time is of the essence in the performance of each of the Parties’ respective obligations under this Agreement; provided, however, that if a deadline or date for performance, or for the giving or receipt of a notice, falls on a day that is not a Business Day, such deadline or date shall be deemed extended to the next Business Day.

Section 7.5 Attorneys’ Fees. In addition to the remedies provided in Article 6 above, if there is any litigation, action or other proceeding between the Parties (“Action”) to enforce any provisions or rights arising under or in connection with this Agreement or the Closing Documents, the Party that is determined to have substantially prevailed in such Action will also be entitled to an award against the substantially non-prevailing Party for all costs and expenses, including but not limited to reasonable attorneys’ fees, reasonably incurred by the prevailing Party in connection with the prosecution or defense of such Action. The provisions of this Section will survive Closing or any earlier termination of this Agreement.

Section 7.6 Merger of Obligations. Obligations and other provisions that are expressly provided in this Agreement to survive or be performed after the Closing will not merge with the transfer of legal title to the Property but will remain in effect until fulfilled or expired per their terms; all other obligations of the Parties will merge with and be extinguished upon the transfer of legal title to the Real Property to Buyer at Closing. To the extent an applicable obligation or provision relates to a specific Site or Sites, such time will be measured from the date the Closing for such Site(s) occurs; otherwise such references to the Closing will mean the Final Closing.

Section 7.7 Assignment. Subject to the provisions of this Section, Buyer may, by written notice given to Seller not less than ten (10) days prior to the subject Closing, assign Buyer’s right to receive the conveyance of any Site or Sites under this Agreement to one or more Permitted Assignees. Buyer’s rights and obligations under this Agreement are not otherwise transferable, assignable or delegable, directly or indirectly, without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole and absolute discretion. Any transfer, assignment or delegation (to a Permitted Assignee or otherwise) must be made pursuant to a written agreement meeting the requirements of this Section, which agreement will include (without limitation) provisions stating that (a) the transfer, assignment or delegation does not release, diminish or otherwise affect the obligations of the original Buyer under this Agreement, including the original Buyer’s obligations to pay the Purchase Price at Closing and to indemnify Seller and the other Seller Parties in accordance with the terms hereof; and (b) the Permitted Assignee (or other approved transferee, assignee or delegee) expressly agrees for the benefit of Seller and the Seller Parties that (i) such Person is assuming all obligations of the original Buyer under this Agreement, other than obligations relating solely to any Site(s) not being acquired by such Person (if any); and (ii) the conveyance of the Site or Sites to such Person will be subject to all of the terms, provisions, conditions and limitations set forth in this Agreement to the same extent as if such Person was the original Buyer executing this Agreement. Seller will not be obligated to assume any additional cost, liability or obligation as a result of any transfer, assignment or delegation by Buyer pursuant to this Section (other than to a de minimis extent). Any attempted transfer, assignment or delegation by Buyer in contravention of this Section will be null and void. Subject to the limitations described herein, this Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

Section 7.8 1031 Exchange. Except to the extent that Seller receives OP Units or AFIN Common Stock pursuant to Section 1.2, each Party may structure its acquisition or sale, as applicable, in whole or in part, as part of a like-kind exchange under Section 1031 of the Code. Each Party will reasonably cooperate with the other (at no cost or liability to the cooperating Party) in effectuating such a like-kind exchange, including signing such documents as may be reasonably and customarily necessary to acknowledge such exchange; provided, however, that (a) the Closing will not be delayed thereby, (b) the exchanging Party will not be released from any liability or obligation under this Agreement, and (c) the cooperating Party will not incur any additional liability or undertake any additional obligation as a result of any such like-kind exchange. The Party employing the like-kind exchange structure will pay all costs and expenses associated with effectuating such exchange.

Section 7.9 Governing Law; Jurisdiction and Venue. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, BEING THE LOCATION OF SELLER, EXCEPT AS TO REAL PROPERTY MATTERS DIRECTLY RELATED TO A SINGLE INDIVIDUAL SITE AND WHICH MUST NECESSARILY BE GOVERNED BY THE LAWS OF THE STATE IN WHICH THE RESPECTIVE REAL PROPERTY OF SUCH SITE IS LOCATED (the “Property State”), WHICH MATTERS AS TO A SPECIFIC SITE WILL BE GOVERNED BY THE LAW OF THE
RESPECTIVE PROPERTY STATE FOR SUCH SITE. For the purposes of any suit, action or proceeding involving this Agreement, each Party expressly submits to the jurisdiction of all federal and state courts sitting in the County of Maricopa, State of Arizona and consents that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed, and each Party agrees that such courts will have jurisdiction over any such suit, action or proceeding commenced by any Party. Each Party irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of Arizona and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The foregoing provisions are not intended to establish the State of Arizona as the exclusive forum for any suit, action or proceeding involving this Agreement, but merely to establish the consent and agreement of each Party to such non- exclusive jurisdiction and venue in the event of any contest or dispute over such matters.

Section 7.10 Waiver of Trial by Jury. TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EACH PARTY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT, ANY OF THE CLOSING DOCUMENTS, THE PROPERTY, OR ANY CLAIMS OR ACTIONS PERTAINING TO ANY OF THE FOREGOING.
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                    Seller Initials

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Buyer Initials

Section 7.11 Interpretation of Agreement. The Article, Section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained in this Agreement. Where the context so requires, (a) the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter; (b) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and (c) the words “including” and “include” and other words of similar import will be deemed to be followed by the phrase “without limitation.” All monetary amounts expressed in “dollars” or designated by a “$”, “USD” or “US$” symbol or abbreviation refer to a monetary amount payable within the United States in the current lawful, dollar- denominated official currency of the United States of America. The terms and provisions of this Agreement represent the result of negotiations by the Parties, and each Party has been represented by counsel of, and to the extent of, such Party’s own choosing, and neither Party has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each waive the application of any rule of law that might otherwise be applicable that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party that prepared (or whose attorney prepared) the executed Agreement or any earlier draft of this Agreement or the provision in question.

Section 7.12 Amendments; No Waiver. No modification, waiver, amendment or discharge of or under this Agreement will be valid unless contained in a writing signed by the Party against whom enforcement is sought; provided, however, that Seller shall have the right to waive the Repurchase Obligation in its sole discretion if notice is provided by Seller to AFIN within two (2) business days of the Impermissible Suspension. No waiver by Seller or Buyer of a breach of any of the terms, covenants or conditions of this Agreement will be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition contained in this Agreement.

Section 7.13 No Recording. Neither this Agreement nor any memorandum or short form thereof may be recorded by Buyer or any Buyer Party. Any such recording of this

Agreement or a memorandum or short form hereof by Buyer or any Buyer Party will constitute an immediate default under this Agreement, and in addition to Seller’s other remedies therefor, Seller may conclusively establish the complete release and removal of such recorded document simply by recording a copy of this provision of this Agreement.

Section 7.14 No Third Party Beneficiary. Except as may be expressly stated herein, the provisions of this Agreement do not and are not intended to benefit any third parties.

Section 7.15 Severability. If, in any action to enforce this Agreement, any one or more of the covenants, agreements, conditions, provisions, or terms of this Agreement is, in any respect or to any extent (in whole or in part), held to be invalid, illegal or unenforceable for any reason, all remaining portions thereof that are not so held, and all other covenants, agreements, conditions, provisions, and terms of this Agreement, will not be affected by such holding, but will remain valid and in force to the fullest extent permitted by law.

Section 7.16 Drafts Not an Offer. The submission of a draft of this Agreement by one Party to another is not intended by either Party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The Parties will not be legally bound in any manner with respect to a purchase and sale of the Property unless and until each of Seller and Buyer have duly executed this Agreement and the Parties have delivered that fully executed Agreement to Escrow Agent.

Section 7.17 Consent Standards. Unless expressly provided otherwise in this Agreement, any consent, determination, election or approval required to be obtained, or permitted to be given, by or on behalf of either Party under this Agreement will be given, withheld or made (as the case may be) by such Party in the exercise of such Party’s commercially reasonable discretion and within a commercially reasonable period of time.

Section 7.18 Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same Agreement. Signatures to this Agreement sent by email (including “.pdf”), or delivered by other electronic means will be valid and effective to bind the Party so signing. Each Party agrees to promptly deliver a “hard copy” of this Agreement bearing such Party’s original manual ink signature to the other Party upon request, but a failure to do so will not affect the enforceability of this Agreement.

Section 7.19 Exculpation. In no event whatsoever will any Seller Parties or Buyer Parties have any recourse with respect to this Agreement or any of the Closing Documents against, and no liability will be asserted with respect to this Agreement or any Closing Documents against, any of Seller’s or Buyer’s respective members, partners, shareholders, trustees, employees, agents, directors, officers, or other owners, principals, representatives, or Affiliates, or the respective constituents thereof (collectively, the “Exculpated Persons”), and in no event whatsoever will any of the Exculpated Persons have or be deemed to have undertaken or assumed any personal liability for any obligations entered into by Seller or Buyer, as applicable, under this Agreement or any of the Closing Documents, and regardless of whether any such Persons negotiated or executed this Agreement or any of the Closing Documents on behalf of either Seller or Buyer, as applicable.

Section 7.20 Allocation of Post-Closing Liability. Subject to any obligations and liabilities that this Agreement may expressly allocate to the contrary, the Parties agree that, as between Buyer and Seller, after the Closing of a subject Site (a) Seller (rather than Buyer) will remain liable for obligations asserted by or owed to third parties with respect to events that occurred during, and undertakings, acts, and omissions of Seller during, Seller’s ownership or operation of such Site prior to the Closing, and (b) Buyer (rather than Seller) will be liable for obligations asserted by or owed to third parties with respect to events that occur during, and undertakings, acts or omissions of Buyer during, Buyer’s ownership or operation of such Site on and after such Closing. The Parties expressly agree that the provisions of this Section will not apply to allocate to Seller (i) any Claim asserted by or on behalf of any Tenant after Closing to the extent such Claim relates to or arises from the physical or environmental condition of or about any Site, regardless of whether such condition is determined to have existed prior to Closing, except for any physical or environmental condition that arises from or is caused by the gross negligence or intentional misconduct of Seller which occurred after the Effective Date and was both unknown to Buyer as of the expiration of the Diligence Period and not otherwise disclosed to Buyer pursuant to the “bring-down” certificate delivered to Buyer at Closing pursuant to Section 5.3(a)(xvii) above, or (ii) any Claim asserted by a Tenant after Closing that was not expressly asserted or reserved in the Estoppel Certificate delivered by such Tenant for the Closing pursuant to Section 5.2 above. The Parties will each promptly advise the other of any such matters asserted against one Party that such Party reasonably believes should be the responsibility of the other Party, and the non-responsible Party will reasonably cooperate with the responsible Party (at no material expense to the non-responsible Party) to promptly address any such matters that may be so asserted. The provisions of this Section are intended solely to apply between Buyer and Seller and do not and are not intended to inure to or benefit any third parties. The provisions of this Section shall survive the Closing.

Section 7.21 Public Disclosures. Prior to any issuance of any securities filing, press release, investor presentation or other public statement with respect to the transactions contemplated by this Agreement or the other Party thereto, each Party will, and will cause its Affiliates and external manager to, use reasonable efforts to give a copy of the proposed Public Disclosure to the other Party for its review and comment. If no objection or comments are received from the non-disclosing Party within twenty-four (24) hours after the non-disclosing Party receives such proposed Public Disclosure for review, consent to such Public Disclosure shall be deemed given by the reviewing Party. The disclosing Party shall review and use reasonable efforts to address any comments received by the non-disclosing Party prior to making such Public Disclosure. Such public disclosure shall not disparage or make any statements that could reasonably be expected to harm the reputation or business of the Property, any Site, the operation, management or leasing of the Property or any Site, the other Party; its Affiliates or its or their respective directors, managers, officers, employees, agents and partners; provided that the foregoing shall not affect the rights or obligations of such Party to testify truthfully in any suite, action or proceeding, including truthful statements made in a dispute, suit action or proceeding arising under or in connection with this Agreement or any of the transactions contemplated hereby, or make truthful statements that are reasonably necessary to comply with applicable law. In connection with any Public Disclosure, both Parties and AFIN agree (x) to identify/refer to the Seller parties only as certain subsidiaries of CIM Real Estate Finance Trust, Inc., and (y) to the extent either Party or AFIN identifies the cap rate applicable to the Property or any Site in any disclosure, it will disclose only the Cap Rate. The provisions of this Section shall survive the Closing or any earlier termination of this Agreement.

Section 7.22 Non-Solicitation. Buyer agrees, on behalf of itself and all Buyer Parties, that, for a period commencing on the date hereof and concluding on the earlier of the Final Closing under this Agreement and the first anniversary of the Effective Date, neither Buyer nor any Buyer Party shall directly or indirectly, solicit or cause to be solicited for purposes of employment, offer to hire or engage as a consultant, hire or engage as a consultant any person that is employed by Seller or any Seller Party when such person was first introduced to Buyer or any Buyer Party in connection with the transactions contemplated by this Agreement. Nothing in this Section 7.22 shall be deemed to prohibit (a) any general solicitation for employment not specifically directed at employees of Buyer or any Buyer Party, including but not limited to, advertisements and searches conducted by a headhunter agency in which neither Buyer nor any Buyer Party pre-approved the contact list, or any hiring or employment resulting from such solicitation, (b) the employment by Buyer or any Buyer Party of any person who has been terminated by Seller or any Seller Party prior to commencement of employment discussions between Buyer or any Buyer Party and such person, (c) the employment by Buyer or any Buyer Party of any individual who initiated contact with Buyer or any Buyer Party regarding such employment, or (d) the solicitation of property-level employees for employment at the applicable Site, on or after the applicable Closing Date for such Site.

Section 7.23 State-Specific Provisions. In order to give effect to certain provisions of state law that may be applicable to certain Sites, the provisions contained in this Section 7.23 are hereby incorporated into this Agreement and made a part hereof, but solely as regards, and solely applicable to, the Sites located in the respective State:

(a)As to Sites located in Florida:

(i)Seller hereby notifies Buyer that Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon testing may be obtained from your county health department. The foregoing notification is provided pursuant to Section 404.056(6) of the Florida Statutes.

(ii)Each Selling Entity owning a Property located in the State of Florida hereby indemnifies and holds Buyer harmless from and against any applicable sales and other taxes due and payable by such Selling Entity (or, if such Selling Entity is a disregarded entity for tax purposes, by the entity which reports such Selling Entity’s income on its tax returns) to the Florida Department of Revenue (accruing or pertaining to a period of time prior to the applicable Closing Date) and any Claims arising as a result of failure to make any such payments or in connection with any tax returns relating thereto and required to be filed on or prior to the applicable Closing Date.

(b)As to Sites located in South Carolina, Seller and Buyer both hereby acknowledge and agree that the Closing shall occur under the supervision of a lawyer licensed to practice in South Carolina (who may be an employee or other representative of Escrow Agent) and in accordance with all requirements of South Carolina law

(c)As to Sites located in Texas:

(i)The Parties acknowledge and agree that the ninety (90) day period establishing the Claim Bar Date as provided in Section 4.5 above is shorter than the time period set forth in Tex. Civ. Prac. & Rem. Code Ann. § 16.070 (Vernon 2012). To the fullest extent permitted by law, each Party relinquishes its rights under Section 16.070. In the event the ninety (90) day time period establishing the Claim Bar Date is held invalid or unenforceable by a court of competent jurisdiction, the Parties agree that: (x) the Claim Bar Date shall instead be the date that is two (2) years and one (1) day after the date of Closing; and (y) such holding shall not affect any other covenants, agreements, conditions, provisions or terms of Section 4.5 or this Agreement.

(ii)The Parties acknowledge and agree that the provisions of Sections 3.2 and 3.3 of this Agreement are intended to supersede the rights and duties prescribed by the Uniform Vendor and Purchaser Risk Act, Texas Property Code Section 5.007.

(d)As to Sites located in California:

(i)Section 1542 Waiver. As a further part of the provisions of Section 2.5, but not as a limitation thereon, Buyer hereby agrees, represents and warrants that the matters released therein are not limited to matters which are known or disclosed. In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses, liabilities and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases therein have been negotiated and agreed upon in light of that realization and that, except as otherwise expressly provided in this Agreement, Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses, liabilities and expenses which might in any way be included in the waivers and matters released as set forth in Sections 2.4 and 2.5 and this 7.23(d)(i) of this Agreement (the “Subject Provisions”). Buyer expressly waives any and all rights conferred upon it by the provisions of California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Subject Provisions are material and included as a material portion of the consideration given to Seller by Buyer in exchange for Seller's performance under this Agreement. Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the Subject Provisions. The Subject Provisions, including without limitation the release contained therein, shall survive the Closing and the delivery and recording of the Deed in perpetuity. Buyer has initialed this Section below to further indicate Buyer’s awareness and acceptance of each and every provision of the Subject Provisions. Notwithstanding the foregoing, the release provided for in this Section 7.23(d)(i) shall be effective as of the Closing only, and shall not be deemed to release Seller from its actual fraud or for any of Seller’s covenants, representations and warranties set forth in this Agreement or in the documents and instruments delivered by Seller at the Closing which by their terms expressly survive the Closing.

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Buyer's Initials

(ii)Natural Hazard Disclosure. Buyer acknowledges that Seller may be required by California law to disclose if any of the Property lies within the following natural hazard areas or zones: (a) a special flood hazard area designated by the Federal Emergency Management Agency; (b) an area of potential flooding; (c) a very high fire hazard severity zone; (d) a wildland area that may contain substantial forest fire risks and hazards; (e) an earthquake fault or special studies zone; or (f) a seismic hazard zone. Buyer acknowledges and agrees that Seller has employed Escrow Agent (or an affiliate thereof) or another third party selected by Seller (the "Natural Hazard Expert") to examine the maps and other information specifically made available to the public by government agencies and has provided a natural hazard disclosure statement prepared by the Natural Hazard Expert (the “NHD Statement”) and the report of the Natural Hazard Expert (the “NHD Report”) containing the results of its examination to Buyer in writing prior to the Effective Date of this Agreement, and Buyer has signed and returned a copy of the NHD Statement to Seller. Buyer acknowledges and agrees that Buyer’s prior receipt of the NHD Statement and NHD Report as aforesaid fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. Buyer further acknowledges and agrees that the matters set forth in the NHD Statement or NHD Report may change on or prior to Closing and that Seller has no obligation to update, modify, or supplement the NHD Statement or NHD Report.
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Buyer's Initials

(iii)Special Taxes Disclosure. Buyer acknowledges that Seller may be required by California law to disclose if any special Taxes, improvement bonds, assessments, Mello-Roos Community Facilities Districts, or other such Taxes or assessments (collectively, “Special Taxes”) affect the Property. Buyer acknowledges and agrees that Seller has employed Escrow Agent (or an affiliate thereof) or another third party selected by Seller (the "Special Tax Expert") to prepare or obtain appropriate disclosure reports, Notice of Special Tax documents, or other documentation (the “Special Tax Disclosures”) based upon information made available to the public by government agencies regarding Special Taxes affecting the Property. Buyer acknowledges and agrees that Seller has delivered the Special Tax Disclosures to Buyer in writing prior to the Effective Date of this Agreement, and that Buyer has signed and returned a copy of each “Notice of Special Tax” to Buyer. Buyer acknowledges and agrees that the Special Tax Disclosures previously delivered to Buyer as aforesaid fully and completely discharge Seller from any and all disclosure obligations relating to Special Taxes. Buyer further acknowledges and agrees that the matters set forth in the Special Tax Disclosures may change on or prior to Closing and that Seller has no obligation to update, modify, or supplement the Special Tax Disclosures.
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Buyer's Initials

(iv)The provisions of Section 7.23(d)(i) through (d)(iii) of this Agreement will survive the Closing and the delivery and recording of the Deed in perpetuity. Buyer has initialed these Sections above to further indicate Buyer’s awareness and acceptance of each and every provision of each such Section of this Agreement.

(v)The following provisions are added to the end of Section 6.2 above:

THE AMOUNT PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES PURSUANT TO THE FOREGOING PROVISIONS SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY IF BUYER FAILS TO CLOSE THE PURCHASE OF THE PROPERTY. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 6.2, SELLER AND BUYER AGREE THAT THIS LIQUIDATED DAMAGES PROVISION IS NOT INTENDED AND SHOULD NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY BUYER’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT.

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Buyer's Initials

(e)As to Sites located in Louisiana:

(i)If and to the extent used in this Agreement, and whether or not capitalized when so used, the terms “real estate” and “real property” shall include “immovable property” as that term is used in Louisiana law; the term “eminent domain” shall include “expropriation” as that term is used in Louisiana law; the term “personal property” shall include “movable property” as that term is used in Louisiana law; the term “county” shall include “parish” as that term is used in Louisiana law; the term “easement” shall include “servitude” as that term is used in Louisiana law; the term “receiver” shall include “keeper” as that term is used in Louisiana law; the term “fee estate” shall include “full ownership interest” as that term is used in Louisiana law; and the term “lien” shall include a “privilege” as that term is used in Louisiana law.

(ii)At Closing the Deed contemplated by Section 5.3(a)(i) above for any Site located in the State of Louisiana will be an Act of Cash Sale for such Site and will contain the following waivers, all of which the Parties agree will apply in addition to, and not in lieu of or limitation of, any of the releases, waivers, limitations of liability, or other provisions contained in this Agreement (and provided that, as applicable, the terms “Seller” and “Buyer” will be conformed to “Grantor” and “Grantee” or such comparable terms as may be contained in such Act of Cash Sale):

(A)Buyer acknowledges and agrees that the Property is being sold by Seller to Buyer as is, where is, with all faults, and without any warranties (other than (i) the limited warranty of title as to Seller’s own acts only, and (ii) all representations, warranties and covenants of Seller set forth in the Purchase Agreement), express or implied, including, but not limited to, warranties of condition, fitness for a particular purpose or habitability. Buyer acknowledges and agrees that, except as otherwise provided in the Purchase Agreement, Seller has made no representation, warranty or guaranty, express of implied, oral or written, past, present of future, of, as to, or including: (a) the condition or state of repair of the Property, including, without limitation, any condition arising in connection with the generation, use, transportation, storage, release or disposal of hazardous substances (which includes all substances listed as such by applicable law, all pollutants or contaminants, whether harmful or not, petroleum and natural gas and their components and distillates, asbestos and naturally- occurring but harmful substances such as methane or radon) on, in, under, above, upon or in the vicinity of the Property; (b) the quality, nature, adequacy and physical condition of the Property, including but not limited to, the structural elements, environmental issues, wetlands issues, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, plumbing, sewage, and utility systems and facilities; (c) the quality, nature, adequacy and physical conditions of soils and geology and the existence of ground water, including without limitation, soil compaction, grading and drainage; (d) the existence, quality, nature, adequacy and physical conditions of utilities serving the Property;
(e)the development potential of the Property, its habitability, or the fitness, suitability or adequacy of the Property for any particular purpose; (f) the zoning of the Property; (g) the Property or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions, and restrictions of any governmental or quasi-governmental entity or of any other person of entity; and (h) the quality of any labor and materials.

(B)Buyer hereby acknowledges and declares reliance solely on its own inspection and evaluation of the Property and not on any warranties or representations, express or implied, from Seller, other than those representations and warranties explicitly contained in the Purchase Agreement. Any and all warranties (other than (i) the limited warranty of title as to Seller’s own acts only, and (ii) all representations, warranties and covenants of Seller set forth in the Purchase Agreement), express or implied, with respect to the Property, including but not limited to those related to the condition of the Property or fitness of the Property for a particular purpose, are hereby disclaimed by Seller and are hereby expressly waived by Buyer.

(C)Buyer hereby expressly waives and renounces any and all rights in redhibition pursuant to Louisiana Civil Code Article 2520, et seq., the warranty imposed by Louisiana Civil Code Article 2475, and its ability to rescind the sale of the Property or seek a reduction in the Purchase Price for any reason whatsoever, and Buyer hereby releases Seller from any and all liability whatsoever in connection therewith.

(D)Buyer acknowledges and agrees that Buyer has been afforded the opportunity to conduct and complete, and has conducted and completed, all inspections of the Property and all component parts thereof, as deemed necessary or advisable by Buyer, and Buyer hereby accepts the Property in its existing “AS IS” and “WHERE IS” condition, and this waiver and disclaimer of express and implied warranties of fitness and the condition of the Property has been taken into consideration and is reflected in the terms of the Purchase Price.

(E)BUYER HEREBY ACKNOWLEDGES THAT: (I) THE FOREGOING WAIVERS AND DISCLAIMERS HAVE BEEN BROUGHT TO THE ATTENTION OF BUYER, (II) THE FOREGOING WAIVERS AND DISCLAIMERS HAVE BEEN READ AND ARE UNDERSTOOD BY BUYER, (III) THE AGREEMENT OF BUYER WITH AND TO ALL OF THE TERMS AND CONDITIONS OF THESE WAIVERS AND DISCLAIMERS IS AN INTEGRAL PART OF THIS AGREEMENT BETWEEN SELLER AND BUYER WITHOUT WHICH THIS AGREEMENT WOULD NOT HAVE BEEN ENTERED INTO BY SELLER, AND (IV) THE PURCHASE PRICE REFLECTS, AND TAKES INTO CONSIDERATION, THE FOREGOING WAIVERS AND DISCLAIMERS.

(F)Nothing in this Disclaimer of Warranties shall limit or otherwise affect Seller’s representations, warranties or covenants provided in the Purchase Agreement, nor shall this Disclaimer of Warranty affect Buyer’s remedies related to a breach or misrepresentation thereof.

(f)As to Sites located in the State of Michigan, the term “Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated pursuant thereto: The Natural Resources and Environmental Protection Act, MCL §324.101 et seq. (Act 451 of 1994, as amended).

(g)As to Sites located in the State of Pennsylvania, Section 7.7 is hereby omitted in its entirety and replaced with the following:

Subject to the provisions of this Section, Buyer may, by written notice given to Seller not less than fifteen (15) Business Days prior to the subject Closing, assign Buyer’s right to receive the conveyance of any Site or Sites under this Agreement to one or more Permitted Assignees. Buyer’s rights and obligations under this Agreement are not otherwise transferable, assignable or delegable, directly or indirectly, without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole and absolute discretion. Any transfer, assignment or delegation (to a Permitted Assignee or otherwise) must be made pursuant to a written agreement meeting the requirements of this Section, which agreement will include (without limitation) provisions stating that (a) the transfer, assignment or delegation does not release, diminish or otherwise affect the obligations of the original Buyer under this Agreement, including the original Buyer’s obligations to pay the Purchase Price at Closing and to indemnify Seller and the other Seller Parties in accordance with the terms hereof; and (b) the Permitted Assignee (or other approved transferee, assignee or delegee) expressly agrees for the benefit of Seller and the Seller Parties that (i) such Person is assuming all obligations of the original Buyer under this Agreement, other than obligations relating solely to any Site(s) not being acquired by such Person (if any); and (ii) the conveyance of the Site or Sites to such Person will be subject to all of the terms, provisions, conditions and limitations set forth in this Agreement to the same extent as if such Person was the original Buyer executing this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Seller agrees that Buyer is entering into this Agreement with respect to those Sites located in the Commonwealth of Pennsylvania for the benefit of a certain to-be-named nominee (which nominee shall be an affiliate of Buyer), and that at the Closing, Buyer intends to assign to such nominee, for no additional consideration, all of its right, title and interest in this Agreement related to such Sites located in Pennsylvania and Buyer has no intent to obtain legal or equitable title to such Sites. In such instance, Buyer shall have the right to partially assign this Agreement without Seller’s prior written consent. Upon such assignment of this Agreement to said nominee and the assumption by said nominee of Buyer’s obligations hereunder with respect to the Sites located in Pennsylvania, (i) Buyer shall be released and have no liability under this Agreement, and (ii) the term “Buyer” as used in this Agreement will be deemed to be said nominee. Subject to the limitations described herein, this Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

(h)As to Sites located in the State of Alabama:

(i)The Parties acknowledge that, in accordance with Ala. Code Ann. §§ 18- 1A-32 and 18-1A-20, the term “condemnation” as used herein shall also mean “eminent domain”.

(ii) The Parties acknowledge and agree that the ninety (90) day period establishing the Claim Bar Date as provided in Section 4.5 above is shorter than the time period set forth in Code of Ala. § 6-2-34. To the fullest extent permitted by law, each Party relinquishes its rights under § 6-2-34. In the event the ninety (90) day time period establishing the Claim Bar Date is held invalid or unenforceable by a court of competent jurisdiction, the Parties agree that: (x) the Claim Bar Date shall instead be the date that is set forth in § 6-2-34; and (y) such holding shall not affect any other covenants, agreements, conditions, provisions or terms of Section 4.5 or this Agreement.

(i)As to Sites located in the State of Mississippi:

(i)The Parties acknowledge that, in accordance with Miss. Code Ann. § 43- 35-17, the term “condemnation” as used herein shall also mean “eminent domain”.

(ii)The Parties acknowledge and agree that the ninety (90) day period establishing the Claim Bar Date as provided in Section 4.5 above is shorter than the time period set forth in Miss. Code Ann. § 75-2-725. To the fullest extent permitted by law, each Party relinquishes its rights under § 75-2-725. In the event the ninety (90) day time period establishing the Claim Bar Date is held invalid or unenforceable by a court of competent jurisdiction, the Parties agree that: (x) the Claim Bar Date shall instead be the date that is set forth in § 75-2-725; and (y) such holding shall not affect any other covenants, agreements, conditions, provisions or terms of Section 4.5 or this Agreement.

(j)As to Sites located in the State of North Carolina:

(i)Buyer and Seller acknowledge that the following contracts or provision therein are void as against public policy in North Carolina:

(A)Any provision in a contract entered into in North Carolina that requires the prosecution of any action or the arbitration of any dispute that arises from the contract to be instituted or heard in another state is against public policy and is void and unenforceable. This prohibition shall not apply to non-consumer loan transactions or to any action or arbitration of a dispute that is commenced in another state pursuant to a forum selection provision with the consent of all parties to the contract at the time that the dispute arises;

(B)Any provision in a contract requiring a party to the contract to waive his right to a jury trial is unconscionable as a matter of law and the provision shall be unenforceable. This section does not prohibit parties from entering into agreements to arbitrate or engage in other forms of alternative dispute resolution.

(C)With some exceptions, any deed restriction, covenant, or similar binding agreement that runs with the land that would prohibit, or have the effect of prohibiting, the installation of a solar collector that gathers solar radiation as a substitute for traditional energy for water heating, active space heating and cooling, passive heating, or generating electricity for a residential property on land subject to the deed restriction, covenant, or agreement is void and unenforceable.

(ii)The Parties acknowledge and agree that the ninety (90) day period establishing the Claim Bar Date as provided in Section 4.5 above is shorter than the time period set forth in N.C.G.S. Section 1-52. To the fullest extent permitted by law, each Party relinquishes its rights under Section 1-52. In the event the ninety (90) day time period establishing the Claim Bar Date is held invalid or unenforceable by a court of competent jurisdiction, the Parties agree that: (x) the Claim Bar Date shall instead be the date that is three (3) years and one day after the date of Closing or accrual of the action; and (y) such holding shall not affect any other covenants, agreements, conditions, provisions or terms of Section 4.5 or this Agreement.

(k)As to Sites located in the State of Oklahoma:

(i)The Parties acknowledge and agree that the ninety (90) day period establishing the Claim Bar Date as provided in Section 4.5 above is shorter than the time period set forth in Okla. Stat. tit. 12, § 95 (2017). To the fullest extent permitted by law, each Party relinquishes its rights under § 95 (2017). In the event the ninety (90) day time period establishing the Claim Bar Date is held invalid or unenforceable by a court of competent jurisdiction, the Parties agree that: (x) the Claim Bar Date shall instead be the date that is five (5) years and one day after the date of Closing or accrual of the action; and (y) such holding shall not affect any other covenants, agreements, conditions, provisions or terms of Section 4.5 or this Agreement.

(ii)Article II, Section 19 of the Oklahoma Constitution provides that the right of trial by jury is inviolate except in civil cases where the amount in controversy does not exceed $1,500 and that contracts waiving the benefits of the Oklahoma Constitution are void. Oklahoma statutes which address the waiver of jury trial require the filing of a consent with the court clerk, an oral consent in open court or a consent in an appearance when the opposing party fails to appear, all of which cannot occur prior to the commencement of an action. See 12 §§ 556, 591 (2021).

(l)As to Sites located in the Commonwealth of Virginia, Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against any and all claims, losses, costs and expenses arising in regard to any unpaid sales tax lien owed by the applicable Selling Entity (or, if such Selling Entity is a disregarded entity for tax purposes, by the entity which reports such Selling Entity’s income on its tax returns) to the Commonwealth of Virginia Department of Revenue and based upon sales made during the period of time the Property was owned by such Selling Entity.

(m)As to Sites located in the State of Maryland, Seller makes the following disclosure:

Critical Area NoticePursuant to §14-117(d) of the Real Property Article of the Annotated Code of Maryland, Seller makes the following disclosure to Buyer:

Notice to Buyer Concerning the Chesapeake and Atlantic Coastal Bays Critical Area

Buyer is advised that all or a portion of the property may be located in the "critical area" of the Chesapeake and Atlantic Coastal Bays, and that additional zoning, land use, and resource protection regulations apply in this area. The "critical area" generally consists of all land and water areas within 1,000 feet beyond the landward boundaries of State or private wetlands, the Chesapeake Bay, the Atlantic Coastal Bays, and all of their tidal tributaries. The "critical area" also includes the waters of and lands under the Chesapeake Bay, the Atlantic Coastal Bays, and all of their tidal tributaries to the head of tide. For information as to whether the property is located within the critical area, Buyer may contact the local department of planning and zoning, which maintains maps showing the extent of the critical area in the jurisdiction. Allegany, Carroll, Frederick, Garrett, Howard, Montgomery and Washington counties do not include land located in the critical area.

(n)As to Sites located in the State of Tennessee, Seller makes the following disclosure:

(i)The Parties acknowledge and agree that the ninety (90) day period establishing the Claim Bar Date as provided in Section 4.5 above is shorter than the time period set forth in Tenn. Code Ann. § 28-3-101 et. seq., and 28-3-201, et. seq. To the fullest extent permitted by law, each Party relinquishes its rights thereunder.

(ii)The Parties acknowledge that any liquidation or limitation on damages set forth herein is deemed reasonable and not punitive, in accordance with Tenn. Code Ann.
§ 47-2-718.

Section 7.24 Cooperation for SEC Filings.

Upon Buyer’s request, for a period of one (1) year after the applicable Closing of such Selling Entity’s Site, each Selling Entity shall, as may be reasonably requested by Buyer or its designated accountants, make Records (as hereinafter defined) in the possession or control of Seller, available to Buyer and its designated accountants as soon as reasonably practicable to enable Buyer to (a) satisfy its obligations under Section 1.2(d)(v) relating to the Registration Statement or Prospectus Supplement, as applicable, and (b) file any filings required by the SEC in connection with the purchase of the Property. Each Selling Entity understands and acknowledges that AFIN will be required to file audited financial statements related to each acquired Site with the SEC within seventy-one (71) days of the date the Form 8-K for the applicable Closing is filed (the “Rule 3-14 Audit”). Notwithstanding anything to the contrary contained herein, Seller shall promptly provide AFIN with all Records as may be needed or reasonably requested by AFIN in order to permit AFIN to prepare and timely file the Rule 3-14 Audit at least thirty (30) days prior to the filing deadline for the respective Rule 3-14 Audit; provided, that if any request is made within the foregoing thirty (30) day period, Seller shall promptly provide the applicable Records within three (3) business days of such request. As used in this Section 7.24, “Records” shall mean the financial statements, including balance sheets, income statements, stockholders’ equity statements and cash flow statements and related notes prepared in accordance with United States generally accepted accounting standards, and any and all books, records, correspondence, financial data, Leases, delinquency reports and all other documents and matters in the possession of each such Selling Entity or its agents and relating to receipts, expenditures, contributions and distributions reasonably necessary to complete an audit pertaining to such Selling Entity’s Site for the three (3) most recent full calendar years and the interim period of the current calendar year.

[SIGNATURES COMMENCE ON THE NEXT PAGE]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date written above.
BUYER:

American Finance Operating Partnership, L.P., a Delaware limited partnership

By: /s/ Michael Anderson     Name: Michael Anderson     Title: Authorized Signatory

ARG SSSTRPA001, LLC,
a Delaware limited liability company

By: /s/ Michael Anderson     Name: Michael Anderson     Title: Authorized Signatory

ARG SMSHPPA001, LLC,
a Delaware limited liability company

By: /s/ Michael Anderson     Name: Michael Anderson     Title: Authorized Signatory

ARG CCCARPA001, LLC,
a Delaware limited liability company

By: /s/ Michael Anderson     Name: Michael Anderson     Title: Authorized Signatory

[BUYER SIGNATURE PAGE]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date written above.

SELLER:

COLE MT SAN JOSE CA, LP,
a Delaware limited partnership

By    Cole GP MT San Jose CA, LLC,
a Delaware limited liability company, its General Partner

By:        CIM Real Estate Finance Management, LLC, a Delaware limited liability company, its Manager

By: /s/ Nathan DeBacker     Name: Nathan DeBacker     Its: Vice President

COLE MT ALLEN PARK MI, LLC,
a Delaware limited liability company

By:    Cole REIT Management V, LLC,
a Delaware limited liability company, its Manager

By: /s/ Nathan DeBacker     Name: Nathan DeBacker     Its: Vice President

ARCP MT ENID OK, LLC VEREIT MT ELYRIA OH, LLC
COLE MT GAINESVILLE (DAWSONVILLE) GA, LLC VEREIT MT RALEIGH (SUMNER) NC, LLC,
each, a Delaware limited liability company

By:    CIM Income NAV Operating Partnership, LP, a Delaware limited partnership, their respective sole member

By:    Cypress Merger Sub, LLC,
a Maryland limited liability company
Its: General Partner

By: /s/ Nathan DeBacker     Name: Nathan DeBacker     Its: Vice President

COLE MT LOUDON TN, LLC

By:    Cypress Merger Sub, LLC,
a Maryland limited liability company, its sole member

By: /s/ Nathan DeBacker     Name: Nathan DeBacker     Its: Vice President

ALL THE ENTITIES LISTED ON THE BALANCE OF THIS PAGE AND THE FOLLOWING PAGE,
each, a Delaware limited liability company

By:        CIM Real Estate Finance Management, LLC a Delaware limited liability company, its Manager

By: /s/ Nathan DeBacker
Name: Nathan DeBacker Title: Vice President

Cole MT Albany GA, LLC ARCP MT Houston TX, LLC Cole MT Beavercreek OH, LLC Cole MT Schaumburg IL, LLC ARCP MT Louisville KY, LLC ARCP MT Rockford IL, LLC ARCP MT Carlisle PA, LLC Cole MT Albuquerque NM, LLC Cole MT Coventry RI, LLC
ARCP MT Hagerstown MD, LLC Cole MT Lafayette LA, LLC Cole MT Plover WI, LLC
Cole MT Darien IL, LLC Cole MT Decatur AL, LLC Cole MT Derby KS, LLC
VEREIT MT Oshkosh WI, LLC
ARCP MT Austell GA, LLC
Cole MT Evergreen Park, IL, LLC Cole DET Evergreen IL, LLC Cole MT Brookfield WI, LLC
Cole MT Statesville NC, LLC ARCP MT Glen Ellyn IL, LLC ARCP MT Fort Wayne IN, LLC ARCP MT Manitowoc WI, LLC Cole MT Waxahachie TX, LLC ARCP MT Houma LA, LLC
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ARCP MT Lafayette IN, LLC ARCP MT Lawton OK, LLC
VEREIT MT Salisbury MD, LLC ARCP MT Columbus IN, LLC ARCP MT Vienna WV, LLC
ARCP MT Muskegon MI, LLC VEREIT MT Ashtabula OH, LLC Cole MT Mobile AL, LLC VEREIT MT Ashland KY, LLC
ARCP MT Morganton NC, LLC Cole NR Tampa FL, LLC
Cole MT Reynoldsburg OH, LLC VEREIT MT Owensboro KY, LLC Stringtown South, LLC
ARCP MT Monroe LA, LLC
VEREIT MT Plainfield IL, LLC
Cole MT Albuquerque (San Mateo) NM, LLC Cole MT Duncan SC, LLC
VEREIT MT Lady Lake FL, LLC
ARCP MT Shippensburg PA, LLC ARCP MT Salina KS, LLC
ARCP MT Stroudsburg PA, LLC ARCP MT Bowling Green KY, LLC ARCP MT Abilene TX, LLC
ARCP MT Springfield IL, LLC ARCP MT Springfield OH, LLC ARCP MT Jefferson City MO, LLC Cole MT Riverview FL, LLC
Cole MT Rocky Mount NC, LLC Cole MT Columbia SC, LLC Cole MT Marietta Ga, LLC VEREIT MT Sturbridge MA, LLC Cole MT Columbus OH, LLC Cole MT Williamsburg VA, LLC ARCP MT Hattiesburg MS, LLC
ARCP MT Mount Pleasant SC, LLC ARCP MT Florence KY, LLC
Cole MT Marion IN, LLC
ARCP MT Albuquerque NM, LLC Cole MT Newburgh NY, LLC Cole MT Salisbury NC, LLC
Cole MT Salisbury (Wallace Commons II) NC, LLC VEREIT MT Summerville SC, LLC
Cole MT Clarksville IN, LLC Cole MT Jacksonville NC, LLC
Cole MT San Antonio (Highway 151) TX, LLC ARCP MT Springfield MA, LLC
Cole AS Valdosta GA, LLC Cole WG Huntsville AL, LLC
[SELLER SIGNATURE PAGE]
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SOLELY FOR PURPOSES OF SECTION 1.2(D) AND ARTICLE 4 HEREOF:

AFIN:

American Finance Trust, Inc.
By: /s/ Michael Anderson     Name: Michael Anderson     Title: Authorized Signatory

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ESCROW AGENT’S ACCEPTANCE

The foregoing fully executed Agreement is accepted by the undersigned as the “Escrow Agent” under this Agreement this 17th day of December, 2021. Escrow Agent accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Sarah Buvala     Name: Sarah Buvala     Title: Escrow Agent